UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       EAGLE WIRELESS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                      TEXAS
         (State or other jurisdiction of incorporation or organization)

                                      3663
            (Primary Standard Industrial Classification Code Number)

                                   76-0494995
                     (I.R.S. Employer Identification Number)

              101 COURAGEOUS DRIVE, LEAGUE CITY, TEXAS   77573-3925
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Dr. H. Dean Cubley
                                    President
                              101 Courageous Drive
                         League City, Texas   77573-3925
                                 (281) 538-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                              Richard O. Weed, Esq.
                                 Weed & Co. L.P.
                         4695 MacArthur Ct., Suite 1450
                             Newport Beach, CA 92660
                             Telephone 949.475.9086
                             Facsimile 949.475.9087


Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is effective and all other conditions of the transaction described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with GENERAL INSTRUCTION G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to RULE 462(B) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

    If this Form is a post-effective amendment filed pursuant to RULE 462(D) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
   Title of each                     Proposed maximum   Proposed maximum      Amount of
class of securities   Amount to be    offering price    aggregate offering   registration
 to be registered      registered        per unit             price              fee
=========================================================================================
 $.001 par value
 common stock        29,450,740(1)     3.1875(2)         $93,874,233.75       $24,782.80
=========================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act, based upon the average of the high and low prices of common stock of Eagle Wireless International, Inc. on November 3, 2000 of $3.1875.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. Eagle may not issue the common stock to be issued in connection with the transactions described in this joint proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION NOVEMBER 9, 2000.

TO THE STOCKHOLDERS OF EAGLE WIRELESS INTERNATIONAL, INC.
AND CLEARWORKS.NET, INC.:

Eagle Wireless International, Inc. and ClearWorks.net, Inc. have entered into an Agreement and Plan of Reorganization dated September 15, 2000. Eagle will issue
0.8 shares of Eagle common stock for each share of ClearWorks. Further, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

Eagle's common stock is traded on the American Stock Exchange under the symbol "EAG." ClearWorks' shares are currently listed and traded on the American Stock Exchange under the symbol "CLW." On November 3, 2000 the last reported sale price for Eagle common stock was $3.187 per share. On November 3, 2000 the last reported sale price for ClearWorks common stock was $2.375 per share. Following the merger, Eagle's common stock will continue to be listed on the American Stock Exchange under the symbol "EAG."

The merger is subject to Eagle's stockholders' approval of the proposed share issuance in connection with the merger, and ClearWork's stockholders' approval of the Merger Agreement. The board of directors of Eagle has approved the merger and unanimously recommends that Eagle's stockholders vote in favor of the merger. Likewise, the board of directors of ClearWorks has approved the merger and unanimously recommends that ClearWorks' stockholders vote in favor of the merger. THE BOARDS OF DIRECTORS OF BOTH EAGLE AND CLEARWORKS URGE YOU TO READ THIS DOCUMENT, INCLUDING THE SECTION DESCRIBING THE RISK FACTORS THAT BEGINS ON PAGE 11.

The date, times and places of the two special meetings are as follows:

    For Eagle stockholders:                    For ClearWorks stockholders:
          2:00 p.m.                                     10:00 a.m.
      December 29, 2000                             December 29, 2000
    2500 South Shore Blvd.                          2900 Briarpark Ave
   League City, Texas 77573                        Houston, Texas 77042

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. The date of this joint proxy statement/prospectus is ___________ __, 2000 and was first mailed to Eagle and Clearworks stockholders on ________ ___, 2000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR OF THE SECURITIES TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        EAGLE WIRELESS INTERNATIONAL INC.

                    Notice of Special Meeting of Stockholders
                          To be Held December 29, 2000

To the stockholders:

We invite you to attend a special meeting of the stockholders of Eagle Wireless International, Inc., which will be held at 2:00 p.m., Texas time on December 29, 2000 at 2500 South Shore Blvd., League City, Texas 77573.

At this meeting, you will be asked to consider and vote upon the following proposals:

1. To authorize the proposed issuance of shares of Eagle common stock and the assumption of stock options and warrants in connection with the Agreement and Plan of Reorganization (the "Merger Agreement") between Eagle and ClearWorks.net, Inc., a Delaware corporation.

2. To act upon such other matters as may properly come before the meeting.

     Only stockholders of record as of the date of this notice are entitled to vote at this meeting and any adjournments thereof. You may revoke this proxy at any time before the vote is taken by delivering to Eagle either a written revocation or a later-dated proxy. You may also revoke your proxy orally at the special meeting.

                                      By order of the Board of Directors,
                                      /s/ DR. H. DEAN CUBLEY
                                          Dr. H Dean Cubley

THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS INCLUDES A SUMMARY OF TERMS OF THE MERGER AGREEMENT AND CERTAIN RELATED INFORMATION. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY.

YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT IT IS IN THE BEST INTEREST OF EAGLE AND ITS STOCKHOLDERS FOR EAGLE TO ACQUIRE CLEARWORKS PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

If you have any questions in regard to the proposed transaction, please contact Clareen O'Quinn, Investor Relations, Eagle Wireless International, Inc., 101 Courageous Drive, League City, Texas 77573.

                              CLEARWORKS.NET, INC.

                    Notice of Special Meeting of Stockholders
                          To be Held December 29, 2000

To the stockholders:

We invite you to attend a special meeting of the stockholders of ClearWorks.net, Inc., which will be held at 10:00 a.m., Texas time on December 29, 2000 at 2900 Briarpark Ave., Houston, Texas 77042.

At this meeting, you will be asked to consider and vote upon the following proposals:

1. To approve the Agreement and Plan of Reorganization (the "Merger Agreement") between Eagle Wireless International, Inc., a Texas corporation, and ClearWorks.

2. To act upon such other matters as may properly come before the meeting.

Only stockholders of record as of the date of this notice are entitled to vote at this meeting and any adjournments thereof. You may revoke this proxy at any time before the vote is taken by delivering to ClearWorks either a written revocation or a later-dated proxy. You may also revoke your proxy orally at the special meeting.

                                      By order of the Board of Directors,
                                      /s/ MICHAEL T. MCCLERE
                                          Michael T. McClere

THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS INCLUDES A SUMMARY OF TERMS OF THE MERGER AGREEMENT AND CERTAIN RELATED INFORMATION. WE ENCOURAGE YOU TO READ THIS DOCUMENT CAREFULLY.

YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT, AND HAS DETERMINED THAT IT IS IN THE BEST INTEREST OF CLEARWORKS AND ITS STOCKHOLDERS TO APPROVE THE MERGER AGREEMENT. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                       Eagle Wireless International, Inc.
                             Shares of Common Stock
                             -----------------------

                              Joint Proxy Statement
                                       For
                       Eagle Wireless International, Inc.
                         Special Meeting of Stockholders
                         To be held on December 29, 2000

                                       And

                              ClearWorks.net, Inc.
                         Special Meeting of Stockholders
                         To be held on December 29, 2000

This joint proxy statement/prospectus relates to a proposed merger pursuant to the terms of an Agreement and Plan of Reorganization dated September 15, 2000 between Eagle, Eagle Acquisition Corporation and ClearWorks. Under the Merger Agreement, Eagle acquires 100% of the outstanding common stock of ClearWorks and merges Eagle Acquisition Corporation, a wholly-owned subsidiary of Eagle, with ClearWorks. Eagle will issue 0.8 shares of Eagle common stock for each share of ClearWorks. Further, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio.

Eagle will pay the costs of registering the shares under this prospectus, including legal fees.

An investment in Eagle common stock involves risks. See Risk Factors beginning on page 11.

                             ADDITIONAL INFORMATION

THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EAGLE THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT; AND THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST. YOU MAY OBTAIN THIS INFORMATION BY WRITING TO EAGLE WIRELESS INTERNATIONAL, INC., ATTENTION: INVESTOR RELATIONS, 101 COURAGEOUS DRIVE, LEAGUE CITY, TEXAS 77573 OR TELEPHONING EAGLE AT (281) 538-6000. TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST THE INFORMATION NO LATER THAN DECEMBER 22, 2000.

     The date of this joint proxy statement/prospectus is _____________ , 2000.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EAGLE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN AT ITS DATE IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY..........................................................   8
  The Companies.............................................................   8
  The Merger Agreement......................................................   8
  Questions and Answers about the Merger....................................   9
  Risk Factors..............................................................  11
    Risk Factors Related to The Merger Agreement............................  11
    Risk Factors Relating to the Business of Eagle..........................  12
  Selected Historical Consolidated and Unaudited
    Pro Forma Combined Financial Information................................  17
  Comparative Per Share Data................................................  20
  Comparative Market Price Information......................................  21
  Directors, Executive Officers and Their Affiliates........................  23
  Other Matters.............................................................  23
TERMS OF THE MERGER.........................................................  23
  The Merger Agreement......................................................  23
  Differences in the Rights of Stockholders.................................  24
  Federal Tax Consequences..................................................  26
PRO FORMA FINANCIAL INFORMATION.............................................  26
MATERIAL CONTRACTS WITH CLEARWORKS..........................................  32
INTERESTS OF NAMED EXPERTS AND COUNSEL......................................  33
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES............................................  33
INFORMATION ABOUT THE REGISTRANT............................................  34
  Eagle Wireless International, Inc.........................................  34
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................................  45
  Description of Property...................................................  47
  Legal Proceedings.........................................................  47
  Market Price of and Dividends on Common Equity
    and Related Stockholder Matters.........................................  48
INFORMATION ABOUT THE COMPANY BEING ACQUIRED................................  49
  ClearWorks.net, Inc.......................................................  49
  Management's Discussion and Analysis of Financial
    Condition and Results of Operations.....................................  60
  Description of Property...................................................  67
  Legal Proceedings.........................................................  68
  Market Price of and Dividends on Common Equity
    and Related Stockholder Matters.........................................  73
VOTING AND MANAGEMENT INFORMATION...........................................  74
  Eagle Wireless International, Inc.........................................  74
  ClearWorks.net............................................................  79
INDEX TO FINANCIAL STATEMENTS............................................... F-1

Until ____, 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

                                  THE COMPANIES

EAGLE WIRELESS INTERNATIONAL, INC.

Eagle Wireless International, Inc. was incorporated in the state of Texas on May 24, 1993 and commenced business in April of 1996. Eagle and its subsidiaries, BroadbandMagic.com, Atlanticpacific Communications, Inc., and etoolz, Inc. are leading suppliers of cabling, multi-media set top devices, telecommunications equipment and related software used by service providers in the messaging and other wireless personal communications markets. Eagle designs, manufactures, markets and services its products under the Eagle, BroadbandMagic.com, etoolz and Atlanticpacific Communications, Inc. names. These products include cabling, multi-media set top devices, transmitters, communication systems, including messaging, voice messaging and mobile data systems, and radio telephone systems. Eagle formed Eagle Acquisition Corporation to complete the merger with ClearWorks.

Eagle is located at 101 Courageous Drive, League City, Texas 77573 and its phone number is (281) 538-6000.

CLEARWORKS.NET, INC.

ClearWorks.net, Inc., a Delaware corporation, provides voice, data and video transmission services to residential and commercial customers located primarily in the Houston, Texas area. Its services consist of installing and maintaining fiber optic cable and copper wire. ClearWorks then sells Internet access, telephone service, and television programming over those lines. ClearWorks is located at 2450 Fondren, Suite 200, Houston, Texas 77063 and its telephone number is (713) 334-2595.

                              THE MERGER AGREEMENT

Eagle seeks to register 29,450,740 shares of Eagle common stock, $.001 par value, in connection with an Agreement and Plan of Reorganization dated September 15, 2000. As a result of the merger, stockholders of ClearWorks will hold in the aggregate approximately 53% of the outstanding common stock of Eagle following completion of the merger. In addition to the share issuance, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio. As of November 1, 2000, ClearWorks had warrants to purchase approximately 3,709,584 shares of ClearWorks common stock outstanding, which would become options to purchase approximately 2,967,668 shares of Eagle common stock after the merger.

Registrar & Transfer Company will act as the exchange agent for the merger.

Terms of the Merger Agreement provide that ClearWorks will merge with Eagle Acquisition Corporation, a Delaware corporation, and that all of ClearWorks' public stockholders at the effective time of the merger will become public stockholders of Eagle. It is anticipated that ClearWorks will continue to function in most respects and perform the same services as is currently the case. Eagle will pay all of its legal and accounting costs and the legal, accounting and auditing cost necessary to prepare for the closing of the Merger Agreement and this registration statement. ClearWorks will pay all of its professional fees necessary to complete this transaction, including legal and accounting fees incurred by ClearWorks in connection with the merger.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  As a Eagle stockholder, why am I being asked to approve the merger?

A: The Merger Agreement requires Eagle to issue approximately 29,450,740 additional shares of its common stock. The issuance of new shares will result in a 53% increase in the number of outstanding shares of Eagle. Under the listing standards, policies and requirements of the American Stock Exchange, Eagle agreed to seek approval of its stockholders where the issuance of common stock could result in an increase in Eagle's outstanding common shares of 20% or more.

Q:  As a ClearWorks stockholder, why am I being asked to approve the merger?

A: Under the Merger Agreement, all shares of ClearWorks will be cancelled in exchange for newly issued shares of Eagle. Delaware law requires the affirmative vote of holders of a majority of the outstanding shares in order to approve the merger.

Q:  As a ClearWorks stockholder, what will I receive in the merger?

A: You will receive 0.8 of a share of Eagle common stock in exchange for each share of common stock of ClearWorks that you hold. No fractional shares will be issued. For example, if you own 100 shares of common stock of ClearWorks, you will receive 80 shares of Eagle common stock on the date the merger becomes effective in exchange for your shares of common stock of ClearWorks.

Q: What will happen to the outstanding options to purchase shares of ClearWorks common stock as a result of the merger?

A: Each outstanding option to purchase shares of ClearWorks common stock will be assumed by Eagle. The number of shares of Eagle common stock issuable upon the exercise of an assumed option will be equal to the number of shares of ClearWorks common stock subject to the option multiplied by 0.8. The per share exercise price of an assumed option will be determined by dividing the exercise price of the option in effect immediately prior to the merger by 0.8. The resulting exercise price will then be rounded up to the nearest whole cent. For example, an option to purchase 100 shares of ClearWorks common stock at an exercise price of $50.00 per share will become after the merger an option to purchase 80 shares of Eagle common stock at an exercise price of $62.50 per share.

Q:  What are the tax consequences to me of the merger?

A: Eagle and ClearWorks have structured the merger so that for federal income tax purposes, the ClearWorks stockholders will generally not recognize a gain or a loss upon the receipt of the Eagle common stock in the merger, except with respect to cash received in lieu of fractional shares. Please read carefully the discussion of "Federal Income Tax Consequences" beginning on page 26 below. Eagle and ClearWorks have conditioned the completion of the merger on receipt of legal opinions regarding the tax consequences of the merger.

Q:  What do I need to do now?

A: After carefully reading and considering the information contained in this document, please fill out, date and sign your proxy card. Then mail your signed proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at the special meeting.

Q: If my shares are held in "STREET NAME" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  Can I change my vote after I have mailed my signed proxy card?

A: Yes, you may revoke this proxy at any time before the vote is taken by delivering to your respective company either a written revocation or a later-dated proxy. You may also revoke your proxy orally at the special meeting.

Q:  Should I send in my ClearWorks stock certificates now?

A: No. Eagle will send you written instructions on how to exchange your stock certificates after the merger is completed.

Q: If I hold ClearWorks stock options, do I have to do anything with my options?

A: No. Options will be assumed as noted above and in accordance with the terms of Merger Agreement.

Q:  When do you expect the merger to be completed?

A: Assuming that Eagle and ClearWorks satisfy or waive all of the other conditions to closing contained in the Merger Agreement, the merger will occur as soon as practicable after receiving the required vote of the stockholders of Eagle and ClearWorks.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. EAGLE'S BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. FURTHER, THERE MAY BE ADDITIONAL RISKS NOT KNOWN TO EAGLE AT THIS TIME. THE TRADING PRICE OF SHARES OF EAGLE COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. EAGLE'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY EAGLE DESCRIBED BELOW OR RISKS NOT KNOWN TO IT AT THIS TIME.

                    RISK FACTORS RELATED TO MERGER AGREEMENT

FAILURE TO COMPLETE THE MERGER AGREEMENT COULD NEGATIVELY IMPACT EAGLE'S STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS. If the merger agreement is not completed for any reason, Eagle may be subject to a number of material risks. For example, the price of Eagle common stock may decline to the extent, if any, that the current market price of Eagle common stock reflects an assumption by investors that the merger agreement will be completed. Also, the costs incurred by Eagle related to the merger agreement, including legal and accounting fees, and a portion of financial advisor fees, must be paid even if the merger agreement is not completed.

THERE MAY NOT BE A MARKET FOR EAGLE COMMON STOCK FOLLOWING THE COMPLETION OF THIS MERGER AGREEMENT. Upon effectiveness of this registration statement, Eagle shares will be registered under the Securities Act. However, there can be no assurance as to the liquidity of any market for the Eagle shares that may develop, your ability to sell the Eagle shares or the price at which you will be able to sell your shares.

IF EAGLE CANNOT SUCCESSFULLY INTEGRATE CLEARWORKS AND ITSELF, THE ANTICIPATED ADVANTAGES OF THE BUSINESS COMBINATION BETWEEN EAGLE AND CLEARWORKS MAY NOT BE REALIZED, IN FULL, IF AT ALL. The integration of ClearWorks and its subsidiaries into Eagle will require the dedication of Eagle management resources. This may distract management's attention from management of the day to day business of Eagle. Retention of key employees by Eagle and the combined company of ClearWorks and its subsidiaries and Eagle has been, and will remain critical to ensure continued advancement, development and support of the companies' technologies, and ongoing sales and market efforts. The inability to retain key technical, sales or marketing personnel after the merger would adversely effect the combined company's business.

UNCERTAINTIES ASSOCIATED WITH THE MERGER AGREEMENT MAY CAUSE EAGLE AND CLEARWORKS TO LOSE KEY PERSONNEL. Current and prospective Eagle and ClearWorks employees may experience uncertainty about their future roles with Eagle or the combined company. This uncertainty may adversely affect Eagle and ClearWorks' ability to attract and retain key management, sales, marketing and technical personnel.

CUSTOMERS OF EAGLE AND CLEARWORKS MAY DELAY OR CANCEL ORDERS AS A RESULT OF CONCERNS OVER THE MERGER AGREEMENT. The announcement and closing of the merger agreement could cause customers and potential customers of Eagle and ClearWorks to delay and cancel orders for products or services as a result of customer concerns and uncertainty over the evolution, integration and support of Eagle's or ClearWorks' products and services. A delay or cancellation of orders could have a material adverse effect on the business of Eagle and ClearWorks.

                  RISK FACTORS RELATED TO THE BUSINESS OF EAGLE

EAGLE HAS A LIMITED OPERATING HISTORY AND EXPECTS TO ENCOUNTER RISKS FREQUENTLY FACED BY SUCH COMPANIES. Eagle has a limited operating history and, accordingly, is subject to all of the substantial risks inherent in the commencement of a new business enterprise. Additionally, Eagle has a limited business history that investors can analyze to aid them in making an informed judgment as to the merits of an investment in Eagle. Any investment in Eagle should be considered a high risk investment because it is a start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject. Eagle's prospects must be considered in light of the risks, expenses and difficulties encountered in establishing a new business in a highly competitive industry characterized by rapid technological development.

ALTHOUGH EAGLE HAS HAD A HISTORY OF EARNINGS, EAGLE HAS HAD A DECREASE IN EARNINGS AND REVENUES IN FISCAL 1999 AND FOR THE FIRST NINE MONTHS OF FISCAL 2000. THEREFORE, EAGLE MAY INCUR LOSSES IN THE FUTURE AND THERE CAN BE NO ASSURANCE WHEN OR IF IT WILL SUSTAIN LONG-TERM PROFITABILITY. Eagle had net sales of $4,827,434 and net earnings of $770,968 for the year ended August 31, 1998 and net sales of $2,217,275 and net earnings of $168,271 for the year ended August 31, 1999. The decreases in Eagle's earnings and revenues are primarily attributed to completion of contracts for its messaging and personal communication systems and increases in research and development expenses for its convergent set-top device. However, net sales of $2,053,000 and net earnings of $164,000 for the nine months ended May 31, 1999 compared to net sales of $3,173,000 and net earnings of $444,000 for the nine month period ended May 31, 2000 show slight increases. Eagle may incur losses in the future, and there can be no assurance when or if it will sustain long-term profitability.

EAGLE'S PRODUCTS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND AN INABILITY ON ITS PART TO ADAPT OR ADJUST ITS TECHNOLOGY TO THESE DEVELOPMENTS MAY HAVE A MATERIAL ADVERSE EFFECT ON ITS BUSINESS. The design, development, and manufacturing of personal communication systems, specialized mobile radio products and multimedia entertainment products are highly competitive and characterized by rapid technology changes. Eagle will compete with other existing products and may compete against other development technology. Development by others of new or improved products or technologies may make Eagle's products obsolete or less competitive. While management believes that Eagle's products are based on established state-of-the-art technology, there can be no assurance that they will not be obsolete in the near future or that Eagle will be able to develop a commercial market for its products in response to future technology advances and developments.

EAGLE'S CONVERGENT SET-TOP BOXES ARE IN THE INITIAL STAGES OF DEVELOPMENT, AND EAGLE MAY NOT BE ABLE TO EFFECTIVELY MASS PRODUCE OR MASS MARKET THESE NEW PRODUCTS. Eagle has developed several models of its convergent set-top box product line, and is currently in negotiations to obtain the necessary additional financing to mass produce and market these devices. Eagle may not be able to obtain such financing, and even if it does may not be able to continue to effectively mass produce or mass market these products.

EAGLE IS DEPENDENT ON ITS KEY PERSONNEL AND LOSS OF THESE PERSONNEL MAY HAVE AN ADVERSE EFFECT ON ITS BUSINESS. The success of Eagle is dependent upon, among other things, the services of Dr. H. Dean Cubley, president and chief executive officer and James Futer, executive vice-president and chief operating officer. The loss of the services of Dr. Cubley or Mr. Futer, for any reason, could have a material adverse effect on the prospects of Eagle. Eagle has not entered into employment agreements with Dr. Cubley and Mr. Futer but does maintain $ 5 million of key-man life insurance on Dr. Cubley. Eagle has enlisted experienced personnel in several key positions; however, there can be no assurance that Eagle will be able to continue to attract and retain qualified employees to implement its business plan.

EAGLE'S SUCCESS DEPENDS UPON ITS ABILITY TO PROTECT ITS PROPRIETARY TECHNOLOGIES. Eagle relies on non-disclosure agreements with employees, and common law remedies with respect to its proprietary technology and the filing of patents on its key technology. There can be no assurance that others will not misappropriate Eagle's proprietary technologies or develop competitive technologies or products that could adversely affect Eagle. In addition, although Eagle is not aware of any infringement claims against it or any circumstances that could lead to such claims, there can be no assurance that these claims could not be made which could adversely affect its business.

Eagle's efforts to protect its intellectual property may cause it to become involved in costly and lengthy litigation, which could seriously harm its business. In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although it has not become involved in intellectual property litigation, it may become involved in litigation in the future to protect its intellectual property or defend allegations of infringement asserted by others. Legal proceedings could subject it to significant liability for damages or invalidate Eagle's proprietary rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management's time and attention. Any potential intellectual property litigation also could force Eagle to take specific actions, including:

    o  Cease selling its products that use the challenged intellectual property;

    o Obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

    o  Redesign those products that use infringing intellectual property.

THE MESSAGING AND PERSONAL COMMUNICATIONS INDUSTRY IS HEAVILY REGULATED AND COMPLIANCE WITH FEDERAL LAWS MAY BE OVERLY BURDENSOME AND COSTLY FOR EAGLE. The messaging and personal communications industry is heavily regulated. Although compliance with these laws and regulations historically has not had a material adverse effect on Eagle's competitive position, operations or financial condition or required material capital expenditures, there is no assurance that the implementation of new or amended laws or regulations in the future would not have this effect or require these expenditures.

EAGLE FACES SUBSTANTIAL COMPETITION FROM COMPETITORS WITH SIGNIFICANTLY GREATER RESOURCES. The wireless personal communications industry includes equipment manufacturers that serve many of the same customers served by Eagle. Substantially all of Eagle's competitors have significantly greater resources, including financial, technical and marketing, than Eagle, and there can be no assurance that Eagle will be able to compete successfully in the future.

Eagle faces competition from many entities with significantly greater financial resources, well-established brand names and larger customer bases. The numerous companies that may seek to enter its industry may expose Eagle to severe price competition for its products and services. Eagle expects competition to intensify in the future and expects significant competition from traditional and new telecommunications companies including, local, long distance, cable modem, Internet, digital subscriber line, microwave, mobile and satellite data providers.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT EAGLE'S ABILITY TO PROVIDE PRODUCTS OR SERVICES AND HAVE A MATERIALLY ADVERSE EFFECT ON EAGLE'S BUSINESS. Eagle's operations are dependant upon its ability to support its highly complex network infrastructure. Many of its customers are particularly dependent on an uninterrupted supply of services. Any damage or failure that causes interruptions in its operations could result in loss of these customers and condition. Because of the nature of the services Eagle supplies and the complexity of Eagle's network, it is not feasible to maintain backup systems, and the occurrence of a natural disaster, operational disruption or other unanticipated problem could cause interruptions in the services it provides.

Additionally, the failure of a major supplier to provide the components and parts necessary for its products and services, or of a major customer to continue buying its goods and services, as a result of a natural disaster, operational disruption or any other reason, could cause interruptions in the service Eagle provides and adversely affect its business prospects, financial condition and results of operations.

STOCKHOLDERS FACE POSSIBLE VOLATILITY OF STOCK PRICE FOR EAGLE STOCK. The market price of the common stock may experience fluctuations that are unrelated to the operating performance of Eagle. Eagle recently experienced a decrease in the market price of its common stock and the market price of its common stock has been quite volatile in the last 12 months. Eagle can provide no assurance that the current price will be maintained.

As of November 1, 2000, a total of 26,524,163 shares of common stock were outstanding. The resale of the shares of common stock offered hereby, along with the resale of the shares of common stock issuable upon the exercise of the stock options may have a negative impact on Eagle's stock price.

THE BOARD OF DIRECTORS HAVE UNLIMITED DISCRETION TO ISSUE EAGLE PREFERRED STOCK THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK. The Board of Directors of Eagle has the authority to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences as they may determined. Accordingly, the Board of Directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Eagle common stock. Companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors could, without further shareholder approval, issue preferred stock with rights that could discourage an attempt to obtain control of Eagle in a transaction not approved by the Board of Directors.

CONTINUED GROWTH OF EAGLE'S BUSINESS DEPENDS ON ITS ABILITY TO MANAGE EXPANSION AND DEVELOPMENT EFFECTIVELY. Eagle's ability to manage expansion effectively will require it to continue to implement and improve its operating, financial and accounting systems and to hire train and manage new employees. Among other things, the continued expansion and development of Eagle's business will also depend on its ability to continue to grow as a supplier of telecommunications equipment and related software used by service providers in the messaging and other wireless personal communications market. In addition, it must perform these tasks in a timely manner, at a reasonable cost and on satisfactory terms and conditions. Failure to effectively manage Eagle's planned expansion could have a material adverse effect on its business, growth, financial condition, results of operations and the market price of Eagle common stock. Eagle's expansion may involve acquiring other companies and assets. These acquisitions could divert its resources and management attention and require integration with its existing operations. Eagle cannot assure you that these acquisitions will be successful. Eagle further cannot assure you that it will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements and emerging industry standards. Even if Eagle is successful, it cannot assure you that its lack of significant experience with respect to a new service or market will not hinder its ability to successfully capitalize on any such opportunity.

FAILURE TO EXPAND EAGLE'S DISTRIBUTION CHANNELS AND MANAGE EAGLE'S DISTRIBUTION RELATIONSHIPS MAY ADVERSELY EFFECT ITS OPERATIONS. The future growth of Eagle's business will depend in part on its ability to expand its existing relationships with distributors and resellers, develop additional channels for the distribution and sale of Eagle products and manage these relationships. As part of Eagle's growth strategy, Eagle intends to expand its relationships with distributors and resellers. The inability to successfully execute this strategy could impede its future growth.

THE LOSS OF EAGLE'S CONTRACT SUPPLIERS, OR FAILURE TO FORECAST DEMAND ACCURATELY FOR ITS PRODUCTS OR TO MANAGE ITS RELATIONSHIP WITH ITS CONTRACT SUPPLIERS SUCCESSFULLY, WOULD NEGATIVELY IMPACT EAGLE'S ABILITY TO MANUFACTURE AND SELL ITS PRODUCTS. To date Eagle relies on third party suppliers for component and assemblies used in Eagle's products. If its relationship with these suppliers was harmed for any reason or its demand for products was higher than these suppliers could produce, Eagle may have to locate alternative suppliers. Although Eagle believes that other suppliers of the components and assemblies it requires exist, it may be difficult to contract with these suppliers in time to avoid a negative impact on its operations. Further, there can be no assurance that these contracts, if Eagle were able to enter into these contracts, would be favorable to it.

FORWARD-LOOKING STATEMENTS

Except for historical information contained in this prospectus, the matters discussed in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include Eagle's dependence on the timely development, introduction and customer acceptance of products, the impact of competition and downward pricing pressures, the ability of Eagle to generate revenues and raise any needed capital, the effect of changing economic conditions, and risks in technology development.

            SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

The following selected historical annual financial data of Eagle and ClearWorks has been derived from their respective historical financial statements and should be read in conjunction with those financial statements and the notes related to those financial statements. The financial statements of Eagle for the fiscal year ended August 31, 1999 and August 31, 1998 are found on pages F-1 through F-23. The financial statements for ClearWorks for the fiscal years ended December 31, 1999 and December 31, 1998 are found on pages F-37 through F-60.

The unaudited selected historical financial information as of May 31, 2000 of Eagle and the unaudited selected historical financial information as of June 30, 2000 of ClearWorks are derived from their respective unaudited financial statements and should be read in conjunction with those statements and the notes related to those financial statements which are included. In the opinion of Eagle and ClearWorks' respective management, the financial statements reflect all normal and recurring adjustments necessary for the fair presentation of the unaudited interim financial information. The results of operations for those interim periods are not necessarily indicative of the results to be expected for the entire year.

The business combination will be accounted for under the purchase method of accounting. Accordingly, the unaudited pro forma combined condensed balance sheet at June 30, 2000 includes the accounts of Eagle on a historical cost basis and the assets and liabilities of ClearWorks at acquisition cost, allocated by relative estimated fair value as of the date of the acquisition. The estimated purchase price allocations have been made on a preliminary basis and may change as additional information becomes known. The unaudited pro forma combined statements of operations data have been presented as if the business combinations took place at the beginning of the periods presented. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the if the business combination had been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operations or financial period.

                    Eagle Historical Condensed Financial Data

                                      AT AND FOR YEAR ENDED
                                            AUGUST 31,
------------------------------------------------------------------------------------
                                                                          9m ended May
                      1995        1996       1997       1998       1999     31, 2000
                    (audited)  (audited)  (audited)  (audited)  (audited) (unaudited)
------------------  ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Total Revenue               0  1,028,942  4,300,129  5,254,578   3,016,373   4,083,286
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Total Costs and             0    991,055  3,231,913  4,106,126   2,757,242   3,424,286
Operating Expenses
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Income (Loss)               0     37,887  1,068,216  1,148,452     259,131     659,000
From Operations
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Net Income (Loss)           0     32,204    728,494    770,968     168,271     444,000
------------------  ---------  ---------  ---------  ---------  ----------  ----------
CONSOLIDATED
BALANCE SHEET DATA
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Working Capital             0  1,657,320  6,090,971  6,812,622   1,658,303  31,749,000
(deficit)
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Total Assets            1,000  3,446,992  7,379,898  8,550,443  10,320,282  47,802,000
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Long Term Debt              0     16,704      2,791      8,621       3,939      27,000
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Stockholder's           1,000  2,077,006  6,592,388  7,516,168   8,894,317  44,914,000
Equity (Deficit)
------------------  ---------  ---------  ---------  ---------  ----------  ----------
Cash Dividends           0.00       0.00       0.00       0.00        0.00        0.00
Declared Per
Common Share
------------------  ---------  ---------  ---------  ---------  ----------  ----------

                 ClearWorks Historical Condensed Financial Data

                                          AT AND FOR YEAR ENDED
                                               DECEMBER 31,
------------------------------------------------------------------------------------------
                       1995       1996        1997      1998        1999      For the Six
                                                                              Months Ended
                                                                             June 30, 2000
                                                                              (unaudited)
------------------  ---------  ---------  ---------  ---------   ----------  -------------
CONSOLIDATED
STATEMENT OF
OPERATIONS DATA
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Total Revenue             n/a        n/a    114,000  1,090,000    3,032,000   12,977,000
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Total Costs and           n/a        n/a    105,000  1,332,000    7,430,000   16,105,000
Operating Expenses
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Income (Loss)             n/a        n/a      9,000   (242,000)  (4,398,000)  (3,128,000)
From Operations
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Net Income (Loss)         n/a        n/a      8,000   (252,000)  (5,159,000)  (7,487,000)
------------------  ---------  ---------  ---------  ---------   ----------   ----------
CONSOLIDATED
BALANCE SHEET DATA
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Working Capital           n/a        n/a      4,000     91,000      978,000     (803,000)
(Deficit)
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Total Assets              n/a        n/a     72,000  1,190,000   13,758,000   16,926,000
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Long Term Debt            n/a        n/a     46,000     70,000    3,320,000    3,078,000
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Stockholder's             n/a        n/a      9,000    884,000    5,770,000    6,675,000
Equity (Deficit)
------------------  ---------  ---------  ---------  ---------   ----------   ----------
Cash Dividends            n/a        n/a       0.00       0.00         0.00         0.00
Declared Per
Common Share
------------------  ---------  ---------  ---------  ---------   ----------   ----------

           Unaudited Eagle and ClearWorks Pro Forma Combined Condensed
                            Historical Financial Data
                      (In Thousands, Except Per Share Data)

                                         Year Ended
-----------------------------------------------------
PRO FORMA COMBINED CONDENSED            June 30, 2000
STATEMENT OF INCOME DATA
--------------------------------------  -------------
Total Revenue ........................    $ 18,321
--------------------------------------  -------------
Total Costs and Operating Expenses ...      26,096
--------------------------------------  -------------
Income (Loss) From Operations ........      (7,775)
--------------------------------------  -------------
Net Income (Loss) ....................    $(12,679)
--------------------------------------  -------------

                                  As of June 30, 2000
-----------------------------------------------------
PRO FORMA CONSOLIDATED BALANCE
SHEET DATA
--------------------------------------  -------------
Cash and Cash Equivalents ............    $ 26,744
--------------------------------------  -------------
Working Capital ......................    $ 41,723
--------------------------------------  -------------
Total assets .........................    $149,348
--------------------------------------  -------------
Long Term Debt .......................    $  3,113
--------------------------------------  -------------
Stockholder's Equity .................    $136,204
--------------------------------------  -------------

                           COMPARATIVE PER SHARE DATA

The following table summarizes the unaudited historical per share information of Eagle and ClearWorks and the combined per share data on an unaudited pro forma basis. The information presented in the following table is derived from and should be read in conjunction with the selected consolidated financial data and the unaudited pro forma combined financial data included elsewhere in this prospectus. The pro forma combined financial data is not necessarily indicative of the operating results of future operations or the actual results that would have occurred if the acquisition of ClearWorks had been consummated as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial positions of the combined companies.

                            Year Ended June 30, 2000

EAGLE

HISTORICAL:

---------------------------------------   -------
Net Income Per Share-Basic                 $ .03
And Diluted
---------------------------------------   -------
Book Value Per Share (1)                   $3.60
---------------------------------------   -------
PRO FORMA COMBINED:
---------------------------------------   -------
Net Income (Loss) Per Share- Basic         $(.36)
And Diluted
---------------------------------------   -------
Book Value Per Share (2)                   $2.51
---------------------------------------   -------

CLEARWORKS

HISTORICAL

---------------------------------------  -------
Net Income (Loss) Per Share-Basic         $(.47)
And Diluted(4)
---------------------------------------  -------
Book Value Per Share (1)(4)               $1.08
---------------------------------------  -------
EQUIVALENT PRO FORMA COMBINED (3):
---------------------------------------  -------
Net Income (Loss) Per Share- Basic        $(.28)
And Diluted
---------------------------------------  -------
Book Value Per Share (1)                  $2.88
---------------------------------------  -------

(1) Book Value is computed by dividing total stockholders' equity by the number of common shares outstanding and does not reflect the possible exercise of stock options and warrants.

(2) Eagle's pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Eagle's common stock which would have been outstanding had the merger been consummated as of each balance sheet date.

(3) Clearworks' equivalent pro forma combined book value per share is calculated by multiplying Eagle's pro forma combined per share amounts and book value by the expected exchange ratio of approximately .8 shares of Eagle common stock.

(4) Clearworks' historical book value and loss per share have been adjusted for the acquisitions of Link Two Communications, Inc. and LD Connect, Inc. from the beginning of the proforma period. These acquisitions occurred after the acquisition date.

                      COMPARATIVE MARKET PRICE INFORMATION

Shares of Eagle common stock are listed on the American Stock Exchange under the symbol "EAG." ClearWorks common stock is traded on the under the symbol "CLW." On September 15, 2000, the last full trading day prior to the public announcement of the proposed Merger Agreement, Eagle's common stock closed at $5.63 per share, and ClearWorks' common stock closed at $4.94 per share. On November 3, 2000 Eagle's common stock closed at $3.1875 per share and ClearWorks' common stock closed at $2.375 per share.

The table below sets forth, for the periods indicated, the reported high and low sale prices per share of Eagle common stock on the American Stock Exchange.

                                             EAGLE COMMON STOCK
                                             --------------------
                                                High       Low
-------------------------------------------  ---------  ---------
FISCAL 1998
-------------------------------------------  ---------  ---------
      Quarter ended November 30, 1997 .....    $ 4.75     $ 2.75
-------------------------------------------  ---------  ---------
      Quarter ended February 28, 1998 .....    $ 3.56     $ 0.88
-------------------------------------------  ---------  ---------
      Quarter ended May 31, 1998 ..........    $ 1.69     $ 1.12
-------------------------------------------  ---------  ---------
      Quarter ended August 31, 1998 .......    $ 2.16     $ 0.88
-------------------------------------------  ---------  ---------
FISCAL 1999
-------------------------------------------  ---------  ---------
       Quarter ended November 30, 1998 ....    $ 2.00     $ 1.09
-------------------------------------------  ---------  ---------
       Quarter ended February 28, 1999 ....    $ 3.06     $ 1.53
-------------------------------------------  ---------  ---------
       Quarter ended May 31, 1999 .........    $ 2.81     $ 1.66
-------------------------------------------  ---------  ---------
       Quarter ended August 31, 1999 ......    $ 2.75     $ 1.03
-------------------------------------------  ---------  ---------
FISCAL 2000
-------------------------------------------  ---------  ---------
        Quarter ended November 30, 1999 ...    $ 2.00     $ 1.00
-------------------------------------------  ---------  ---------
        Quarter ended February 29, 2000 ...    $19.00     $ 1.13
-------------------------------------------  ---------  ---------
         Quarter ended May 31, 2000 .......    $19.50     $ 5.62
-------------------------------------------  ---------  ---------


The tables below set forth, for the periods indicated, the reported high and low sale prices per share of ClearWorks common stock on the OTC Bulletin Board until and including the quarter ended March 31, 2000 and on the American Stock Exchange for the quarter ended June 30, 2000.

                                              CLEARWORKS COMMON STOCK
                                             -------------------------
                                                 High          Low
-------------------------------------------  -----------   -----------
FISCAL 1998
-------------------------------------------  -----------   -----------
      Quarter ended March 31, 1998 ........    $ 0.5625      $ 0.3750
-------------------------------------------  -----------   -----------
      Quarter ended June 30, 1998 .........    $ 3.6250      $ 0.5625
-------------------------------------------  -----------   -----------
      Quarter ended September 30, 1998 ....    $ 3.3125      $ 1.0313
-------------------------------------------  -----------   -----------
      Quarter ended December 31, 1998 .....    $ 2.1563      $ 0.3125
-------------------------------------------  -----------   -----------
FISCAL 1999
-------------------------------------------  -----------   -----------
       Quarter ended March 31, 1999 .......    $ 1.2500      $ 0.4375
-------------------------------------------  -----------   -----------
       Quarter ended June 30, 1999 ........    $ 3.8750      $   1.05
-------------------------------------------  -----------   -----------
       Quarter ended September 30, 1999 ...    $   8.56      $   1.81
-------------------------------------------  -----------   -----------
       Quarter ended December 31, 1999 ....    $   4.25      $   2.00
-------------------------------------------  -----------   -----------
FISCAL 2000
-------------------------------------------  -----------   -----------
        Quarter ended March 31, 2000 ......    $  14.50      $   2.56
-------------------------------------------  -----------   -----------
        Quarter ended June 30, 2000 .......    $  10.63      $   3.37
-------------------------------------------  -----------   -----------

               DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATES

As reported on Eagle's 1999 10-KSB, Eagle's officers, directors, executive officers and their affiliates own 3% of outstanding shares of Eagle. Eagle's directors have unanimously approved this transaction. Under Texas law and the requirements of the American Stock Exchange, a vote of a majority of the stockholders entitled to vote at the meeting is required to approve the issuance of additional shares in connection with this transaction. Eagle's directors, executive officers and their affiliates have indicated that they intend to vote in favor of this transaction and have executed voting agreements to that effect.

As reported on ClearWorks' 1999 10-KSB, ClearWorks' directors, executive officers and their affiliates own 38.6% outstanding shares of ClearWorks. ClearWorks' directors have unanimously approved this transaction and have executed voting agreements to that effect. Under Delaware law, a vote of a majority of the outstanding stock entitled to vote is required for this transaction.

                                  OTHER MATTERS

Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with or obtained by Eagle in connection with the merger. Dissenters' rights of appraisal do not exist as to ClearWorks' stockholders as ClearWorks' stock is quoted on the American Stock Exchange. Eagle's stockholders do not have the right to dissent as Eagle is not exchanging substantially all of its stock or assets, but are voting to approve the issuance of additional shares in connection with this transaction. Note: There are FCC requirements on the transfer of the Link Two licenses as well as the state Public Utility Commission transfer requirements on the Texas, Nevada, and Arizona competitive local exchange carrier, or CLEC licenses.

                               TERMS OF THE MERGER

THE MERGER AGREEMENT

Under the Merger Agreement, Eagle will acquire 100% of the outstanding common stock of ClearWorks and merge Eagle Acquisition Corporation, a wholly-owned subsidiary of Eagle, with ClearWorks. Eagle will issue 0.8 shares of Eagle common stock for each share of ClearWorks at the closing (which would represent approximately 29,450,740 of Eagle common stock as of November 1, 2000). As a result of the merger, stockholders of ClearWorks will hold in the aggregate approximately 53% of the outstanding common stock of Eagle following completion of the merger. In addition to the share issuance, Eagle will assume all outstanding ClearWorks stock options and warrants based upon the same 0.8 exchange ratio. As of November 1, 2000, ClearWorks had outstanding warrants to purchase approximately 3,709,584 shares of ClearWorks common stock outstanding, which would become options to purchase approximately 2,967,668 shares of Eagle common stock after the merger.

The business purpose of the merger between Eagle and ClearWorks is to create a company with unique product and service offerings. This merger is, in effect, creating a new company that will have the ability to provide a full complement of broadband products and services to a wide range of customers and applications in a manner that currently is not being provided by any other competitor. Each Bundled Digital Service or (BDS(sm)) subscriber gives the new company an opportunity to create a long-term recurring revenue stream and to generate up-front product revenue by adding a number of current and future hardware and software and service products, such as the convergence set-top-box to the existing ClearWorks contracts. This balance of near-term and long-term recurring revenue is a combination that in the opinion of management is highly desirable. Hardware, installation and home wiring for the current BDS(sm) contracts alone have the potential to generate substantial near-term revenue for the new company in the next 24 months. And, since these same contracts are expected to generate large amounts of recurring revenue over the next twenty-five years, the new company is looking forward to establishing this revenue stream as soon as possible. The new company is also looking forward to applying the BDSsm concept to some of the current Eagle contract applications in the near future. The combination of Eagle's convergent hardware products, network services, wireless products, wireless network and spectrum services, and strong manufacturing and R&D capabilities and ClearWorks, BDS(sm), "last mile" cable and fiber installation, and ClearWorks CLEC status should provide a well-balanced revenue mix as the combined company provides a full complement of broadband products and services to its customers.

The merger is subject to the approval by the stockholders of Eagle of the proposed share issuance in connection with the merger, the approval by the stockholders of ClearWorks of the Merger Agreement, and other customary closing conditions. Following the merger, Eagle's common stock will continue to be listed on the American Stock Exchange under the symbol "EAG."

The board of directors of Eagle has approved the proposed issuance of shares of Eagle common stock and the assumption of stock options and warrants in connection with the merger and unanimously recommends that Eagle's stockholders vote in favor of the proposed share issuance to complete the merger. Likewise, the board of directors of ClearWorks has approved the Merger Agreement and unanimously recommends that ClearWorks' stockholders vote in favor of the Merger Agreement. The Merger Agreement is attached to this registration statement as
Exhibit 10.1 and incorporated by reference in this prospectus.

DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS

Eagle is a Texas corporation subject to the provisions of the Texas Business Corporation Act. ClearWorks is a Delaware corporation subject to the provisions of Delaware Corporation Law. Upon consummation of the Merger, stockholders of ClearWorks, whose rights are governed by ClearWorks Certificate of Incorporation and By-Laws and by Delaware Corporation Law, will become stockholders of Eagle, and their rights will be governed by Eagle's Articles of Incorporation and By-Laws and by the Texas Business Corporation Act. The following is a summary of material differences between the rights of the stockholders of Eagle and ClearWorks. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the certificate or articles of incorporation and the bylaws of each corporation.

Authorized Common Stock

Eagle is authorized to issue 100,000,000 shares of common stock, of which 26,524,163 shares were issued and outstanding at November 1, 2000. ClearWorks is authorized to issue 50,000,000 shares of common stock, of which 28,783,264 shares were issued and outstanding at October 31, 2000.

Amendment of Articles

An amendment to Eagle's Certificate of Incorporation may be effected by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting. An amendment to ClearWorks' Certificate of Incorporation requires a majority vote of the outstanding stock of ClearWorks entitled to vote at the meeting.

Shareholder Consent

Under Texas law, any action required or permitted to be taken at a meeting of the stockholders of Eagle may be taken without a meeting if written consents are obtained from all stockholders who would be able to vote at the meeting. Under Delaware law, any action required or permitted to be taken at a meeting of the stockholders of ClearWorks may be taken without a meeting if written consents are obtained from stockholders who would have been entitled to cast the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voting.

Dividends

The board of directors of Eagle may authorize and make distributions to its stockholders unless after giving effect to the distribution, the corporation would be insolvent, the distribution exceeds the surplus of the corporation, or the net assets of a corporation are less than the amount of the proposed distribution. The board of directors of ClearWorks may authorize and make distributions to its stockholders unless after giving effect to the distribution, the distribution exceeds the surplus of the corporation.

Business Combinations

Under Texas law, the vote of stockholders required for approval of a plan of merger or exchange is the affirmative vote of at least two-thirds of the outstanding shares of Eagle entitled to vote. Under Delaware law, the vote of stockholders required for approval of a plan of merger or exchange is a majority vote of the outstanding stock of ClearWorks entitled to vote. Under this joint proxy, Eagle stockholders are not being asked to approve a merger, but are voting on the proposal to issue additional shares because of American Stock Exchange listing criteria.

FEDERAL INCOME TAX CONSEQUENCES

It is intended that this merger, when consummated in accordance with the Merger Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the exchange of ClearWorks common stock for Eagle common stock will not give rise to the recognition of gain a or loss for federal income tax purposes to ClearWorks stockholders. Gain or loss, if any, generally will be recognized by a holder of ClearWorks common stock with respect to the receipt of cash in lieu of any fractional share of Eagle common stock. Such gain or loss will be measured by the difference between the amount of cash received and the portion of the basis of the shares of ClearWorks common stock allocable to such fractional share interest. This gain or loss should be long-term capital gain or loss if such shares of ClearWorks are held as capital assets and have been held for more than one year at the effective date of the Merger.

Tax matters are very complicated, and the tax consequences of the merger to ClearWorks stockholders will depend upon their particular situation. Because of the complexities of the federal income tax laws and because the tax consequences may vary depending on a holder's individual circumstances or tax status, each stockholder of ClearWorks should consult his or her tax advisor concerning the federal, and any applicable state, local, foreign or other tax consequences of the merger.

                        PRO FORMA FINANCIAL INFORMATION

Eagle Wireless International, Inc. and Clearworks.net, Inc. Combined ProForma Statement of Operations
For The Year Ended June 30, 2000
(Unaudited)(In Millions)
                                                    Combined
                                                     Totals
                                                  ------------
Revenues ......................................     $ 18,321
Cost of goods sold:
  Material and supplies .......................       15,241
  Direct labor and related costs ..............          357
  Other operating costs .......................           33
  Depreciation ................................        1,471
                                                  ------------
                                                      17,102
                                                  ------------
  Gross profit ................................        1,219
Selling, general and administrative:
  Salaries and related expenses ...............        8,540
  Advertising and promotion ...................           13
  Other support costs .........................          408
  Amortization ................................           33
                                                  ------------
                                                       8,994
                                                  ------------
Loss from operations before other
income(expense) ...............................       (7,775)
Other income(expense) .........................         --
  Interest income .............................        1,201
  Interest expense ............................       (6,105)
                                                  ------------
                                                      (4,904)
                                                  ------------
Income(loss) before income taxes ..............      (12,679)
Income taxes ..................................
                                                  ------------
Net income(loss) ..............................     $(12,679)
                                                  ============
Earnings(loss)per share:

Primary .......................................          (.34)
Diluted .......................................          (.34)
Shares:
Primary Proforma ..............................        37,902
Diluted Proforma ..............................        37,738

Eagle Wireless International, Inc.
Consolidated Proforma Balance Sheet
June 30, 2000

                                                    Merged
                                                -------------
Assets                                               Total
                                                -------------
Current assets ................................ $  51,753,757
Property and equipment,net ....................     8,299,861
Other .........................................       720,288
Goodwill, net .................................     3,823,000
Deferred charges ..............................     2,117,895
Licenses ......................................    20,000,000
Customer contracts ............................    62,633,403
                                                -------------
                                                $ 149,348,204
                                                =============
Liabilities and Stockholders' Equity
Current liabilities ........................... $  10,031,038
Long-term debt ................................     3,112,719
Stockholders' equity:
Common stock ..................................        52,120
Paid in capital ...............................   134,008,327
Retained earnings .............................     2,144,000
                                                -------------
                                                  136,204,447
                                                -------------
                                                $ 149,348,204
                                                =============

                            BACKGROUND OF THE MERGER

Dr. H. Dean Cubley, Chief Executive Officer, President, and Chairman of Eagle, and Mr. Michael T. McClere, Chief Executive Officer and Chairman of ClearWorks, met twice in the summer of 2000 to discuss potential business development activities between the two companies.

During these meetings, Dr. Cubley and Mr. McClere discussed potential business development opportunities between Eagle's set-top boxes and ClearWorks' BDS(sm) contracts and subscribers.

In early July 2000, Dr. Cubley phoned Mr. McClere and indicated that Eagle would be interested in pursuing a business combination with ClearWorks. During July 2000, the parties engaged in preliminary discussions regarding the proposed business combination.

In late July 2000, Dr. Cubley and Mr. McClere received approval from their respective boards to move forward with negotiations regarding a possible business combination of Eagle and ClearWorks.

On August 1, 2000, Dr. Cubley sent Mr. McClere a letter of intent setting forth the basic terms of the merger. On August 11, 2000, after receiving approval from the ClearWorks' board, Mr. McClere signed the letter of intent.

In August 2000, legal representatives of Eagle, and ClearWorks' general counsel, participated in several conference calls regarding the logistics of conducting the due diligence process. Representatives of both parties conducted their business, legal, accounting and financial due diligence between August 11, 2000 and September 15, 2000. During this period, senior management of both companies held numerous discussions regarding various business, financial, operational, and technical issues.

On September 8, 2000, legal representatives of Eagle distributed a draft of the merger agreement and related agreements.

From September 8, 2000 until September 15, 2000, representatives of Eagle and ClearWorks participated in a series of negotiations on the terms of the merger agreement and related agreements.

On September 15, 2000, the Eagle board met to further discuss the merger and the due diligence regarding the merger. Management of Eagle presented the results of their due diligence and discussed the status of negotiations regarding the merger agreement.

On September 15, 2000, the ClearWorks board held a meeting to review drafts of the merger agreement and related agreements. The ClearWorks board reviewed the status of the negotiations and directed management to continue negotiations with Eagle.

The parties signed the merger agreement and related documents on September 16, 2000. On September 18, 2000, before the open of the market, Eagle and ClearWorks issued a joint press release announcing the transaction.

Recommendation of Eagle's board of directors and Eagle's reasons for the merger

At a meeting held on September 15, 2000, the board of directors of Eagle concluded that the merger was in the best interests of Eagle and its stockholders and determined to recommend that the Eagle stockholders approve the issuance of the shares of Eagle common stock in the merger. The summary set forth below briefly describes certain of the reasons, factors, and information taken into account by the Eagle board in reaching its conclusion. The Eagle board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

In reaching its determination, the Eagle board consulted with Eagle's management and legal and financial advisors, and carefully considered a number of factors, including:

o    The potential strategic benefits of the merger;

o Historical information concerning Eagle's and ClearWorks' respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations for each company filed with the SEC;

o Eagle management's view of the financial condition, results of operations and businesses of Eagle and ClearWorks before and after giving effect to the merger;

o Current financial market conditions and historical market prices, volatility and trading information with respect to Eagle's common stock and ClearWorks' common stock;

o The benefits to be received by Eagle and the dilution to Eagle's stockholders in the merger and the relationship between the current and historical market values of Eagle's common stock and ClearWorks' common stock and a comparison of comparable merger transactions;

o The belief that the terms of the merger agreement, including the parties' respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable;

o    The prospects of Eagle independent of ClearWorks;

o The potential for other parties to enter into strategic relationships with or to acquire Eagle or ClearWorks;

o The expectation that the merger will be treated as a tax-free reorganization for federal income tax purposes;

o    The impact of the merger on Eagle's customers and employees; and

o Reports from management as to the results of the due diligence investigation of ClearWorks.

In its decision to recommend and approve the merger and the share issuance, the most important benefits identified by the board of directors of Eagle were the following:

o Eagle management believes that, given the complementary nature of the business strategies of Eagle and ClearWorks, the merger will enhance the opportunity for the potential realization of Eagle's strategic objectives;

o Eagle's stockholders would have the opportunity to participate in the potential for growth of the combined company after the merger;

o The combination of ClearWorks' BDS infrastructure with Eagle's products will allow the combined company to offer an end-to-end integrated solution to customers;

o The broader customer base of the combined company will allow it to mitigate the risk of customer concentration to which Eagle is currently exposed;

o The ability of Eagle's board, in exercise of its fiduciary duties in accordance with the Merger Agreement, to authorize Eagle to provide information to, engage in negotiations with and, subject to the payment of a termination fee, enter into a transaction with another party as described under the Merger Agreement; and

o    The depth of experience provided by the combined management team.

Potential risks or other negative factors identified by the Eagle board of directors include the following:

o    The risk that the potential benefits of the merger may not be realized;

o The challenges of integrating the management teams, strategies, cultures and organizations of the two companies;

o The risk of disruption of sales momentum as a result of uncertainties created by the announcement of the merger;

o The risk that the merger might not be consummated despite the parties' efforts;

o The substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

o The effect of public announcement of the merger and the possibility that the merger might not be consummated on Eagle's sales and operating results and Eagle's ability to attract and retain key personnel.

The foregoing discussion of the information and factors considered by the Eagle board of directors is not intended to be exhaustive, but includes material factors considered by the Eagle board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the Eagle board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the Eagle board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the Eagle board of directors conducted an overall analysis of the factors described above, including discussions with Eagle's management and accounting advisors. In considering the factors described above, individual members of the Eagle board of directors may have given different weight to different factors.

The Eagle board considered all these factors as a whole and believed the factors supported its determination to approve the merger.

After taking into consideration all of the factors set forth above, Eagle's board of directors unanimously concluded that the merger was in the best interests of, Eagle and its stockholders and that Eagle should proceed with the merger.

Recommendation of ClearWorks' board of directors and ClearWorks' reasons for the merger

The board of directors of ClearWorks unanimously concluded that the merger agreement and the merger are in the best interests of ClearWorks and its stockholders. The ClearWorks board determined to recommend that the stockholders approve the merger and adopt the merger agreement. This decision was based upon several potential benefits of the merger that ClearWorks' board believes will contribute to the success of the combined company compared to ClearWorks continuing to operate as an independent business. The ClearWorks board believes that reasons the merger will be beneficial to ClearWorks and its stockholders include the following:

o The ability of the two companies to combine their products and services to create a leading provider of end-to-end integrated applications;

o    The increased customer base of the combined company;

o The potential revenue synergies including cross-selling opportunities for the products and services of both companies;

o ClearWorks' stockholders would have the opportunity to participate in the future growth potential for the combined company following the merger;

o ClearWorks management believes that, given the complementary nature of the technologies and business strategies of ClearWorks and Eagle, the merger will enhance the opportunity for the potential realization of ClearWorks' strategic objectives;

o    The strong financial position of the combined company; and

o The premium over the market price for their ClearWorks common stock immediately prior to the announcement of the merger that ClearWorks stockholders would have an opportunity to receive.

ClearWorks' board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

o Information concerning Eagle's business, financial performance and condition, operations and management;

o Information concerning the financial condition, results of operations and businesses of Eagle and ClearWorks before and after giving effect to the merger;

o Current financial market conditions and historical market prices, volatility and trading information with respect to Eagle common stock and ClearWorks common stock;

o The consideration Eagle will issue in the merger in light of comparable merger transactions;

o The belief that the terms of the merger agreement and related agreements are reasonable;

o The ability of ClearWorks' board, in exercise of its fiduciary duties in accordance with the Merger Agreement, to authorize ClearWorks to provide information to, engage in negotiations with and, subject to the payment of a termination fee, enter into a transaction with another party as described under the Merger Agreement;

o The impact of the merger on the customers and employees of ClearWorks and the combined company; and

o Results of the due diligence investigation conducted by ClearWorks' management, financial advisors, and legal counsel.

The ClearWorks board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

o    The risk that the potential benefits of the merger may not be realized;

o The risk that the merger may not be consummated, notwithstanding the voting agreements obtained from holders of ClearWorks capital stock and holders of Eagle common stock;

o The risk of management and employee disruption associated with the merger, including that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company.

The foregoing discussion of the information and factors considered by the ClearWorks board of directors is not intended to be exhaustive but includes material factors considered by the ClearWorks board of directors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the ClearWorks board of directors, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the ClearWorks board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor. Instead, the ClearWorks board of directors conducted an overall analysis of the factors described above, including discussions with ClearWorks' management and legal, financial, and accounting advisors. In considering the factors described above, individual members of the ClearWorks board of directors may have given different weight to different factors.

The ClearWorks board considered all these factors as a whole and believed the factors supported its determination to approve the merger.

After taking into consideration all of the factors set forth above, ClearWorks' board of directors unanimously concluded that the merger was in the best interests of, ClearWorks and its stockholders and that ClearWorks should proceed with the merger.

                       MATERIAL CONTRACTS WITH CLEARWORKS

Prior to the Merger Agreement, ClearWorks agreed to purchase a controlling interest in Link Two Communications, Inc. Link Two has been a major customer of Eagle and accounted for a majority of Eagle's revenue for the years ended August 31, 1999 and 1998. Moreover, Eagle made its sales to Link Two for cash and credit. On October 1, 1999, Link Two refinanced its existing account payable to Eagle of $6,733,571 through the issuance of a $733,571 note at ten percent annual interest secured by all lease station licenses and a $6,000,000 ten percent note secured by all assets, excluding the licenses. In connection with the purchase of Link Two by ClearWorks, Eagle will receive 2,855,643 shares of ClearWorks common stock in satisfaction of the two notes.

Some of the principal stockholders, directors, and officers of Eagle, including James Futer and A.L. Clifford are also principal stockholders of Link Two. These persons and other persons representing approximately 60% of the outstanding capital stock of Link Two entered into an Exchange Agreement with ClearWorks that closed October 4, 2000. Under the Exchange Agreement, ClearWorks issued 5,037,852 shares of ClearWorks common stock in exchange for 6,297,315 shares of Link Two common stock. The Exchange Agreement contains a right of rescission if the Merger Agreement is not closed according to its terms. If the Merger Agreement is not approved by the stockholders of ClearWorks, or the Eagle stockholders do not approve the issuance of additional shares in connection with the Merger Agreement, or if other closing conditions are not waived, then ClearWorks and the Link Two stockholders have the option to unwind the Exchange Agreement.

In October 2000, Eagle loaned ClearWorks $1,000,000, accruing interest at the prime rate, to meet its immediate cash flow needs. Repayment of the loan is secured by all of the assets of ClearWorks. ClearWorks issued Eagle 750,000 shares of common stock as additional consideration for the loan. Moreover, it is likely that Eagle will loan additional funds to ClearWorks prior to the Special Meeting of Stockholders to approve the Merger Agreement. Any additional loans are likely to involve the issuance of additional shares of ClearWorks common stock.

On September 15, 2000, ClearWorks purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. At the time of the acquisition, LDConnect.com was a Texas corporation. ClearWorks paid 1,000,000 shares of common stock for the purchase of LDConnect.com.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

Richard O. Weed, counsel to Eagle in this transaction, owns 25,000 shares of Eagle common stock and an option to purchase up to 125,000 shares of common stock at exercise prices between $1.55 and $9.56 per share.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Under Texas law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act. True and correct copies of Articles
2.02 and 2.02.1 of the Texas Business Corporations Act that address indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Article 2.02-1(B) of the Texas Business Corporation Act, Eagle's Articles of Incorporation and Bylaws provide that a director of Eagle shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability in circumstances which (1) the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) the person is found liable to the corporation.

The effect of these provisions may be to eliminate the rights of Eagle and its stockholders (through stockholders' derivative suit on behalf of Eagle) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) - (2) of the preceding paragraph.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        INFORMATION ABOUT THE REGISTRANT

                       EAGLE WIRELESS INTERNATIONAL, INC.

Eagle is a worldwide supplier of telecommunications equipment and related software used by service providers in the messaging and other wireless personal communications market. Eagle designs, manufactures, markets, and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems and radio and telephone systems. Most of Eagle's broad line of products, covering the messaging spectrum as well as specific personal communication systems, and specialized mobile radio products, have been tested and approved by the Federal Communications Commission. Eagle provides service and support for its products, as well as consulting and research development on a contract basis. In addition, Eagle has recently introduced a completely new line of multi-media and Internet products to the telecommunications industry, including a family of Convergence Set-Top-Box Products and markets these products under the name of BroadbandMagic.com. BroadbandMagic.com is a wholly owned subsidiary of Eagle.

Eagle was incorporated in May 1993, but did not conduct any substantive business operations until April 1996. During April 1996, Eagle commenced operations by the issuance of stock for cash, inventories, test equipment, other assets, and the assumption of liabilities to its principal shareholder. Concurrent with this transaction, Eagle entered into an asset purchase agreement with a company to acquire other production equipment, inventories and furniture and equipment. In August 1997, Eagle amended its articles of incorporation and changed its name to its current name. Unless otherwise indicated, all information in this Form S-4 has been adjusted to reflect the amended articles of incorporation. Eagle's principal place of business is located at 101 Courageous Drive, League City, Texas 77573 and its telephone number is (281) 538-6000.

PRODUCT CATEGORIES

WIRELESS MESSAGING PRODUCTS

For the fiscal years ended August 31, 1998 and 1999, infrastructure equipment, which includes License Starter, transmitters, base stations, power amplifiers, link products, multi-terminal arbitrator, Extend-a-Page, Hot Switch Panel, and consulting services, accounted for substantially all of Eagle's net sales.

Messaging is a method of wireless telecommunication, which uses an assigned radio frequency to contact a messaging subscriber anywhere within a service area. A messaging system is generally operated by a service provider that incurs the cost of building and operating the system. Each service provider in the United States licenses spectrum from the FCC and elsewhere from the authorized government body to operate a messaging frequency within either a local, regional, or national geographical area. Each messaging subscriber is assigned a distinct telephone number that a caller dials to activate the subscriber's pager, a pocket-sized radio receiver carried by the subscriber. A messaging switch receives telephone calls by the subscriber. A network of transmitters, that broadcast a signal over a specific geographical area, then receives the information from the messaging switch through the controller, and a radio signal is sent by the transmitters via antennae to the subscriber's pager. The transmitters manufactured by Eagle are specifically designed to simulcast, which is the transmission of the same signal over two or more transmitters on the same channel at the same time in an overlap area, resulting in superior voice and data quality and coverage area. The radio signal causes the pager to emit a beep or to vibrate, and to provide the subscriber with information from the caller in the form of a voice, tone, numeric or alphanumeric message.

A pager has an advantage over a landline telephone in that the pager's reception is not restricted to a single location, and has an advantage over a cellular portable telephone in that a pager is smaller, has a much longer battery life, has excellent coverage, and is less expensive to use. Historically, the principal disadvantage of traditional messaging service in comparison to landline telephones or cellular portable telephones has been that messaging provided only one-way communication capabilities.

However, this limitation may have been overcome in the United States as a result of the auction in 1994 by the FCC of nationwide and regional licenses for designated narrowband personal communication services, radio frequencies or spectrum to service providers. Many of the nationwide license holders and many of the regional license holders are current Eagle customers, directly or indirectly. The cost of the licenses to the narrowband personal communication services auction winners in 1994 was approximately $1 billion. The FCC anticipates that these narrowband personal communication services licenses will be used to provide such new services as pager location, two-way acknowledgment messaging, advanced voice messaging and data services.

The narrowband personal communication services radio frequencies or spectrum are located at three separate points within the total radio spectrum, at 902-928 MHz, 930-931 MHz and 940-941 MHz. Initially, the radio frequencies located at 930-931 MHz and 940-941 MHz have been designated for outbound message transmission, to the pager, and the 902-928 MHz have been designated response channels, from the pager. This application is similar to traditional messaging except that these license holders have been granted wider frequency bandwidth permitting the user to transmit substantially more information. In addition, Eagle manufactures other messaging infrastructure products that cater to the VHF and UHF messaging frequencies in the United States and other areas of the world as well as supporting most international messaging brands.

The narrowband personal communication services nationwide licenses cover all fifty states, the District of Columbia, American Samoa, Guam, the Northern Marianas Islands, Puerto Rico and the United States Virgin Islands. These licenses are divided into 50 kHz paired and unpaired channel categories. Paired channels permit both outbound and inbound signals while unpaired channels are limited to only outbound signals. The FCC has imposed infrastructure construction or build-out requirements on all narrowband personal communication services license holders. Each narrowband personal communication services license holder must establish a minimum service availability for at least 37.5% of the population in its geographic region within five years after receiving the license. After ten years, each narrowband personal communication services license holder must make the service available to at least 75% of the area's population. If a narrowband personal communication services license holder fails to achieve these build-out requirements, it risks cancellation by the FCC of its narrowband personal communication services license and a forfeiture of any auction monies paid.

Eagle manufactures products that will enable messaging license holders to legally put their systems into operation at a low cost, a strategy adopted by Eagle to create a "captive" customer in terms of future build-out.

Eagle offers its customers an end-to-end solution for narrowband personal communication services applications. Eagle has developed new technology based products with enhanced architecture and technology from its existing messaging systems to accommodate the advanced services available through messaging and PCS. This system approach includes full product lines of radio frequency network controllers, transmitters, receivers, and a special satellite receiver system, to receive the response message from the end-user. Eagle is currently shipping its narrowband personal communication services products to various beta test sites, based on product development schedules and the build-out requirements of the narrowband personal communication services license holders.

The design of a messaging system is customer specific and depends on:

o The number of messaging subscribers the service provider desires to accommodate,

o    The operating radio frequency,

o    The geography of the service area, o The expected system growth, and

o    Specific features desired by the customer.

Messaging equipment hardware and software developed by Eagle may be used with all types of messaging service, including voice, tone numeric (telephone number display) or alphanumeric messaging (words and numbers display).

SWITCHES

Eagle is involved at an early stage in the development of industry wide technology standards and is familiar with developments in messaging protocol standards throughout the world. Eagle works closely with its customers in the design of large, complex messaging networks. Eagle believes that its customers' purchasing decisions are based, in large part, on the quality and technological capabilities of such networks. Eagle believes that the advanced hardware and software features of its switches ensure high reliability and high volume call processing.

RADIO FREQUENCY EQUIPMENT, TRANSMITTERS AND RECEIVERS

Transmitters are available in frequency ranges of 70 MHz to 960 MHz and in power levels of 2 watts to 500 watts. Radio link receivers are available in frequency ranges of 70 MHz to 960 MHz. Satellite link receivers are available for integration directly with the transmitters at both Ku- and C- band frequencies.

Eagle's range of receivers detects the responses back from the two-way narrowband personal communication services subscriber devices. The receivers take advantage of Digital Sound Processing demodulation techniques that maximize receiver performance. Depending upon frequency, antenna height, topography and power, Eagle transmitter systems are designed to cover broadcast cells with a diameter from 3 to 100 miles. Typical simulcast systems have broadcast cells that vary from 3 to 15 miles in diameter. Eagle transmitters are designed specifically for the high performance and reliability required for high speed simulcast networks.

MULTIMEDIA DEVICES

Eagle recently developed WebFlyer, an Internet Set-Top-Box designed to access the Internet and e-mail through a television set for individual or commercial use. The WebFlyer is the latest product to be introduced into the multimedia home entertainment arena. It uses a standard TV set as a monitor, allowing the user to connect to their chosen ISP on the Internet. The multimedia entertainment device can at a minimum:

o    Receive, write and send e-mail;

o    Write a letter, work on a spreadsheet;

o    Play games, use learning tools;

o    Watch movies from CDs, DVDs, or even downloaded from the Internet; and

o Record on the hard drive direct from the TV, providing better quality picture than through a VCR.

CONTROLLERS

Eagle currently offers products for transmitter control known as Eagle's L20X transmitter control system, which is a medium-feature transmitter control system used in domestic and international markets.

CURRENT PRODUCTS AND SERVICES

The principal products and enhancements currently being manufactured and sold by Eagle relate to its wireless messaging products and include the following:

LICENSE STARTER

This product provides new messaging license holders a method to install a system that will keep them in compliance with FCC regulations. The product is expandable, giving the license holder the ability to fund the expansion from revenues. Installation of this product requires 110-Volt AC power and a standard telephone line.

BASE STATIONS AND TRANSMITTERS

Transmitters and full-featured transmitters called Base Stations are used by messaging carriers to broadcast radio-frequency messages to subscribers carrying mobile receivers commonly known as pagers. Eagle offers a slimline Stealth and a larger Quantum transmitter that is available in the 72MHz, VHF, UHF, and 900MHz broadcast frequency ranges. Each unit can be equipped to provide an output power ranging from 15 Watts up to 500 Watts on almost any domestic or international messaging frequency.

RADIO FREQUENCY POWER AMPLIFIERS

Radio-frequency power amplifiers are a sub-component of both messaging and SMR transmitters and base stations. The high, medium and low power base station and link transmitter power amplifiers are designed to operate with any FCC type accepted exciter or may be combined with an Eagle optional plug-in base station in the same space as the power amplifier. All Eagle power amplifiers above 100 watts are equipped with Eagle "Heat Trap"(TM) design to provide the user with long life and high reliability performance.

EXTEND-A-PAGE

Extend-a-Page is a compact lower-power transmitter and receiver set designed to provide fill-in coverage in fringe locations where normal messaging service from a wide-area messaging system is not adequate. The Extend-a-Page receives the messaging data on either a radio frequency control link or wireline link and converts this information into low power simulcast compatible messaging transmissions on any of the common messaging frequencies. The Extend-a-Page transmits the messaging information at a one to two Watt level directly into hard to reach locations such as hospitals, underground structures, large industrial plants, and many locations near the outer coverage contour of messaging systems.

LINK PRODUCTS

Radio frequency and wireline communication links are needed to connect multiple transmitters within a messaging network. Eagle provides both Link equipment (the Link 20TX, 20RX, 20GX and 20PX) and the Link 20 software to facilitate this interconnection. Major competitors have licensed the Eagle Link 20 software and have incorporated it as an industry standard into their radio-messaging terminals. Customers may also purchase the same software directly from Eagle as part of an Eagle system at a lesser cost. Management believes that its software allows the user to mix and match the products of different vendors on a common radio-messaging system.

MICROBEEP

The MicroBeep messaging terminal is a small messaging terminal that can be plugged into the expansion slot of an IBM compatible computer. This fully-contained messaging terminal includes a low-power transmitter and subscriber software. This system is used for local messaging applications within factories, offices, restaurants and campuses.

MULTI-TERMINAL ARBITRATOR

The Multi-Terminal Arbitrator is a programmable communications switch that facilitates the sharing of a single radio-frequency transmitter by a maximum of eight different messaging terminals. A target market for this product is in private carrier messaging where multiple companies share the same radio frequency and are required to coordinate the sharing activities.

TWO-WAY MESSAGING DEVICES

Eagle is a licensed distributor of spread-spectrum wireless messaging receivers that, when used in conjunction with Eagle's one-way messaging transmitters, provide a two-way messaging system for both consumer and industrial applications. In addition to the receivers, Eagle currently sells and distributes a wireless water meter, a wireless power meter, a wireless home security alarm, a wireless vehicle tracking system and a multi-purpose wireless module that can be combined with a wide variety of switch-type applications.

CONSULTING SERVICES

Eagle routinely provides consulting services on a contract basis to support the sale of its main product lines. Examples of these consulting services include the design and installation of radio messaging systems. Eagle also performs research and development on a contract basis.

NEW BROADBAND MULTIMEDIA AND INTERNET PRODUCTS

Eagle developed a complete new line of broadband multimedia set-top-box products during 1999 and has been test marketing and initially distributing these products under the name of BroadbandMagic.com. BroadbandMagic.com is a wholly owned subsidiary of Eagle. These new products are multimedia-based products that provide a user with the ability to interface their Internet connection, their broadcast video source, their cable or DSL source, or their satellite video source directly to their television receiver. Eagle markets the new multimedia and Internet products as convergence set-top-box products. One version of the convergence set-top-box includes a DVD player and full high performance computer functionality as well as all of the other convergence set-top-box capabilities. The marketing plan of Eagle through BroadbandMagic.com has been to initially focus on the large internet service providers or ISP's and OEM customers who typically bundle Set-Top-Boxes with their service as their own marketing strategy. In addition, the convergence set-top-box will be marketed to large retail distributors, through the company representative network, as well as through e-commerce web sites and other e-commerce sites. Eagle is currently negotiating to obtain the necessary additional large scale financing to mass produce and market these devices.

SERVICE AND SUPPORT

Eagle provides service to customers on a regular basis including installation, project management of turnkey systems, training, service or extended warranty contracts with Eagle. Eagle believes that it is essential to provide reliable service to customers in order to solidify customer relationships and to be the vendor of choice when a customer seeks new services or system expansions. This relationship is further developed as customers come to depend upon Eagle for installation, system optimization, warranty and post-warranty services.

Eagle has a warranty and maintenance program for both its hardware and software products and maintains a customer service network in its operating locations. Eagle's standard warranty provides its customers with repair or replacement of any defective Eagle manufactured equipment. The warranty is valid on all products for the period of one year from the later of the date of shipment or the installation by an Eagle qualified technician.

CUSTOMERS

Eagle sells to a broad range of customers worldwide. In the United States, customers include the regional Bell operating companies, medical messaging operators, and public and private radio common carriers. Internationally, customers include public telephone and telegraph companies, as well as private telecommunication service providers. Eagle's customers include Motorola, Pac-Tel, Scientific Atlanta, Bell Atlantic, Metrocall, ProNet, Pacific Bell, SkyTel, Link-Two Communications and the U.S. Department of Defense.

Eagle's largest customer for 1999, Link Two, accounted for approximately 43% of Eagle's sales for the fiscal year ended August 31, 1999. Link Two is a common carrier of exclusively wholesale one-way messaging and two-way messaging network services. Its customers purchase messaging network services as an aggregator and resell Link Two's network services to individual subscribers and other communications providers. Link Two has been classified as an incumbent carrier by the FCC and has secured the rights to use or options to purchase spectrum in all of the major metropolitan U.S. cities on five PCP frequencies. Link Two has also secured several exclusive RCC frequencies providing regional coverage in two of the top ten markets. More recently, Link Two has secured an exclusive block of FCC spectrum covering a majority of the population centers in the southern and western United States in a successful bidding at the FCC auction. In addition, Link Two has also recently purchased a large block of exclusive spectrum from another carrier. Link Two is currently operational in Houston and Dallas, Texas as well as over much of the remaining population base of Texas. See also "Material Contracts with ClearWorks" on page 32.

MARKETING AND SALES

Eagle markets its products and services in the United States through representative organizations and internationally through agents. As Eagle's business is highly technical, a majority of sales are complete systems with technical support. A large percentage of Eagle's marketing comes from direct sales by the employees. Eagle also utilizes distributors and agents to sell its products in certain countries and geographic regions to market outside of Eagle's core markets.

Eagle currently has non-exclusive arrangements with eight distributors and agents to service selected regions within the United States. A non-exclusive arrangement is also in effect with one distributor on a worldwide basis and Eagle has one exclusive arrangement with a distributor to service Australia. Terms of these arrangements provide for payments to the distributors on either a fixed percentage commission or discount from list price basis. Eagle has an agreement with Motorola whereby certain products offered by Eagle are listed in Motorola's product catalog under the Eagle name. In addition, Eagle has been granted the status of a Value Added Reseller or VAR by Lucent Technologies, Inc. for all of Lucent's wireless networking or Internet product lines. Eagle has recently developed a manufacturer's representative for the new multimedia and Internet product lines. Currently this program consists of fourteen manufacturers representatives on a worldwide basis.

Eagle maintains and Internet websites at http://www.eglw.com. www.broadbandmagic.com, www.atlanticpacific.net, and www.etoolz.com where information can be found on Eagle's and its subsidiaries products and services. The website provides customers with a mechanism to request additional information on products and allows the customer to quickly identify and obtain contact information for their regional sales representative. Information on the web site of Eagle or any of its subsidiaries is not part of this joint proxy statement / prospectus and you should not rely on that information in deciding whether to approve this merger.

INTERNATIONAL BUSINESS RISK

Eagle generated net sales in markets outside the United States, which amount to less than 2% of total Eagle net sales in the last two years. Sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Pre-payments and letters of credit drawn on American or limited foreign corresponding banks are required from international customers to reduce the risk of non-payment.

RESEARCH AND DEVELOPMENT

Eagle believes that a strong commitment to research and development is essential to the continued growth of its business. One of the key components of Eagle's development strategy is the promotion of a close relationship between its development staff, internally with Eagle manufacturing and marketing personnel, and externally with Eagle customers. This strategy has allowed Eagle to develop and bring to market customer-driven products.

Eagle has focused a large portion of its new development resources during 1999 and 2000 on the development of the new broadband multimedia and Internet product line. In addition, Eagle has formed a number of strategic relationships with other large suppliers and manufacturers that will allow the latest in technology and techniques to be utilized in the convergence set-top-box product line. Eagle will continue to incur research and development expenses with respect to the convergence set-top-box product line during the current fiscal year.

Eagle has extensive expertise in the technologies required to develop wireless communications systems and products including high power, high frequency RF design digital signal processing, real-time software, high-speed digital logic, wireless DSL products, radio frequency and data network design. Eagle believes that by having a research and development staff with expertise in these key areas, it is well positioned to develop enhancements for its existing products as well as the next generation of personal communication products. Investment in advanced computer-aided design tools for simulation and analysis has allowed Eagle to reduce the time for bringing new products to market. Research and development expenditures incurred by Eagle for the fiscal years ended August 31, 1999, and August 31, 1998 were $438,693, and $236,869 respectively.

MANUFACTURING

Eagle currently manufactures its wireless products at its facilities in League City, Texas. Some subassemblies are manufactured for Eagle by subcontractors at various locations throughout the world. Eagle's manufacturing expertise resides in assembling subassemblies and final systems that are configured to its customers' specifications. The components and assemblies used in Eagle's products include electronic components such as resistors, capacitors, transistors, and semiconductors such as field programmable gate arrays, digital signal processors and microprocessors, and mechanical materials such as cabinets in which the systems are built. Substantially all of the components and parts used in Eagle's products are available from multiple sources. In those instances where components are purchased from a single source, the supplier is reviewed frequently for stability and performance. Additionally, as necessary, Eagle purchases sufficient quantities of components that have long-lead requirements in the world market. Eagle ensures that all products are tested, tuned and verified prior to shipment to the customer.

Eagle has determined that the most cost effective manufacturing method for its high volume multimedia and internet product line will be to utilize offshore contract production facilities supplemented with high volume U.S. based contract facilities. The high volume requirements of convergence set-top-box product line are well beyond the capabilities of the current facilities and would be cost prohibitive to construct. However, in the selection of a high volume international manufacturer, Eagle has selected SCI, an U.S. owned company with manufacturing facilities in over twenty countries around the world. The initial manufacturing location for the convergence set-top-box is the SCI facility in Singapore.

COMPETITION

Eagle supplies transmitters, receivers, controllers and software used in messaging, voice messaging and message management systems. While the services from the foregoing products represent a significant portion of the wireless personal communications industry today, the industry is expanding to include new services and new markets. The wireless personal communications industry includes equipment manufacturers that serve many of the same PCS markets served by Eagle. Many Eagle competitors, and all competitors that have publicly tradable securities, have significantly greater resources than Eagle, and there can be no assurance that Eagle will be able to compete successfully in the future. In addition, manufacturers of wireless telecommunications equipment, including those in the cellular telephone industry, some of which are larger and have significantly greater resources than Eagle, could elect to enter into Eagle's markets and compete with Eagle's products. There can be no assurance that Eagle will be able to increase its market share in the future.

Eagle competes with many established companies in the Set-Top-Box business including Scientific Atlanta, General Instrument, and many smaller companies. Most of these companies have greater resources available than Eagle does. The markets that are currently developing for multimedia and other Internet related products are extremely large and growing daily. Eagle has conducted extensive study of these markets and is of the belief based on this research that it can effectively compete in these markets with its new convergence set-top-box product line. However, there can be no assurance that these conclusions are correct and that the multimedia and Internet markets will continue to expand at their current rates and that Eagle can gain significant market share in the future.

PROPRIETARY INFORMATION

Eagle attempts to protect its proprietary technology through a combination of trade secrets, non-disclosure agreements, patent applications, copyright filings, technical measures, and common law remedies with respect to its proprietary technology. This protection may not preclude competitors from developing products with features similar to Eagle's products. The laws of some foreign countries in which Eagle sells or may sell its products do not protect Eagle's proprietary rights in the products to the same extent as do the laws of the United States. Although Eagle believes that its products and technology do not infringe on the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against Eagle in the future. If litigation resulted in Eagle's inability to use technology, Eagle might be required to expend substantial resources to develop alternative technology. There can be no assurance that Eagle could successfully develop alternative technology on commercially reasonable terms. More recently, Eagle has registered and trademarked the name of BroadbandMagic.com for its new wholly owned subsidiary. This name is thought by Eagle to be a valuable addition to the intellectual property rights of Eagle.

REGULATION

Many of Eagle's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States and internationally. Regulatory approvals generally must be obtained by Eagle in connection with the manufacture and sale of its products, and by customers to operate Eagle's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Eagle's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the FCC have increased the demand for Eagle's products by providing users of those products with opportunities to establish new messaging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that future regulatory changes will have a positive impact on Eagle.

EMPLOYEES

At September 1, 2000, Eagle employed approximately 125 persons and retained three independent contractors. Eagle believes its employee relations to be good. Eagle enters into independent contractual relationships with various individuals, from time to time, as needed.

Eagle intends to hire new personnel to support the growth of Eagle. The key positions that will emerge from this growth include all areas of management from administration through marketing, sales, financial controller, and personnel director to quality director.

AVAILABLE INFORMATION

Eagle files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document Eagle files with the Commission at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Eagle's Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning as follows:

     Eagle International, Inc.
     Attention: Investor Relations
     101 Courageous Drive
     League City, TX 77573
     Telephone (281) 538-6000

This prospectus is part of a registration statement on Form S-4 Eagle filed with the SEC under the Securities Act. You should rely only on the information or representations provided in this prospectus. Eagle has authorized no one to provide you with different information. Eagle is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with Eagle's financial statements and accompanying notes to the financial statements.

During the year ended August 31, 1999, the majority of Eagle's revenues originated from shipments for a two- way messaging system that Eagle was installed for Link-Two Communications in the Houston and Dallas metroplexes and from contract research and development services. Other sales during this period were to Eagle's broader customer base and were comprised principally of messaging infrastructure products. This sales mix is consistent with the pattern of sales Eagle realized during the year ended August 31, 1998. The expansion of Eagle's manufacturers' representative organization during the year did not significantly contribute to an increase in the sales of its messaging infrastructure products. A major restructuring within the messaging equipment industry by both Motorola and Glenayre Electronics and the implementation of cost reduction campaigns by messaging carriers have created uncertainty in the messaging equipment industry that has caused many customers to delay messaging infrastructure equipment purchases.

During the nine months ended May 31, 2000, Eagle's primary operations were concentrated in the on-going development, marketing and beta testing of multi-media set top devices and the acquisitions of two companies in the structured wiring industries and one R&D company. The new products are currently being tested by multinational distribution companies, Internet service providers, national retail distribution companies and multiple international hotel companies. Eagle expects to commence selling these products in the fourth quarter ending August 31, 2000. Additionally, Eagle commenced the sale of fiber optic cabling and other custom wiring products and services on a national basis through its new subsidiary Atlanticpacific Communications. Eagle intends to continue to expand its operations into the cabling industries through additional acquisitions of companies located throughout the United States.

RESULTS OF OPERATIONS

YEAR ENDED AUGUST 31, 1999 COMPARED TO THE YEAR ENDED AUGUST 31, 1998

NET SALES. For the year ended August 31, 1999, net sales on products sold decreased to $2,217,275 from $4,827,434 during the year ended August 31, 1998. The decrease of $2,610,159, or 54%, was attributable to the shifting focus to the research, development and sale of the convergence set-top-box devices, and away from Eagle's traditional products.

COST OF GOODS SOLD. For the year ended August 31, 1999, cost of goods sold on Eagle's product sales decreased to $1,336,502 from $1,964,954 during the year ended August 31, 1998. The decrease of $628,452, or 32%, was primarily attributable to fewer products sold and costs associated with production. The decrease in cost of sales reduced Eagle's gross profit percentage for products sold and increased costs associated with production.

OPERATING EXPENSES. For the year ended August 31, 1999, operating expenses decreased to $1,318,981 from $2,107,058 during the year ended August 31, 1998, a decrease of $788,077 or 37%. The primary portions of the decrease are discussed below:

o    A $677,854 decrease in salaries, or 92%.

o    A $117,356 decrease in advertising and promotion, or 61%.

o    A $130,789 decrease in other support costs, or 16%.

However, Eagle's research and development costs increased approximately $202,000 due to existing officers and employees being utilized in the development of the convergence set-top-box.

NET EARNINGS. For the year ended August 31, 1999, Eagle's net earnings decreased to $168,271 from $770,968 during the year ended August 31, 1998.

CHANGES IN CASH FLOW. Eagle's operating activities used net cash of $405,953 in fiscal 1999 and $1,498,393 in fiscal 1998. The decrease in net cash used by operating activities in fiscal 1999 was primarily attributable to a change in Eagle's business activities. Eagle's investing activities used net cash of $1,528,262 in fiscal 1999 and $344,519 in fiscal 1998. Such increase was due primarily to an increase in its investment in Link-Two Communications in 1999. Eagle's financing activities provided cash of $1,024,935, in fiscal 1999 and $45,596 in fiscal 1998, and such increase was primarily the result of financing activities consisted primarily of the sale of common stock, which was partially offset by the repayment of shareholder advances.

NINE MONTH PERIOD ENDED MAY 31, 2000 COMPARED TO THE NINE MONTH PERIOD ENDED MAY 31, 1999

During the nine months ended May 31, 2000, Eagle acquired two companies in the fiber optics industry and one R&D company, completed the majority of the field testing of the set top boxes for commercial and residential distribution, and developed new products for wireless DSL and advanced television interface applications. Additionally, Eagle has filed patents for the Java Acceleration Card and the Bluetooth Set Top Box integration technology. Concurrent with these activities, Eagle has been marketing the company's products at numerous domestic and international shows, which target both commercial and residential electronic distribution companies.

Revenues for the nine months ended May 31, 2000 and 1999 totaled $1,903,000 and $1,658,000, respectively. The increase in revenues is principally due to an increase in sales to commercial customers which require structured wiring for computers and infrastructure communications equipment. During this third quarter, the Eagle's marketing resources were directed to identifying product demand for the convergence set-top-box devices, world-wide sales shows, and development new wireless application customers. Eagle anticipates that these sales efforts will provide new customers in the wireless, Internet and convergence set-top-box device markets and constitute the majority of sales in the ensuing fiscal year. Concurrent with this marketing effort, Eagle has engaged international manufacturers to produce the convergence set-top-box.

Operating expenses for the nine months ended May 31, 2000 and 1999 totaled $2,267,000 and $1,308,000, respectively. These expenses increased as a result of the employment of new sales and engineering personnel to support the marketing of multi-media set top devices, development of the advanced television entertainment interface, wireless products for expanding DSL services and completion of the java accelerator card. Additionally, the company continues to incur certain costs in identifying potential cable and fiber industries for acquisition. The Companies research and development costs will continue to increase as new multi-media software and hardware products are developed which integrate with current and evolving television technology.

Current assets as of May 31, 2000 and August 31, 1999 totaled $34,602,000 and $3,072,000, respectively. The principal increase in working capital was due to the increase in cash from the exercise of warrants. Current liabilities as of May 31, 2000 and August 31, 1999 totaled $2,853,000 and $1,414,000, respectively. This increase is attributable to the increase in the purchase of set top box component and fiber wiring.

Eagle's stockholders' equity as of May 31, 2000 and August 31, 1999 totaled $44,914,000 and $8,894,000, respectively. This increase is attributable to the significant exercise of the various categories of warrants.

LIQUIDITY AND CAPITAL RESOURCES.

Eagle entered into a $4,500,000 convertible note credit facility, of which Eagle has drawn down and repaid $1,500,000. The balance is available subject to certain terms and conditions. Eagle believes that its current cash position will provide sufficient working capital through August 2001. Additionally, Eagle is negotiating with lenders to obtain additional acquisition and production financing, although there is no assurance that such financing can be obtained.

                             DESCRIPTION OF PROPERTY

Eagle's headquarters are located in League City, Texas and include approximately 23,000 square feet of leased office and production space. The lease is at market rate and expires in 2001. Eagle has insured its facilities in an amount that it believes is adequate and customary in the industry. In addition, Eagle maintains subsidiary offices in two other Houston area locations, San Antonio, Texas, Chicago, Illinois, and Oxnard California. Eagle believes that its existing facilities are adequate to meet its current requirements but anticipates the need to acquire additional space within the next two years. Eagle believes that suitable additional space in close proximity to its existing headquarters will be available as needed to accommodate the growth of its operations through the foreseeable future.

                                LEGAL PROCEEDINGS

In September 1999, Eagle was named as defendant in a lawsuit, involving its former landlord regarding an alleged breach of the lease and a claim for approximately $25,000 filed in the County Civil Court at Law No.1 in Harris County, Texas. Eagle is currently in discovery and intends to vigorously defend this lawsuit. Eagle has filed a countersuit against its former landlord claiming breach of the lease in an attempt to recover deposits, and collect damages in connection with the dispute regarding the former rental space.

 MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of Eagle common stock are listed on the American Stock Exchange under the symbol "EAG." On September 15, 2000, the last full trading day prior to the public announcement of the proposed Merger Agreement, Eagle's common stock closed at $4.63 per share. On October 20, 2000 Eagle's common stock closed at $3.125 per share. Eagle is authorized to issue 100,000,000 shares of common stock, 26,524,163 of which were issued and outstanding at November 1, 2000. At November 1, 2000, there were approximately 427 holders of record of Eagle common stock.

The table set forth below, for the periods indicated, list the reported high and low sale prices per share of Eagle common stock on the American Stock Exchange.

                                                      EAGLE COMMON STOCK
                                                  -----------------------
                                                     High          Low
-----------------------------------------------   ----------   ----------
FISCAL 1998
-----------------------------------------------   ----------   ----------
      Quarter ended November 30, 1997 .........     $ 4.75       $ 2.75
-----------------------------------------------   ----------   ----------
      Quarter ended February 28, 1998 .........     $ 3.56       $ 0.88
-----------------------------------------------   ----------   ----------
      Quarter ended May 31, 1998 ..............     $ 1.69       $ 1.12
-----------------------------------------------   ----------   ----------
      Quarter ended August 31, 1998 ...........     $ 2.16       $ 0.88
-----------------------------------------------   ----------   ----------
FISCAL 1999
-----------------------------------------------   ----------   ----------
      Quarter ended November 30, 1998 .........     $ 2.00       $ 1.09
-----------------------------------------------   ----------   ----------
      Quarter ended February 28, 1999 .........     $ 3.06       $ 1.53
-----------------------------------------------   ----------   ----------
      Quarter ended May 31, 1999 ..............     $ 2.81       $ 1.66
-----------------------------------------------   ----------   ----------
      Quarter ended August 31, 1999 ...........     $ 2.75       $ 1.03
-----------------------------------------------   ----------   ----------
FISCAL 2000
-----------------------------------------------   ----------   ----------
      Quarter ended November 30, 1999 .........     $ 2.00       $ 1.00
-----------------------------------------------   ----------   ----------
      Quarter ended February 29, 2000 .........     $19.00       $ 1.13
-----------------------------------------------   ----------   ----------
      Quarter ended May 31, 2000 ..............     $19.50       $ 5.62
-----------------------------------------------   ----------   ----------

The Merger Agreement requires Eagle to issue approximately 29,450,740 additional shares of its common stock. The issuance of new shares will result in a 111% increase in the number of outstanding shares of Eagle. As a result, the percentage of common stock held by beneficial owners of more than five percent of Eagle common stock will be decreased. In particular, the percentage of beneficial ownership of Eagle's officers and directors, who at September 1, 2000 beneficially owned 672,667 shares of Eagle's common stock, will decrease from 3% to approximately 1.2%.

Eagle has never paid any cash dividends on its common stock and does not anticipate paying cash dividends within the next two years. Eagle anticipates that all earnings, if any, will be retained for development of its business. Any future dividends will be subject to the discretion of the board of directors and will depend on, among other things, future earnings, Eagle's operating and financial condition, Eagle's capital requirements and general business conditions.

INFORMATION ABOUT THE COMPANY BEING ACQUIRED

CLEARWORKS.NET, INC.

GENERAL

ClearWorks provides voice, data and video transmission services to residential and commercial customers located primarily in the Houston, Texas area. Our services consist of installing and maintaining fiber optic cable and copper wire. ClearWorks then sells Internet access, telephone service, and television programming over those lines. Our operations are primarily focused in the Houston, Texas area and we also operate and provide service in San Antonio and Austin, Texas, and Phoenix, Arizona. In addition, ClearWorks opened an office in London, England and seek to offer its products there.

To provide services, ClearWorks installs and maintains fiber optic and copper data transmission lines from our data transmission facilities to our prospective customers' properties. After the lines have been installed, ClearWorks sells our customers telephone service, access to the Internet, and cable and satellite television programs, all of which are transmitted in digital format over the same lines. ClearWorks refers to its ability to simultaneously offer telephone, Internet and television products as "Bundled Digital Services", which ClearWorks also refer to as "BDS(sm)", and ClearWorks have applied for and received servicemark protection for the term BDS(sm).

STRATEGY

ClearWorks strategy is to acquire and integrate into its organization technology and technology-based companies that are focused on the delivery of a suite of digital services to its clients. ClearWorks is taking advantage of the convergence of telephone, cable TV, satellite TV, Internet and telecommunications technologies to accomplish its objectives. These efforts are designed to take advantage of the deregulation of the telecommunications industry based on the passage by the US Congress of the Telecommunications Act of 1996.

ClearWorks initially began developing voice, data and video integration capabilities to address the needs of businesses. However, during early operations, ClearWorks recognized an opportunity to utilize its expertise to develop and deliver Bundled Digital Services to residential customers directly. ClearWorks then developed a proprietary solution to deliver its digital services package directly to consumers, and ClearWorks developed technology that can utilize a high speed Internet connection for the delivery of all services.

COMPANY HISTORY

On September 18, 1997, Millennium Integration Technologies, L.L.C. was organized as a Texas limited liability company. At the time, Millennium concentrated mainly on software administration and networking integration. Shannon D. McLeroy, ClearWorks current President, was the founder of Millennium.

Michael T. McClere, ClearWorks current Chief Executive Officer, joined the management of Millennium in early 1998, and on April 9, 1998 the LLC reorganized itself into Millennium Integration Technologies, Inc., a Texas corporation. ClearWorks refers to the reorganized company as Millennium Texas.

On April 27, 1998, Southeast Tire Recycling, Inc., a publicly traded Florida corporation with no ongoing operations that previously had been engaged in the tire recycling business, purchased the stock of Millennium Texas. At the time of this transaction, Southeast was an empty corporate shell. As a result, Millennium Texas became a wholly owned subsidiary of Southeast. The exchange of shares between Millennium Texas and Southeast recapitalized the Millennium Texas operations into the corporate shell of Southeast.

On May 12, 1998, Southeast merged with and into ClearWorks. At the time of the merger, ClearWorks was a Delaware corporation with no stockholders, and the stockholders of Southeast became our stockholders. The exchange of shares with Southeast was accounted for as a second recapitalization of the Millennium Texas operations into our corporate shell.

On May 26, 1998, ClearWorks expanded its high tech business by acquiring InfraResources, L.L.C. through our wholly owned subsidiary, Millennium Texas. InfraResources is a provider of high-end consulting services with respect to integrated solutions for client/server based computing. ClearWorks paid $40,000 cash and 80,000 shares of our common stock, which were valued at $2.06 per share for the purposes of this transaction, in exchange for all the outstanding interests of InfraResources. The funding for this acquisition was derived from revenues.

On May 29, 1998, ClearWorks acquired all the outstanding shares of Team Renaissance, Inc. in exchange for 156,250 shares of common stock, which ClearWorks valued at $2.06 per share for the purposes of this transaction. Team Renaissance is a provider of network computing solutions that specializes in delivering systems integration services, design services, and structured wiring solutions.

On November 19, 1998, ClearWorks purchased all the assets of Vidatel Communications, a sole proprietorship owned by Juan "John" Diaz, which is engaged in the business of laying fiber optic and copper based cable. ClearWorks issued Mr. Diaz 98,039 shares of common stock, which ClearWorks valued at $1.53 per share for the purposes of this transaction, in exchange for the Vidatel assets. ClearWorks did not incur liabilities in this transaction except for assuming a note payable to Planet Ford bearing interest at 13.46%, due $513.33 monthly until September 2002, in the principal amount of $18,078.

On May 14, 1999, ClearWorks acquired all the membership interests of Archer-Mickelson Technologies, L.L.C. and Archer became our wholly owned subsidiary. Archer provides the integration services described above in the description of the business of ClearWorks Integration Services, Inc. ClearWorks paid $50,000 and 75,000 shares of common stock for the purchase of Archer, which ClearWorks valued at $1.00 per share for the purposes of this transaction. In addition, ClearWorks agreed to pay obligations of Archer in the amount of $5,547. The funding for the cash portion of this acquisition was derived from our revenues. On June 3, 1999, Archer reorganized itself into ClearWorks Integration Services, Inc., a Texas corporation.

In April 1999, ClearWorks began using the name ClearWorks.net, Inc. The primary reason for the use of this name is that ClearWorks utilize Internet protocol technology in providing Bundled Digital Services to our customers. Our activities also relate to the Internet because our use of high-speed fiber optics cable is anticipated to aid in reducing Internet bottlenecks. By the time ClearWorks started using the new name, ClearWorks had three wholly owned subsidiaries:

     o ClearWorks Integration Services, Inc. (formerly Archer-Mickelson Technologies),

     o ClearWorks Structured Wiring, Inc. (formerly Millennium Integration Technologies, Inc.), and

     o ClearWorks Communications, Inc. (which has two wholly owned subsidiaries called Northpointe Telecom Services, L.L.C. and Stonegate Telecom, L.L.C.).

On December 30, 1999, ClearWorks acquired all the outstanding stock of two Texas corporations, United Computing Group, Inc. and United Consulting Group, Inc. collectively the companies. Both companies became wholly owned subsidiaries of ClearWorks Integration. Collectively the companies provide Internet consulting, design, and implementation, including the sale, installation and integration of computer hardware equipment, as well as information technology and staffing. This type of business is typically referred to in the technology industry as an accelerator company. ClearWorks paid 2,000,000 shares of common stock for the purchase of these companies, which ClearWorks valued at $2.25 per share for the purposes of this transaction. In addition, ClearWorks provided United Computing Group a $500,000 loan, the proceeds of which were used to repay loans to United Computing Group made by former stockholders of United Computing Group. The funding for the cash portion of this acquisition was derived from funds raised in the December 1999 Private Placement. On July 13, 2000, ClearWorks announced our plan to merge United Computing Group with and into our subsidiary ClearWorks Integrated Services and change the name of the subsidiary to "Clearworks IT Solutions, Inc."

On March 17, 2000, ClearWorks purchased the assets of Secure All Security, a home security company located in San Antonio, Texas. At the time of the acquisition, Secure All was a sole proprietorship owned by Mr. Ronnie Evans. ClearWorks paid 34,000 shares of common stock for the purchase of Secure All, which ClearWorks valued at $9.00 per share for the purposes of this transaction, plus an aggregate of $225,000 cash. The funding for the cash portion of this acquisition was derived from funds raised in the December 1999 Private Placement.

On September 15, 2000, ClearWorks purchased the assets of LDConnect.com, which is engaged in the business of providing flat fee telephone long distance service and debit calling cards for the United States and Canada. At the time of the acquisition, LDConnect.com was a Texas corporation. ClearWorks paid 1,000,000 shares of common stock for the purchase of LDConnect, which ClearWorks valued at $4.00 per share for the purposes of this transaction.

PRINCIPAL OPERATING COMPANIES

ClearWorks have four wholly owned subsidiaries which constitute our principal operating companies:

     o    ClearWorks Structured Wiring Services, Inc.,

     o    ClearWorks Communications, Inc.,

     o    ClearWorks Integration Services, Inc., and

     o    ClearWorks Home Systems, Inc.

ClearWorks also have a subsidiary known as ClearWorks.net UK, PLC which was formed to market and deliver the Company's products and services in the United Kingdom and other European countries.

ClearWorks Communications has two wholly owned subsidiaries named Northpointe Telecom Services, L.L.C. and Stonegate Telecom, L.L.C. ClearWorks Integration has two wholly owned subsidiaries named United Computing Group, Inc. and United Consulting Group, Inc. both of which are Texas corporations. On July 13, 2000, ClearWorks announced our plan to merge United Computing Group with and into our subsidiary ClearWorks Integrated Services and change the name of the subsidiary to "ClearWorks IT Solutions, Inc." ClearWorks believe that ClearWorks have an advantage by operating these companies together based on delivering similar services to both commercial and residential customers, much like the regional Bell operating companies do today. Additionally, ClearWorks can utilize our proprietary technology to deliver voice, data and video solutions to both sets of customers via the Internet.

Our ClearWorks Structured Wiring Services, Inc. subsidiary focuses primarily on developing commercial accounts for deployment of structured wiring solutions. These customers consist of companies that seek outside expertise to deploy fiber optic and copper-based structured wiring solutions, ClearWorks Structured Wiring generates revenue through time and materials billings, consulting contracts, service and support contracts. ClearWorks do not intend for ClearWorks Structured Wiring to focus on product sales, but rather on acting as a provider of structured wiring solutions.

Our ClearWorks Communications, Inc. subsidiary focuses primarily on the delivery of integrated voice, data and video services to the residential marketplace. Our proprietary technology enables this subsidiary to proceed into the voice, data and video market for bundled consumption. ClearWorks foresee deploying dialtone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, and a community intranet as a Bundled Digital Service over one wire into the home. The market for these customers is just beginning to develop and is benefitted by a strategic business alliance with other companies in the technology market. ClearWorks Communications is providing solutions to consumers by implementing technology both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, data and video solutions directly to consumers.

Our ClearWorks Integration Services, Inc. subsidiary provides information technology staffings, network engineering, vendor evaluation of network hardware, implementation of network hardware, and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks (known as "LAN"), as well as Wide Area Networks (known as "WAN") analysis and server deployment. Through its United Computing Group and United Consulting Group subsidiaries, ClearWorks Integration is engaged in the Internet consulting, design and implementation business. On July 13, 2000, ClearWorks announced our plan to merge United Computing Group with and into our subsidiary ClearWorks Integrated Services and change the name of the subsidiary to "Clearworks IT Solutions, Inc." This business includes the sale, installation and integration of computer hardware equipment as well as information technology and staffing.

Our ClearWorks Home Systems, Inc. subsidiary focuses on installing and maintaining in-home security systems.

     To further our operations, ClearWorks have developed a Remote Response Center which consists of three primary components:

     o    the Network Support Center,

     o    the Remote Network Management Center, and

     o    the Internet Support Center.

The Network Support Center is fully operational and provides existing clients with advanced technical support and comprehensive network operational support. The Remote Network Management Center enables the Company's Systems Engineers to monitor and administer clients' LAN and WAN systems remotely from our headquarters by means of an established communication link. The Internet Support Center offers a broad range of services including Internet access, security and publishing services. ClearWorks intend to leverage the services provided by the Remote Response Center in order to enhance our long-term client relationships and to expand the scope of services offered to existing and potential clients.

ClearWorks software and hardware products are designed to enhance our ability to provide complex technology solutions for enterprise-wide networks. ClearWorks is an authorized nonexclusive reseller of networking products, which enables us to deliver integration services. Generally, our products are technically sophisticated and require a high level of integration services for successful deployment. ClearWorks has nonexclusive reseller relationships with many industry-leading vendors of information technology products, including Compaq, Computer Associates, Network Associates, IBM, Hewlett Packard and 3Com. ClearWorks also purchases technology from Cisco Systems, Netscape and General Instruments. ClearWorks is a value added reseller; that is, ClearWorks purchases hardware and software directly from the manufacturer and resell these products at a higher price (retail) directly to our customers. Our relationships with these leading aggregators of computer hardware and software enable us to provide clients with competitive product pricing, ready product availability and services such as electronic product ordering, product configuration and testing, and product warehousing and delivery. Moreover, these relationships enable us to reduce inventory costs by not carrying inventory normally associated with the delivery of these products.

ClearWorks also is a nonexclusive value added reseller of fiber and copper for companies such as Seicor Corporation, Lucent Technologies, Panduit, Leviton Telecom, AMP Incorporated, Ortonics, Siemen Corporation and Belldon Wire & Cable. There are no binding long-term commitments with respect to any of the business relationships referred to in this or the preceding paragraph of this section. Each of these relationships can be terminated by either party at any time.

REVENUES

ClearWorks derive 51% of our revenues from network cabling and wiring; 45% of revenues from integration services; and 4% of revenues from software administration.

MARKETS, MARKETING AND ADVERTISING

Although ClearWorks core market is the Houston, Texas area, potential markets include most suburban and urban areas in the United States and perhaps in other countries. Most of ClearWorks marketing comes from direct efforts by employees. The remainder of our marketing is in the form of referrals from suppliers, together with a limited amount of advertising in trade magazines and newsletters.

PRINCIPAL SUPPLIERS

ClearWorks Structured Wiring Services, Inc. purchases all of its fiber, IBM Home Director boxes, switches, connectors, interducts, and routers from several vendors, principally from G.E. Supply, Anixter, Accu-Tech Supply, LiteComm Supply Company, TVC Communications, and Rexel/Summers.

ClearWorks Integration Services, Inc. purchases most of its software products from Tech Data or directly from the respective manufacturers of these products.

ClearWorks Communications, Inc. purchases most of its supplies and equipment from TVN Entertainment Corp., B&H Commercial Services, TVC Incorporated and Siecor Corporation. ClearWorks Communications also purchases supplies and software from General Instruments, Cisco Systems, and Netscape, either directly from the respective manufacturers of these products or through distributors.

ClearWorks has not experienced shortages or other difficulties in obtaining components, supplies or other materials. ClearWorks currently anticipate that components, supplies and other necessary materials will remain readily available.

CLEARWORKS WEBSITE

ClearWorks maintain an Internet website at http://www.clearworks.net where information about our services can be found. The website provides customers with a mechanism to request additional information on services and allows customers to obtain contact information for particular services and support. However, ClearWorks does not earn any revenues from the operation of the website, which is informational only. Moreover, our website is not a part of this Registration Statement on Form S-4.

RESEARCH AND DEVELOPMENT

ClearWorks spent approximately $175,000 on research and development during 1999 and approximately $217,000 on research and development during 1998. ClearWorks expects to continue to commit substantial resources for R&D in order to improve and expand the performance and capability of Bundled Digital Services.

BUSINESS DEVELOPMENTS

ClearWorks has formed a strategic business alliance with Land Tejas Development, L.L.C., a major real estate developer in Houston, Texas. ClearWorks currently is beginning the installation of a state-of-the-art multi-channel video, telephone and Internet communications network, which ClearWorks refers to as Bundled Digital Services, in each of the Land Tejas development projects in Houston, Texas. The first development project to receive this network will be the Canyon Gate project. The project is underway and fiber optic cable will be installed in each of the Canyon Gate communities beginning with the Canyon Gate at Northpointe subdivision in Houston, Texas. On March 26, 1999, ClearWorks entered into a service agreement with Land Tejas Development at Northpointe, L.L.C. and the Canyon Gate at Northpointe Home Owner's Association to begin installing Bundled Digital Services in the Northpointe subdivision. Northpointe Telecom Services, L.L.C. services the Northpointe area. It is further anticipated that the Bundled Digital Services will provide many benefits to the homeowners in these communities, and ClearWorks believes its efforts will receive national attention based on the types of services delivered and the innovation associated with its delivery.

The Bundled Digital Services installation at Canyon Gate communities is anticipated to be completed over a span of three years ranging through mid-year 2002.

BUNDLED DIGITAL SERVICES

ClearWorks believes that there is substantial demand from customers for bundled telecommunications services provided on a single monthly bill and with a single point of contact for all sales and services. Through our Bundled Digital Services business, ClearWorks can provide a broad array of telecommunications services aimed at addressing customers' needs, including basic local exchange services (i.e. local telephone services or dialtone), enhanced switch services (i.e. telephone options such as call waiting, caller identification, voicemail, etc.), Internet services, and video channel transmission services.

ClearWorks Bundled Digital Services customers receive video, audio and data signals transmitted by nearby television and radio broadcast stations, terrestrial microwave relay services and communications satellites. The signals are then amplified and distributed by optical fiber to the premises of customers who pay a fee for the service. In many cases, video signals also originate and distribute local programming. ClearWorks multi-channel video systems generally will carry up to 1,000 digital channels. Compressed digital video technology converts on average as many as 14 analog signals (which also will be used to transmit video and voice) into a digital format and compresses the signals (which is accomplished primarily by eliminating the redundancies in television imagery) into the space normally occupied by one analog signal. The digitally compressed signal is uplinked to a satellite, which retransmits the signal to a satellite dish or to a head-end facility at the sub-division to be distributed via optical fiber to the customer's home. At the home, a set-top video terminal converts the digital signal into analog channels that can be viewed on a normal television set.

HIGH-SPEED INTERNET ACCESS

The use of computers, online services and the Internet has increased significantly over the last few years. ClearWorks believes in the revenue opportunities of Internet-related services and are taking advantage of these opportunities by developing and providing high-speed Internet access via our advanced network and point to point optical fiber. By using Bundled Digital Services network technology that delivers multi-channel video and telephone services, users can access the Internet at speeds up to hundreds of times faster than existing telephone modems. In particular, ClearWorks intends to offer residential subscribers Internet services that deliver data to homes through a fiber optic backbone infrastructure at speeds up to hundreds of times faster than traditional telephone dial-up alternatives.

SERVICE AND PROGRAMMING CHARGES

Subscribers to our Bundled Digital Services generally will be charged monthly fees based on the level of service selected, either Basic Bundled Services, Enhanced Bundled Services or Maximum Bundled Services. Monthly prices for the various levels of services (excluding services offered on a per-channel or per-program basis) range generally from $78 to $138 for residential customers. Other services offered include equipment rentals, usually for an additional monthly fee. Systems offering pay-per-view movies generally charge between $4 and $6 per movie, and systems offering pay-per-view events generally charge between $6 and $50, depending on the event. A one-time installation fee generally is charged for connecting subscribers to the Bundled Digital Services, however, the installation fee has been waived for the residents at Canyon Gate at Northpointe.

SALES FORCE

Our sales professionals are trained to provide commercial and residential customers with sales and customer service relating to all of our services. Once a customer contracts with us for services, ClearWorks assigns a single account relations representative who has the responsibility of proactively contacting the customer to confirm satisfaction with existing products and to promote new services and programs. Our sales staff works to gain a better understanding of the customer's operations in order to develop innovative, application-specific solutions to each customer's needs. Sales personnel locate potential business customers by several methods, including customer referral, market research, cold calling and other networking alliances.

POSSIBLE FUTURE ACQUISITIONS

ClearWorks has examined the size and highly fragmented composition of our industry and have identified the potential to carry out a market roll-up within the systems integration marketplace. Initially, ClearWorks intends to expand our business through selective, strategic acquisitions of other companies with complementary businesses, which companies' revenues range from $1 million to $15 million. ClearWorks believes that companies in this range of revenues may be receptive to our acquisition program because often they are too small to be identified by larger public companies as acquisition targets of or to independently attempt their own public offering. In particular, ClearWorks intends to focus its acquisition strategy on candidates which have a proven record of delivering high-quality technical services and a customer base of large and mid-sized companies and which could benefit from our anticipated access to sources of financing as well as our long-term growth strategy.

Generally, acquisition candidates are introduced to us through mutual colleagues or referrals from suppliers and vendors and, occasionally, companies that are seeking to be acquired present themselves to us. ClearWorks anticipates using our common stock as the primary source of funding future acquisitions. ClearWorks typically conducts acquisitions by entering into stock-for-stock transactions or asset purchase agreements.

In connection with this strategy ClearWorks identified an acquisition candidate:

     o On August 3, 2000 ClearWorks entered into a letter of intent to acquire Link Two Communications, a nationwide provider of high speed wireless broadband access. The acquisition of Link Two Communications is anticipated to provide us with a strategic arm in which to address the large retrofit market in wireless Bundled Digital Services. See "Material Contracts with ClearWorks".

REGULATION AND LEGISLATION

ClearWorks business is subject to regulation by governmental authorities. Following is an overview of some of the laws and regulations which affect our operations.

FEDERAL LAWS. The Cable Communications Policy Act of 1984 referred to as the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecommunications Act are the principal federal statutes governing the cable television industry. These statutes regulate, among other things, the following:

     o Cable system rates for both basic and non-basic services; programming access and exclusivity arrangements;

     o Access to cable channels for public, educational and governmental programming;

     o    Leased access terms and conditions;

     o    Horizontal and vertical ownership of cable systems;

     o    Consumer protection and customer service requirements;

     o    Franchise renewals;

     o Television broadcast signal carriage requirements and retransmission consent;

     o    Technical standards; and

     o    Privacy of customer information.

FEDERAL REGULATIONS. The FCC is the principal federal regulatory agency with jurisdiction over cable television. The FCC has promulgated regulations implementing federal laws which cover our operations. Nearly all cable television systems are subject to local rate regulation of basic service pursuant to a formula established by the FCC and enforced by local franchising authorities. In response to complaints filed by franchising authorities, federal legislation requires the FCC to review rates for non basic service tiers, known as "cable programming service tiers" or "CPST", except for per-channel or per-program services. Federal legislation also:

     o prohibits cable television systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium service if the system is technically capable of doing so;

     o requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service and rental of cable equipment; and

     o and allows the FCC to impose restrictions on the retiering and rearrangement of basic and CPST services under limited circumstances.

Under the 1996 Telecommunications Act, regulation of CPST rates terminated on March 31, 1999. Regulation of both basic and CPST rates also ceases for any cable system subject to "effective competition." The 1996 Telecommunications Act expanded the definition of

"effective competition" to cover situations where a local telephone company or its affiliate, or any multi channel video provider using telephone company facilities, offers comparable video service by any means except DTH.

Under federal regulations, cable television operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in costs beyond the cable operator's control such as taxes, franchise fees and programming costs. Cost-based adjustments to these capped rates can also be made in the event a cable operator adds or deletes channels or significantly upgrades its system. In addition, new product tiers consisting of services new to the cable system can be created free of rate regulation as long as conditions are met. For example, services may not be moved from existing tiers to the new product tier. The rules also require that charges for cable-related equipment (for example, converter boxes and remote control devices) and installation be itemized separately from the provision of cable television service and the charges must be based upon actual costs plus a reasonable profit. Also, local franchising authorities and the FCC are empowered to order a reduction of existing rates which exceed the maximum permitted level for either basic and CPST services and associated equipment, and refunds can be required.

COMPETITIVE LOCAL EXCHANGE CARRIER

On August 26, 1999, the Public Utility Commission of Texas approved our application for a service provider certificate of operating authority or a "SPCOA", and ClearWorks became a Competitive Local Exchange Carrier, which also is referred to as a CLEC. On February 15, 2000, our application for an SPCOA was approved by the Nevada Public Utility Commission, and ClearWorks now qualifies as a CLEC in Nevada and may offer telecom services in Nevada.

ClearWorks pursued the SPCOA applications because the Telecommunications Act of 1966 mandated that the monopoly in local exchange service be opened to competition. Thus, incumbent providers must allow other companies to interconnect with existing phone networks and buy facilities from the owners of these networks. These steps are critical for competitors to solicit customers with the assurance that they will receive quality service. Becoming a CLEC gave us access to Southwestern Bell's dial tone, thus saving potentially tens or hundreds of millions of dollars on infrastructure investments.

EMPLOYEES

ClearWorks had a total of 115 employees at September 1, 2000 in addition to independent contractors. ClearWorks currently outsource human resources functions for employment administration services, benefits management services, and for billing our BDS products. None of our employees is represented by a labor union with respect to his or her employment by us. ClearWorks have not experienced any organized work stoppages and believe that our relationship with employees is good.

OUTSTANDING LOANS

On August 4, 1999 ClearWorks borrowed $801,512 from KMA Investments at an interest rate of 12% per year. This loan is due on or before July 9, 2000 and is evidenced by a promissory note. If the note and all accrued interest is not paid when due, the delinquent amount automatically converts into shares of our common stock at the rate of one share for each $1.375 of principal and/or interest. ClearWorks may prepay principal and interest only after giving the holder 30 days prior notice to effect conversion. ClearWorks intend to rely upon future debt and equity offerings to finance our operations. On April 17, 2000, ClearWorks elected to convert this outstanding loan into shares of common stock, and the loan was converted into a total of 588,747 shares of common stock.

On October 14, 1999, ClearWorks borrowed $500,000 from NTL Securities. This loan is evidenced by a promissory note and accrues interest at the rate of 12% per year. All accrued and unpaid principal and interest are due on May 1, 2001.

On October __, 2000, ClearWorks borrowed $1,000,000 from Eagle. See "Material Contracts with ClearWorks".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and comparison of the financial condition and results of ClearWorks operations for the six month periods ended June 30, 2000 and June 30, 1999. Also included is a similar discussion and comparison as of and for the years ended December 31, 1999 and 1998. These discussions should be read in conjunction with the financial statements, the notes related to the financial statements, and the other financial data included in this prospectus.

RESULTS OF OPERATIONS

THE SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 1999.

The following table includes significant information regarding our operations during the six month periods ended June 30, 2000 and 1999:

                                            JUNE 30,        JUNE 30,
                                              2000            1999
                                          -----------     -----------
Revenues ...............................  $12,977,066      $1,025,000
Cost and expenses ......................  $16,105,101      $2,008,000
Loss from operations ...................  $(3,128,035)     $ (983,000)
Net loss ...............................  $(7,487,158)     $ (996,000)
Basic and diluted loss per share .......  $      (.34)     $     (.07)

The following summary table presents on comparative cash flows for the six month period ended June 30, 2000 and June 30, 1999:

                                                JUNE 30, 2000    JUNE 30, 1999
                                                -------------    -------------
Net cash used by operating activities ........   $(3,254,478)     $  (534,000)
Net cash used by investing activities ........   $(1,803,323)     $(1,374,000)
Net cash provided by financing activities ....   $ 3,896,824      $ 1,847,000

REVENUES

Total revenue increased by $11,952,066 over the June 30, 1999 fiscal quarter to $12,977,066 (an increase of 1,166%) for the six months ended June 30, 2000. ClearWorks acquired three companies during 1998, two companies during 1999, and one company in 2000. As a direct result of these acquisitions, ClearWorks have been able to significantly increase our revenue in the primary areas in which ClearWorks compete.

Revenues from ClearWorks Structured Wiring decreased from $425,356 through the second quarter 1999 to $333,677 (a decrease of 22%) for the June 30, 2000 period. Structured wiring revenues are derived from providing wiring solutions for commercial and education customers. ClearWorks Structured Wiring deployed its structured wiring solutions to major education and commercial customers in the Houston area during the six months ended June 30, 2000. ClearWorks anticipate that the decrease in revenues will continue as resources within ClearWorks Structured Wiring are deployed on internal projects to build out Fiber-To-The-Home telecommunications networks.

Revenues from ClearWorks Home Systems increased from $0 through the June 30, 1999 period to $729,658 for the June 30, 2000 period. Home Systems revenues are derived from providing wiring solutions for residential, security systems and audio/visual equipment. ClearWorks anticipate that the increase in revenues will continue as ClearWorks expand into new markets and completes acquisitions. ClearWorks are currently ramping up to meet the demand generated by communities in the ClearWorks Communications backlog.

Revenues from ClearWorks Communications increased from $0 through the June 30, 1999 period to $973,918 for the June 30, 2000 period. Revenues from delivery of our Bundled Digital Services were $42,000 for the year ended December 31, 1999. ClearWorks currently deliver voice, video and data services to residential homes in primarily new communities. ClearWorks are currently deploying new infrastructure to ramp subscribers from its backlog of residential communities. Our subscriber revenue ramps up directly proportional to the number of new homes built in its subdivisions each quarter. ClearWorks anticipate bringing new communities on-line in the fourth quarter of 2000.

COSTS AND EXPENSES

Costs and expense increased to $12,159,763 through the period ended June 30, 2000 compared to $618,000 through the period ended June 30, 1999. Costs and expenses grew based on an increase in new revenues primarily from acquisitions and from the opening of new offices for the company. New offices were established in Phoenix Arizona, San Antonio and Dallas, Texas. Gross margins within the subsidiaries were consistent with managements expectations, with consolidated gross margins decreasing form forty percent (40%) through the June 30, 1999 period to six percent (6%) (a decrease of 34%) for the June 30, 2000 period. This decrease resulted primarily from the operational costs of acquisitions consummated by the company and from expansion costs of opening new offices.

General and administrative expenses increased to $3,125,586 through the period ended June 30, 2000, compared to $1,304,000 through the period ended June 30, 1999. Selling, general and administrative expenses consisted primarily of compensation to employees and management. During the six months ended June 30, 2000, ClearWorks continued our rapid growth, deploying resources to expand in all areas. ClearWorks Home Systems expansion included the acquisition of all personnel from Secure-All Security, which are primarily sales oriented and the establishment of a Phoenix Arizona office. ClearWorks Communications continued deploying on their Bundled Digital Services (BDS(sm)) contracts including adding customer service personnel to support the increasing subscriber base as well as field personnel to physically deploy fiber optics cable. ClearWorks IT Solutions added sales personnel to support the increase in revenue as well as accounting personnel to assist with record keeping. ClearWorks added a director of marketing to begin the extensive development of materials, advertising, and consumer awareness products. ClearWorks also expanded our accounting workforce by the addition of human resources specific personnel as well as the addition of a new controller. Several areas of the Home Systems business were streamlined including the closing of all secondary market offices including Laredo, Harlingen, and McAllen, Texas locations. The Company had approximately 200 management, sales and administrative personnel at June 30, 2000.

ClearWorks has recorded goodwill equivalent to the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition. ClearWorks amortize this cost over a five-year period. In addition ClearWorks acquired fixed assets to support the business growth. The fixed assets are depreciated over a two to seven year period. Depreciation and Amortization expenses increased by $733,752 to $819,752 for the six months ended June 30, 2000 primarily due to the amortization of goodwill associated with acquisitions.

OTHER INCOME/EXPENSE

Other income and expense is comprised of interest income and expense. ClearWorks earned $8,768 in interest in this six month period ended June 30, 2000. Interest expenses increased to $4,367,891 through the period June 30, 2000, compared to $13,000 through the period ended June 30, 1999. Interest accrued primarily on outstanding convertible debentures which are due August 2000 and May 2001.

CAPITAL EXPENDITURES

ClearWorks have incurred capital expenditures for construction of operating facilities, transportation and other field equipment, office furniture and computer equipment and software used in our operations. Capital expenditures for the six months ended June 30, 2000 were $1,968,323 compared to $1,339,000 through the period ended June 30, 1999. Capital expenditures were primarily utilized for the deployment of the Company's Fiber-To-The-Home (FTTH) program to deliver high speed broadband services to residential communities.

CAPITAL RESOURCES

During the six months ended June 30, 2000, Candlelight exercised its right to acquire, upon total payment to us of $4,000,000, an additional $4,000,000 face value of debentures and additional warrants to purchase up to 280,000 shares of common stock. In connection with the private placement, ClearWorks agreed not to sell any of our securities until ninety (90) days after the effectiveness of this registration statement, unless the securities are

     o    issued in connection with a public offering of at least $15 million

     o in connection with and acquisition of additional businesses or assets or compensation to employees, consultants, officers or directors.

LIQUIDITY

ClearWorks ability to satisfy its obligations depends in part upon our ability to reach a profitable level of operations and securing short and long-term financing for development of our commercial and residential products. ClearWorks is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill our capital needs. Without the short or long-term financing, ClearWorks will attempt to sell additional common stock to meet our current and future capital needs. If ClearWorks is not able to obtain either short or long-term funding or funding through the sale of common stock, ClearWorks would be required to cut back our expansion plans and operate the facilities ClearWorks currently has built, and fund operations with internally generated funds from its integration, structured wiring and communications business units.

THE FISCAL YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE FISCAL YEAR ENDED DECEMBER 31, 1998.

The following table includes information regarding our operations during 1999 and 1998:

                                        DECEMBER 31,       DECEMBER 31,
                                            1999              1998
                                        -----------        -----------
Revenues ...........................    $ 3,032,000        $ 1,090,000
Cost and expenses ..................      7,430,000          1,332,000
Loss from operations ...............     (4,398,000)          (242,000)
Net loss ...........................    $(5,159,000)       $  (252,000)
Basic and diluted loss per share ...    $      (.29)       $      (.03)

The following summary table presents our comparative cash flows for 1999 and 1998:

                                               DECEMBER 31,     DECEMBER 31,
                                                   1999             1998
                                               -----------      -----------
Net cash used by operating activities ......   $(2,697,000)     $   (91,000)
Net cash used by investing activities ......   $(2,459,000)     $  (235,000)
Net cash provided by financing activities ..   $ 6,241,000      $   484,000


Cash used in operating activities for 1999 was $2,697,000, an increase of $2,606,000 over 1998. The primary components of the increase were a net loss of $5,159,000, an increase in accounts receivable of $739,000 and an increase in inventories and other assets of $129,000 and $398,000, respectively. This was partially offset by an increase in accounts payable of $926,000. Cash used by investing activities was $2,459,000, an increase of $2,224,000 over the same period in 1998. The primary components of the increase were the construction of the head-end facility at the Canyon Gate at Northpointe sub-division and cash issued in our two 1999 acquisitions. Cash provided by financing activities for 1999 was $6,241,000 which was provided by the sale of common stock, borrowings and the issuance of 6% convertible debentures. This was an increase of $5,757,000 over the 1998 period.

REVENUES

Total revenue increased by $1,942,000 for 1998 to $3,032,000 (an increase of 178%) for 1999. ClearWorks acquired three companies during 1998 and two companies during 1999. As a direct result of these acquisitions, ClearWorks have been able to significantly increase revenue in the primary areas in which ClearWorks operates. Further increases are projected for the year 2000 as a result of the acquisition of United Computing Group and United Consulting Group on December 30, 1999.

Revenues from integration services increased from $535,000 during 1998 to $1,607,000 (an increase of 200%) for the 1999 period. Integration revenues are derived from three principal product lines; information technology staffing and network engineering, vendor evaluation of network hardware and implementation of network hardware and support of private and enterprise networks. ClearWorks have been able to increase revenues in the integration area primarily due to the acquisition of Archer Mickelson, LLC in May 1999 and an increased customer base and expansion of Bundled Digital Services.

Revenues from structured wiring solutions for residential, commercial and education customers was $1,383,000, an increase of $828,000 (149%) over the same period last year. ClearWorks Structured Wiring Services, Inc. deployed its structured wiring solutions in 408 homes in the Canyon Gate at Northpointe, Stonegate, the Brazos and Cinco Ranch sub-divisions in the Houston area during 1999. A total of eight home-builders used our structured wiring solutions during this period. ClearWorks also deployed our structured wiring solutions to three Houston area independent school districts, two universities and twenty-one commercial customers.

Revenues from delivery of our Bundled Digital Services were $42,000 for 1999. ClearWorks began billing for our services at Canyon Gate at Northpointe sub-division in September 1999. ClearWorks currently deliver video and data services to homes at Northpointe and have signed an interconnection agreement with Southwestern Bell Telephone Company to begin delivering voice during the first quarter of 2000. Subscriber revenues will increase as additional homes are completed within the sub-division and a full complement of integrated voice, video and data services are delivered to the homes. Furthermore, revenues will increase as ClearWorks begin to provide Bundled Digital Services to the back-log of new sub-divisions currently under contract.

COSTS AND EXPENSES

Costs and expenses increased to $7,430,000 for 1999 compared to $1,332,000 for 1998. Integration services and materials increased to $1,280,000, an increase of $778,000 over 1998. Salaries of network engineers and information technology consultants, coupled with increased purchases for resale of computer hardware and software were the primary components of the increase. The gross profit margin for integration services increased from 7% in 1998 to 26% for 1999. This increase resulted primarily from the acquisition of Archer Mickelson, which had customers that provided better profit margins than our customers during 1998. Structured Wiring Services' labor and materials increased to $1,295,000 for 1999, an increase of $756,000 over 1998. Increased business activity was the primary reason for the increase. The gross profit margin for structured wiring increased from 3% for 1998 to 7% for 1999. Bundled Digital Services costs were $222,000. There were no Bundled Digital Services costs for 1998. ClearWorks are building our infrastructure and, as such, have incurred start-up expenses for deployment of services.

Selling, general and administrative expenses increased by $4,221,000 to $4,428,000 for 1999, from $207,000 in 1998. During 1999, ClearWorks concentrated on building infrastructure for implementation of our business plan. ClearWorks added key management and other personnel in all areas of our organization to provide support for deployment of Bundled Digital Services and other revenue generating areas. Salaries and related expenses increased from $12,000 for 1998 to

$1,187,000. ClearWorks had 22 management, sales and administrative personnel at December 31, 1999. As part of our compensation plan, ClearWorks awarded shares of common stock and cash to certain employees and other service providers during 1999. The value associated with the issuance of the stock and warrants was $1,277,000 and $648,000 respectively and was a non-cash charge against earnings. There was no stock issued for compensation to employees in 1998.

Legal fees increased from $10,000 in 1998 to $243,000 in 1999, Legal fees were related to SEC filings, litigation and general corporate matters in the amounts of $66,000, $84,000 and $93,000, respectively. Accounting fees were $139,000 and were comprised of expenses associated with the Company's audit for the year ended December 31, 1998, SEC reporting and compliance, and outside consultants. There were no accounting fees incurred during 1998. The cost of investor relations increased from $3,000 in 1998 to $175,000 in 1999. These expenses are comprised of transfer agent expenses, investor relations firm fees, press release services, printing and postage. Rents increased from $15,000 in 1998 to $112,000 in 1999. The primary component of this category was the cost associated with the lease of executive office space. Other selling, general and administrative expenses increased from $167,000 in 1998 to $607,000 in 1999. This category is primarily comprised of travel and entertainment expenses, outside consultants, insurance, office supplies and telephone and communications expenses.

ClearWorks recorded goodwill equivalent to the excess of the cost of companies acquired over the fair value of their net assets at the dates of acquisition. ClearWorks amortize this cost over a five-year period. Amortization of goodwill was $121,000 and $70,000 for 1999 and 1998, respectively. Depreciation expense for 1999 was $84,000 compared to $14,000 for 1998.

OTHER INCOME/EXPENSE

Other income and expense is comprised of interest income and expense. ClearWorks earned $63,000 in interest during 1999. Interest expense increased to $824,000 during 1999 and is composed primarily of the value attributable to the beneficial conversion feature of the 6% convertible debentures issued in December 1999 plus interest accrued on field vehicle loans and promissory notes.

CAPITAL EXPENDITURES

ClearWorks incurred capital expenditures for construction of operating facilities, transportation and other field equipment, office furniture and computer equipment and software used in operations. Capital expenditures for 1999 totaled $1,994,000 and for 1998 totaled $208,000. ClearWorks have completed the head-end facility at Canyon Gate at Northpointe and have begun installing conduit in the ground at the Stonegate sub-division to begin deployment of Bundled Digital Services to the residents of Stonegate.

CAPITAL RESOURCES

During 1999, capital resources were provided primarily by capital contributions from stockholders, through an offering of common stock under Rule 504 of Regulation D under the Securities Act of 1933 which realized $1,000,000, and two private placements of common stock to a total of three entities which realized $1,450,000. In addition, ClearWorks issued a promissory note on August 4, 1999, which is due July 9, 2000, in the principal amount of $801,512 at an annual interest rate of twelve percent. If the note and all accrued interest is not paid when due, the delinquent amount automatically converts into shares of common stock at the rate of one share for each $1.375 of principal and/or interest. ClearWorks may prepay principal and interest only after giving the holder 30 days prior notice to effect conversion. At maturity, the holder of the note has the right to convert the principal and unpaid interest of the note into restricted common stock.

On October 14, 1999, ClearWorks issued a promissory note to NTL Securities in the principal amount of $500,000. This note carries a 12% rate per year and is payable on or before May 1, 2001.

On December 13, 1999, ClearWorks borrowed $150,000 from Michael T. McClere, its Chairman of the Board and Chief Executive Officer. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until ClearWorks repaid it on January 10, 2000.

On September 29, 2000, ClearWorks borrowed $101,000 from Michael T. McClere, its Chairman of the Board and Chief Executive Officer. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until ClearWorks repaid it on October 11, 2000.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement of Financial Accounting Standards No, 133, "Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133, as amended, is effective for all fiscal years beginning after June 15, 2000. ClearWorks has not yet determined the impact, if any, SFAS 133 will have on our financial position or results of operations, and plan to adopt this standard for the year ending December 31, 2001.

DESCRIPTION OF PROPERTY

The principal offices of ClearWorks are located in Houston, Texas, consisting of approximately 9,000 square feet of space. The Company leases this space under an agreement that expires in

2003 at a current annual base rental of approximately $129,000. The Company also leases warehouse space in Houston, Texas at a current annual rental rate of approximately $20,000. This agreement expires on September 30, 2000. There is also an office located in Phoenix, Arizona, and with the acquisition of Secure-All Security, an office in San Antonio, Texas.

United Computing Group, Inc. leases approximately 8,000 square feet of office and warehouse space in Houston, Texas. The current annual base rental is approximately $74,000 and the lease expires on August 31, 2001. United Computing Group also has office and warehouse space leased at an annual rental rate of approximately $17,000 which lease expires on February 28, 2001. United Computing Group has sub-leased this space through the end of the lease to a third party at an annual sub-lease rate of $12,000.

                                LEGAL PROCEEDINGS

CLEARWORKS IS SUBJECT TO LEGAL PROCEEDINGS AND CLAIMS WHICH ARISE IN THE ORDINARY COURSE OF BUSINESS. CLEARWORKS DOES NOT EXPECT THAT THE RESULTS IN ANY OF THESE LEGAL PROCEEDINGS WILL HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

ClearWorks is currently plaintiff in CLEARWORKS.NET, INC. V. MICHAEL C. CALLIHAN AND LINDA CALLIHAN; 157th Judicial District Court of Harris County, Texas; Cause No. 2000-10296. Suit was filed February 25, 2000 after attempts to mediate were unsuccessful alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with us. Shortly thereafter, the principal shareholder, Michael Callihan, requested that ClearWorks pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between us and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are a ClearWorks obligation and which ClearWorks claims are the personal debt of Mr. and Mrs. Callihan. Also, prior to closing, we learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation on of the merger agreement between the parties. ClearWorks intends to continue to vigorously prosecute our claims against the Callihans and ClearWorks is seeking to be reimbursed for, among other things, the funds expended by the Company to make the payments to the employees, contractors and suppliers and for return of or reduction of the shares paid to the Callihans. ClearWorks further seeks damages for breach of contract, breach of warranty, fraud in stock transactions and common law fraud and are seeking recovery of the stock issued to the Callihans. The Court has ordered the case to mediation on or before November 30, 2000. The case is currently set for trial during the two week period beginning June 18, 2001.

ClearWorks is a defendant in Cause No. 98-34 190; MARTIN R. NATHAN V. CLEAR WORKS TECHNOLOGIES, INC., ET. al.; In the 216th Judicial District Court, Harris County, Texas, which case was referred to arbitration in Case No.
70-168-00402-99; American Arbitration Association, CLEARWORKS TECHNOLOGIES, INC.; MICHAEL T MCCLERE, RACHEL MCCLERE 1998 TRUST; MCCLERE

FAMILY TRUST; AND SHANNON MCLEROY VS. TIM PENNINGTON, RECOH TRICOTE, INC., INTERNAL REVENUE SERVICE AND MCMANUS & COMPANY, P.C., JAMES W. WALTERS, J. STANFORD LIFSEY AND JANET W. LIFSEY, EARL STOVER AND DEBRA SMITH. This suit, however, has been dismissed, and the parties have agreed to work out a settlement of all claims. One of the claims among the parties to this proceeding is focused upon apportionment of liability among the parties for damages, if any, payable to Tim Pennington in the action brought by him against ClearWorks. This suit was originally instituted by Plaintiffs' Original Petition filed in the above referenced cause of action by Martin R. Nathan, alleged escrow agent, against the Company and others. This suit was filed as an interpleader action and arises out of the reverse merger pursuant to that one certain Agreement for Purchase of Common Stock dated April 1, 1998, which created the public form of the Company as it now exists. Pursuant to the terms of certain escrow agreements or arrangements between the original stockholders of Millennium Integration Technologies, a predecessor to the Company, and Southeast Tire Recycling, Inc., the original owners of Southeast Tire escrowed shares of stock in the Company that they received in the transaction in order to satisfy any disclosed or undisclosed outstanding obligations of Southeast Tire as of the date of the merger. The claimants in the proceeding are the Company and the former stockholders of Millennium Integration Technologies. The principal respondents are those former stockholders of Southeast Tire, referred to as the Walters Group, who are alleged to have indemnity obligations to the claimants and who have escrowed approximately 86,000 shares of the Company's stock to secure any outstanding obligations claimed by any party and arising prior to the date of the merger. The known claims are Recoh Tricote, Inc., Internal Revenue Service, Tim Pennington and McManus & Company, P.C.

ClearWorks is currently a defendant in Cause No. 98-34 190-A; TIM PENNINGTON V. CLEAR WORKS TECHNOLOGIES, INC. AND JAMES W. WALTERS; In the 269th Judicial District Court of Harris County, Texas. Reference is made to the foregoing paragraphs describing the Nathan lawsuit. While all other interpleader claims referenced in the foregoing paragraphs were referred to arbitration and subsequently dismissed pursuant to agreement, the remaining claim by Tim Pennington was severed into an independent cause of action. Tim Pennington has filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with approximately $42,000.00, options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six (6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its stockholders, officers and directors. Pennington's claims are grounded in breach of contract, fraud, state and federal securities fraud, and conversion. Pennington seeks a judgment in excess of $100,000 plus punitive damages, court cost, attorneys' fees and interest. The Company has filed its answer and a counterclaim to the filing by Pennington. The Company intends to dispute the claim and to raise affirmative defenses on behalf of the Company, such as failure of a condition or conditions to the agreement, estoppel, latches, and that Pennington's claims are limited to claims against the escrowed shares and that Pennington's claims are not properly asserted against the Company, but should be addressed to the former officers, directors, and stockholders.

This lawsuit is currently in the discovery phase. A the Court has ordered that this lawsuit be mediated. Trial date is scheduled for December 11, 2000. The Company intends to vigorously contest all claims in this case. The Company also expects to pursue its indemnity claims in this proceeding against the former stockholders of Southeast Tire of whom have agreed to indemnify the Company of these claims or are otherwise legally obligated to do so. The Company also expects to assert claims for any out of pocket expenses, attorneys' fees and other costs of defense in this case against the former stockholders and the proceeds of the shares of stock held in the registry of the District Court in the proceeding identified in the Nathan lawsuit above.

ClearWorks also currently is a defendant in CAUSE NO. 1999-15281; ROBERT HORN VS. CLEAR WORKS TECHNOLOGIES, INC. Suit was filed March 25, 1999, in the 333rd Judicial District Court of Harris County, Texas, alleging causes of action based on breach of contract in the amount of approximately $200,000.00. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with us effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder." The condition precedent was not met because ClearWorks did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that ClearWorks had terminated Mr. Horn's employment without cause. ClearWorks filed an Answer on April 16, 1999 denying the claim and asserting our affirmative defenses. This lawsuit is currently in the discovery phase. The parties have scheduled a mediation in this lawsuit. Trial is scheduled for the two-week period beginning February 5, 2001. ClearWorks are vigorously contesting these claims by Robert Horn on the basis that they are without merit.

ClearWorks is a defendant CAUSE NO. 1999-62209; SHERMAN GERALD MASON, D/B/A CASTLE DEVELOPMENTS, LTD. V. CLEARWORKS.NET, INC. FORMERLY CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF HARRIS COUNTY, TEXAS; 157TH JUDICIAL DISTRICT. On December 17, 1999, Sherman Gerald Mason d/b/a Castle Developments, Ltd. filed suit against the Company in the 157th Judicial District Court of Harris County, Texas. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason.

ClearWorks has answered. ClearWorks has moved to have the case submitted to arbitration, and the Plaintiff has agreed to do so. No discovery has been propounded and no scheduling order or trial date has been entered in connection with the case or the arbitration.

ClearWorks is a defendant in CAUSE NO. 728431; CHARTERWOOD ASSOCIATES, LTD. V. CLEARWORKS STRUCTURED WIRING SERVICES, INC.; IN THE COUNTY CIVIL COURT AT LAW NUMBER THREE (3), HARRIS

COUNTY, TEXAS. On January 21, 2000, Charterwood Associates, a Texas Limited Partnership, sued Clearworks Structured Wiring Services, Inc., a subsidiary of the Company. The suit presents claims for breach of a contract to design, operate and maintain "bundled digital services" to Plaintiffs apartment complex. The suit seeks recovery of damages in the sum of $78,746.69 plus interest, attorneys' fees and cost of court. The Company denies the claims. The Company maintains its own claims for breach of contract in connection with the same project. The Company has filed an affidavit claiming lien against the apartment project owned by the Plaintiffs claiming that $52,800 is unpaid for services and materials provided. The Company will seek attorneys' fees, interest and cost of court in connection with its counter-claim, when filed.

No discovery has been taken. The Court has scheduled a trial date beginning the week of March 5, 2001.

The Company intends to vigorously contest all claims in this case. The Company also expects to vigorously pursue collection of its claims for services rendered and materials provided.

ClearWorks is a defendant in CAUSE NO. 2000-30394; MERGER COMMUNICATIONS, INC. VS. CLEARWORKS TECHNOLOGIES, INC.; IN THE 281ST JUDICIAL DISTRICT COURT OF HARRIS COUNTY, TEXAS. On June 16, 2000, Merger Communications, Inc. sued the Company. The suit presents claims for breach of a contract to provide Company public relations services. The suit seeks recovery of damages in the sum of $7,797.92, the value of 106,667 restricted shares of Company common stock as of the date of the alleged breach plus interest, attorneys' fees and cost of court. The Company denies the claims and has filed an answer.

No discovery has been taken. The Court has not scheduled a trial date. The Company intends to vigorously contest all claims in this case.

ClearWorks is a defendant in CASE NO. CV2000015051; VALLEY FIRST COMMUNITY BANK VS. CLEARWORKS.NET, INC. AND CLEARWORKS HOME SYSTEMS, INC.; IN THE SUPERIOR COURT OF ARIZONA, MARICOPA COUNTY. On August 16, 2000, Valley First Community Bank. sued the Company and its subsidiary ClearWorks Home Systems, Inc. The facts underlying the lawsuit are as follows: On or about June 21, 2000, ClearWorks Home Systems, Inc. executed a binding letter of intent to purchase from Valley First certain assets, which Valley First represented to ClearWorks Home System that it held a first lien. The purchase price for such assets was set at $150,000.00. Subsequently, ClearWorks Home Systems, Inc. discovered that Valley First did not in fact hold a first lien on such assets. Moreover, ClearWorks Home Systems discovered that such assets were sold in a landlord's auction. As a result, ClearWorks Home Systems, Inc. did not pay Valley First $150,000. Valley First filed its lawsuit and such suit presents claims for breach of contract, breach of implied duty of good faith and fair dealing, conversion, intentional interference with contract, and promissory estoppel/detrimental reliance. The suit seeks recovery of an unspecified amount of damages not less than $150,000, attorneys' fees and cost of court. The Company denies the claims and has filed an answer, including affirmative defenses.

No discovery has been taken. The Court has not scheduled a trial date. ClearWorks intends to vigorously contest all claims in this case.

Clearworks is a defendant in CAUSE NO. 00-361-C; BUCKALEW EMPLOYMENT SERVICES, INC. VS. CLEARWORK.NET, INC. DBA CLEARWORKS TECHNOLOGIES, INC.; IN THE DISTRICT COURT OF KLEBERG COUNTY, TEXAS. On July 14, 2000, Buckalew sued Clearworks presenting claims for payment of an account. The Suit seeks recovery of damages in the sum of $13,832.96, attorneys' fees and cost of court. Buckalew filed a motion for substitute service and the company was served on September 27, 2000 by posting the petition to the door at 2450 Fondren, Suite 200, Houston, Texas 77063. Clearworks, however never became aware of such lawsuit, and Buckalew made no attempt to contact Clearworks' general counsel. Clearworks became aware of such lawsuit on October 25, 2000 and immediately contacted Buckalews' counsel. Upon receiving a copy of the lawsuit via fax, Clearworks immediately filed an answer denying all claims.

ClearWorks is a defendant in CIVIL NO. 00-K-1982; CARL THOMPSON ASSOCIATES, INC. VS. CLEARWORKS.NET, INC.; IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO. On October 4, 2000, Carl Thompson Associates, Inc. sued the Company. The facts underlying the lawsuit are as follows: On or about January 13, 2000, ClearWorks.net, Inc. executed a letter agreement for investor relations services for a term of one year. During the month of March, a dispute arose regarding Carl Thompson's hourly billing rates for answering shareholder's telephone inquiries, which billing rates were not initially disclosed to the Company. Thereafter, the Company ceased using Carl Thomson's services, and Carl Thompson ceased providing services. Carl Thomson filed its lawsuit presenting claims for breach of contract, unjust enrichment, action on account, quantum meruit, and breach of contract-implied covenant of good faith and fair dealing. The suit seeks recovery of damages in the sum of $521,415.00, attorneys' fees and cost of court. The Company denies the claims and will be filing an answer and affirmative defenses.

ClearWorks intends to vigorously contest all claims in this case.

A ClearWorks subsidiary is a defendant in CAUSE NO. 741287; INTERNATIONAL INTEGRATED SOLUTIONS VS. CLEARWORKS INTEGRATION SERVICES, INC. AKA AND DBA CLEARWORKS INTEGRATION SVCS AND ARCHER MICKELSON TECHNOLOGIES; IN THE COUNTY CIVIL COURT AT LAW NUMBER 4 OF HARRIS COUNTY, TEXAS. On September 22, 2000, International Integrated Solutions sued ClearWorks Integration Services presenting claims for an action on account. The suit seeks recovery of damages in the sum of $29,890.20, attorneys' fees and cost of court. The Company filed an answer denying all claims. The Company is currently in settlement negotiations.

ClearWorks is a defendant in CAUSE NO. 740809; CONSECO FINANCED VENDOR SERVICES CORPORATION FORMERLY DOING BUSINESS AS GREEN TREE VENDOR SERVICES CORPORATION VS. CLEARWORK.NET, INC. FORMERLY DBA CLEARWORKS TECHNOLOGIES, INC. AND MICHAEL
T. MCCLERE; IN THE COUNTY CIVIL COURT AT LAW NUMBER 1 OF HARRIS COUNTY, TEXAS. On October 3, 2000, Conseco Financed Vendor Services sued the Company presenting claims for breach of lease, and sued Michael T. McClere as guarantor under the contract. The suit seeks recovery of damages in the sum of $19,785.84, attorneys' fees and cost of court. The Company filed an answer denying all claims. ClearWorks is currently in settlement negotiations.

United Consulting Group, Inc. and United Computing Group, Inc., each of which became a wholly owned subsidiary of our ClearWorks Integration subsidiary on December 30, 1999, are defendants and counter-plaintiffs in SALES CONSULTANTS OF HOUSTON'S. UNITED CONSULTING GROUP, INC. AND UNITED COMPUTING GROUP, INC.; In the County Civil Court at Law Number 1 of Harris County, Texas; Cause No. 720200. Plaintiffs filed their lawsuit on August 24, 1999 alleging causes of action based on breach of contract and fraud. The facts underlying the lawsuit are as follows: On or about March 16, 1999, Sales Consultants of Houston ("Sales Consultants"), which is in the personnel placement business, entered into an agreement with United Consulting Group, Inc. in which United Consulting agreed to pay Sales Consultants a finder's fee for placing an employee with United Consulting. United Consulting agreed to pay a finder's fee in the amount of 30% of the new employee's base salary. Shortly thereafter, a dispute arose regarding the amount of the new employee's base salary. United Consulting claims that the base salary was $8,000 because the new employee was offered $4,000 per month for only two months plus commissions. Sales Consultants claims that the new employee's base salary is calculated by multiplying $4,000 (the first two month's base salary) by 12 months and arrives at a base salary of $48,000. Consequently, the finder's fee was not paid. This suit was an uninsured claim in the amount of approximately $5,000. United Consulting filed an Answer on August 30, 1999 denying Sales Consultants' claims and also filed a Counterclaim for Declaratory Judgement on October 21, 1999. ClearWorks are vigorously contesting the claims by Sales Consultants on the basis that they are without merit.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

ClearWorks common stock is traded on the American Stock Exchange under the symbol "CLW." On September 15, 2000, the last full trading day prior to the public announcement of the proposed Merger Agreement, ClearWorks' common stock closed at $4.94 per share. On October 20, 2000, ClearWorks' common stock closed at $2.375 per share. ClearWorks is authorized to issue 50,000,000 shares of common stock, of which 24,474,818 shares were issued and outstanding at September 1, 2000. At October 31, 2000, ClearWorks had approximately ____ holders of record.

The table below sets forth, for the periods indicated, the reported high and low sale prices per share of ClearWorks common stock on the OTC Bulletin Board until and including the quarter ended March 31, 2000 and on the American Stock Exchange for the quarter ended June 30, 2000.

                                                       CLEARWORKS COMMON STOCK
                                                       -----------------------
                                                           High       Low
---------------------------------------------------------------------------
FISCAL 1998
-------------------------------------------------------  --------  --------
      Quarter ended March 31, 1998 ....................  $ 0.5625  $ 0.3750
-------------------------------------------------------  --------  --------
      Quarter ended June 30, 1998 .....................  $ 3.6250  $ 0.5625
-------------------------------------------------------  --------  --------
      Quarter ended September 30, 1998 ................  $ 3.3125  $ 1.0313
-------------------------------------------------------  --------  --------
      Quarter ended December 31, 1998 .................  $ 2.1563  $ 0.3125
-------------------------------------------------------  --------  --------
FISCAL 1999
-------------------------------------------------------  --------  --------
      Quarter ended March 31, 1999 ....................  $ 1.2500  $ 0.4375
-------------------------------------------------------  --------  --------
      Quarter ended June 30, 1999 .....................  $ 3.8750  $   1.05
-------------------------------------------------------  --------  --------
      Quarter ended September 30, 1999 ................  $   8.56  $   1.81
-------------------------------------------------------  --------  --------
      Quarter ended December 31, 1999 .................  $   4.25  $   2.00
-------------------------------------------------------  --------  --------
FISCAL 2000
-------------------------------------------------------  --------  --------
      Quarter ended March 31, 2000 ....................  $  14.50  $   2.56
-------------------------------------------------------  --------  --------
      Quarter ended June 30, 2000 .....................  $  10.63  $   3.37
-------------------------------------------------------  --------  --------

Because the Merger Agreement contemplates each ClearWorks shareholder receiving
0.8 Eagle share for each ClearWorks share, the percentage of common stock that each officer and director and ClearWorks shareholder beneficially owns will be substantially decreased.

ClearWorks has not paid dividends since its inception.

                        VOTING AND MANAGEMENT INFORMATION

                                      EAGLE

The special meeting of the stockholders of Eagle will be held at 2:00 9.m., Texas time on December 29, 2000 at 2500 South Shore Blvd., League City, Texas 77573. At the special meeting, Eagle stockholders will be asked to authorize the proposed issuance of 29,450,740 shares of Eagle common stock and the assumption of stock options and warrants in connection with the Merger Agreement. Stockholders may revoke their proxies at any time before the vote is taken by delivering to Eagle either a written revocation or a later-dated proxy. Stockholders may also revoke their proxies orally at the special meeting. This proxy statement/prospectus is dated __________, 2000 and is first being mailed to stockholders on or about ____________, 2000. This proxy solicitation is being made by Eagle.

On November 1, 2000, Eagle had 26,524,163 shares of common stock outstanding. Each share is entitled to one vote per share. Only stockholders of record as of ____________, 2000 are entitled to vote at this meeting and any adjournments thereof. The vote of the stockholders required for approval of the issuance of shares shall be the majority of the shares voting at the special meeting. Eagle stockholders are being asked to approve the issuance of additional shares of Eagle common stock to complete the merger as part of Eagle's listing agreement with the American Stock Exchange.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Eagle's directors and executive officers are:

NAME                            AGE    POSITION

H. Dean Cubley                  59     Chairman of the board of directors,
                                       president and chief executive officer

Christopher W. "James" Futer    60     Director, executive vice president and
                                       chief operating officer

A. L. Clifford                  55     Director

Dr. Glenn Allan Goerke          69     Director

Richard Royall                  54     Chief financial officer

DR. H. DEAN CUBLEY has served as chairman of the board, president and chief executive officer of Eagle since March 1996. Before that, Dr. Cubley served as vice-president of Eagle Telecom, Inc. from 1993 to March 1996. Dr. Cubley is also a member of the Oversight

Committee for the University of Houston Epitaxy Center which managed the Wake Shield Flight aboard the Shuttle in September 1995. Dr. Cubley has over 35 years of extensive experience in the field of telecommunications. From 1965 to 1984, Dr. Cubley worked for the NASA Manned Spacecraft Center in the Electromagnetic Systems Branch of the Engineering and Development Directorate. For a five-year portion of that period, Dr. Cubley was the Antenna Subsystems Manager for all spacecraft antennas for the Shuttle Program. Dr. Cubley's duties included overall responsibility for the design, development, costs schedules and testing of the antennas and hardware for all Shuttle flights. Throughout his career, Dr. Cubley has authored or co-authored over fifty publications. In addition, he has a total of eight patents and patents-pending registered in his name. Dr. Cubley received a bachelor of science degree in electrical engineering from the University of Texas in 1964 and a masters degree in electrical engineering from the University of Texas in 1965. In 1970, Dr. Cubley received his Ph.D. in electrical engineering from the University of Houston.

CHRISTOPHER W. "JAMES" FUTER has served as a director, chief operating officer and vice president of Eagle since March 1996. Before that, Mr. Futer served as sales manager of Eagle Aerospace, Inc. Telecom Division from November 1994 until February 1996. From May 1993 to November 1994, Mr. Futer was employed as a vice president of operations with Starcom, Inc. Before May 1993, he was employed with Paging Products International. Mr. Futer was a manager of Universal Cellular, Inc., a California corporation ("UCI"), from October 1990 until February 1991. Mr. Futer resigned from UCI in February 1991 due to his disagreement with UCI management over its business policy and practices. In June 1993, UCI filed for protection under the federal bankruptcy laws. Mr. Futer's spectrum of experience has included work in the fields of hi-tech flight simulation and display technologies (especially those of light emitting diodes and liquid crystal displays), and in consumer electronics, i.e. electronic watches, pocket calculators, and electronic games. Most recently, he has been involved in pager design, manufacture and marketing, as well as the wider field of messaging equipment. His international background includes work with Hatfield Instrument (in England, where he was born), Canadian Aviation Electronics, located in Montreal, Canada, General Instruments (in Canada and the United States), Litronix (in California) and Siemens (living in California and England and commuting to the head office in Munich, as well as Berlin, Paris and Milan). In 1975, he was instrumental in implementing a major "turn-key" technology transfer from Canada to the (then) Soviet Union for the manufacture of hand-held electronic calculators, an operation which the Soviets then improved from the consumer level and adapted to suit their particular requirements. Since 1975, Mr. Futer has had extensive in-depth experience of interfacing with Pacific Rim countries. In 1992 and 1993, he spent time in the People's Republic of China coordinating a successful technology transfer for one of the first pager manufacturing facilities.

A. L. CLIFFORD has served as a director since December 1996. Mr. Clifford has served as president of Clifford & Associates for over five years, a company involved in the distribution of electrical and electronic products throughout the Midwest since 1920. Mr. Clifford is a graduate of the University of Miami, where he studied business and attended law school.

DR. GLENN ALLAN GOERKE has served as a director since March 2000. Dr. Goerke is president emeritus of the University of Houston and currently serves a director of The Institute for the Future of Higher Education. The institute's mission is to provide research and policy analysis on higher education issues within state, national, and international contexts. Prior to his current position, Dr. Goerke served as president of the University of Houston from June 1995 to September 1997, and president of the University of Houston - Clear Lake from August 1991 to June 1995 and has been associated with the University of Houston system since 1986. While at the University of Houston, Dr. Goerke initiated significant international program development with particular focus on Mexico and Taiwan and received the "Breaking the Mold" award given by the Texas Comptroller's Office for responsible fiscal planning efforts. Dr. Goerke was named "Manager of the Year" by the Texas Gulf Coast Council of the National Management Association in 1992. Dr. Goerke received his Ph.D. in Adult and Higher Education from Michigan State University in 1962. Dr. Goerke received his M.A. and B.A. degrees from Eastern Michigan University in 1955 and 1952, respectively.

RICHARD R. ROYALL has served as chief financial officer since March 1996. Mr. Royall has been a certified public accountant since 1971. From 1971 to 1976, Mr. Royall was employed with Haskins & Sells, Laventhol & Horwath (a partner from 1976 to 1986), and Bracken, Krutilek & Royall (1986). In 1986, Mr. Royall practiced accounting as a sole proprietor. Since 1987, Mr. Royall has been a partner in Royall & Fleschler, certified public accountants. In addition, Mr. Royall serves as financial officer and director of companies operating in the finance and chemical industries, including Fleetclean Systems, Inc., none of which are affiliated with Eagle.

Eagle's directors hold office until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Directors are reimbursed for out-of-pocket expenses to attend meetings. Eagle has established and does maintain compensation, audit, executive and nominating committees. There are no family relationships among any of the directors and executive officers of Eagle.

EXECUTIVE COMPENSATION

The following table provides information regarding compensation paid to Eagle's chief executive officer. No other executive officer received in excess of $100,000 in compensation during the fiscal year ended August 31, 1999.

                           Summary Compensation Table
                               Annual Compensation

                      ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                   ---------------------------   -------------------------
                   YEAR        SALARY    BONUS   OTHER     OPTIONS   OTHER
                   ----       --------   -----   -----     -------   -----
H. Dean Cubley     1999       $100,000   $ --    $ --        $ --     $ --
Chief Executive
Officer            1998       $ 91,923   $ --    $ --        $ --     $ --

                   1997       $ 65,407   $ --    $ --        $ --     $ --

Eagle has not entered into employment agreements with any of its executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of Eagle's principal stockholders, or their affiliates, including Messrs. Futer and Clifford, are also principal stockholders of Link Two, which is one of Eagle's principal customers. Mr. Clifford is also the chairman, and chief executive officer of Link Two and Dr. Cubley is a director of Link Two. Eagle has entered into an agreement with Link Two which provides that it may receive up to an eight percent equity interest in Link Two in lieu of accruing finance charges on the outstanding balance owed to Eagle by Link Two. Under the agreement, equity in Link Two was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. In addition, because of the size of this receivable, Link Two has provided Eagle with an UCC filing on all of its assets included all its wireless license holdings. At August 31, 1999 and 1999, Eagle earned a 5.0% and 5.0%, respectively, minority equity interest in Link Two. This is evidenced by the issuance of 240,000 shares of Link Two common stock to Eagle. On October 1, 1999, Link Two refinanced its existing accounts payable to Eagle through the issuance of a $733,571 ten percent note secured by all lease station licenses and a $6,000,000 ten percent note secured by all assets excluding licenses. These notes are due September 1, 2001. See "Material Contracts with ClearWorks".

In September 1996, Richard Royall was issued $.05 warrants to purchase 12,500 shares of common stock, and $5.00 warrants to purchase 12,500 shares of common stock. In July 1999, Mr. Royall exchanged these warrants for 12,500 shares of common stock. In July 1999, Mr. Futer exchanged 110,000 $.05 warrants, 110,000 $0.50 warrants, and $147,000 for 220,000 shares of common stock. In December 1997, Senator Gary Hart was issued class C $2.00 warrants to purchase 50,000 shares of common stock as compensation for serving on Eagle's board of directors. The class C warrants expire August 31, 2000 and are callable by Eagle at a price of $.05 per class C warrant when the closing bid price of the common stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2000, the number and percentage of outstanding shares of Eagle; common stock owned by (i) each person known to beneficially own more than 5% of Eagle's outstanding common stock, (ii) each director, (iii) each named executive officer, and (iv) all officers and directors as a group.

SHARES OF COMMON STOCK

NAME AND ADDRESS                    BENEFICIALLY OWNED     % OF VOTING POWER

Hou-Tex Trust .......................   1,405,247                  5%
1331 Lamar, Suite 1375
Houston, TX  77010

H. Dean Cubley.......................       3,333             less than 1%
101 Courageous Drive
League City, TX  77573

Futer Family Trust ..................   1,296,500                  5%
1331 Lamar, Suite 1375
Houston, TX 77010

Christopher W. Futer ................       5,000             less than 1%
101 Courageous Drive
League City, TX 77573

A.L. Clifford .......................     632,667                  2%
101 Courageous Drive
League City, TX  77573

Glenn Allan Goerke ..................      25,000             less than 1%
911 Live Oak Lane
Seabrook, TX  77586

Richard Royall ......................     131,710             less than 1%
1331 Lamar, Suite 1375
Houston, TX  77010

All officers and directors
as a group(5 persons) ...............     672,667                  3%

It is assumed for the purposes of this table that no trading will occur within 60 days of the date of this document.

The shares held by Hou-Tex Trust include warrants to purchase 266,250 shares of Eagle common stock at $6.00 per share which expire on August 31, 2000, and are redeemable by Eagle at $.05 per share if at any time the closing bid price of the common stock shall have equaled or exceeded $7.50 per share for a period of 20 consecutive trading days (the class B warrants). Dr. Cubley's ownership consists of options to purchase 3,333 shares of common stock issued under Eagle's employee stock option program at $1.50 per share and which will expire on December 15, 2004.

The shares held by the Futer Family Trust include 110,000 shares of common stock underlying class A warrants, and 110,000 shares of common stock underlying class B warrants. Mr. Futer disclaims beneficial ownership, as well as voting and disposition power of the shares of common stock and warrants owned by the Futer Family Trust. Mr. Futer's ownership consists of options to purchase 5,000 shares of common stock at $1.25 per share which will expire on August 3, 2003, issued under Eagle's employee stock option program.

Mr. Clifford has voting and disposition power of the 105,000 shares held in his name, 141,000 shares which are held in the name of The Clifford Family Trust, and 61,667 held by his wife. Mr. Clifford owns 110,000 shares of common stock underlying class A warrants and 110,000 shares of common stock underlying class B warrants.

Dr. Glenn Goerke holds options to purchase 25,000 shares of Eagle common stock at $2.00 per share. These options expire April 10, 2002 and have piggyback registration rights after March 10, 2001.

The total number of shares held by officers and directors include options and warrants to purchase 275,000 shares of common stock that are currently exercisable.

                                   CLEARWORKS

The special meeting of the stockholders of ClearWorks will be held at 10:00 a.m., Texas time on December 29, 2000 at 2900 Briarpark Ave., Houston, Texas 77042. At the special meeting, ClearWorks stockholders will be asked to approve the Agreement and Plan of Reorganization between Eagle and ClearWorks. Stockholders may revoke their proxies at any time before the vote is taken by delivering to ClearWorks either a written revocation or a later-dated proxy. Stockholders may also revoke their proxies orally at the special meeting. This proxy statement/prospectus is dated _______________, 2000 and is first being mailed to stockholders on or about ____________, 2000. This proxy solicitation is being made by ClearWorks.

On October 1, 2000, ClearWorks had 28,783,264 shares of common stock outstanding. Each share is entitled to one vote per share. Only stockholders of record as of ____________, 2000 are entitled to vote at this meeting and any adjournments thereof. Under Delaware General Corporation Law, a majority of the outstanding common stock entitled to vote thereon must approve the Merger Agreement. There are no dissenter's right of appraisal because Eagle's common stock is traded on the American Stock Exchange.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 1, 2000, the number and percentage of outstanding shares of ClearWorks; common stock owned by (i) each person known to beneficially own more 5% of Eagle's common stock, (ii) each director, (iii) each named executive officer, (iv) all officers and directors as a group:

SHARES OF COMMON STOCK

NAME AND ADDRESS                          BENEFICIALLY OWNED   % OF VOTING POWER

Michael T. McClere ........................   5,770,436               20%
2450 Fondren, Suite 200
Houston, Texas 77063

Shannon D. McLeroy ........................   2,102,800                7%
2450 Fondren, Suite 200
Houston, Texas 77063

Raymond G. Harrell III ....................     150,000                *
4335 Alysheba Lane
Friendswood, Texas  77546

Hal Peterson
2450 Fondren, Suite 200
Houston, Texas 77063

All Executive Officers and
Directors as a group (four persons)           7,881,236(2)(3)         27%

*Less than one percent.

(1) "Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly
(i) voting power, which includes the power to vote or to direct the voting, or
(ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Includes Class A warrants to purchase 210,000 shares of common stock held by Mr. McClere, Class A warrants to purchase 50,000 shares held by the Rachel McClere 1998 Trust and Class A warrants to purchase 200,000 shares held by the McClere Family Trust. The Class A warrants currently are exercisable at an exercise price of $3.00 per share until the warrants expire on April 24, 2003. Also includes Class B warrants to purchase 210,000 shares of common stock held by Mr. McClere, Class B warrants to purchase 50,000 shares held by the Rachel McClere 1998 Trust and Class B warrants to purchase 200,000 shares held by the McClere Family Trust. The Class B warrants currently are exercisable at an exercise price of $6.00 per share until the warrants expire on April 24, 2008. Also includes 312,500 shares held by the Rachel McClere 1998 Trust and 1,250,000 shares held by the McClere Family Trust. Also includes 1,500,000 shares of common stock and warrants to purchase 460,000 shares of common stock, all of which are held by Tech Technologies Services LLC. Mr. McClere owns 90 percent of the outstanding equity interests in Tech Technologies Services LLC.

(3) Includes immediately exercisable Class A warrants to purchase 300,000 shares of common stock at an exercise price of $3.00 per share until the warrants expire on April 24, 2003. Also includes immediately exercisable Class B warrants to purchase 300,000 shares of common stock at an exercise price of $6.00 per share until the warrants expire on April 24, 2008. Also includes 625 shares held by Mr. McLeroy's wife.

DIRECTORS AND EXECUTIVE OFFICERS OF EAGLE AFTER THE MERGER AGREEMENT

If the Merger Agreement is approved by the ClearWorks stockholders, then at the effective time of the merger, Eagle has agreed to ask Michael T. McClere, Shannon D. McLeroy and Raymond G. Harrell, III to join the board of directors of Eagle. Accordingly, following the effective time of the merger, Eagle's management team would consist of the following persons.

NAME                            AGE    POSITION

H. Dean Cubley                  59     Chairman of the Board of Directors,
                                       President and Co-Chief Executive Officer

Christopher W. "James" Futer    60     Director, Executive Vice President and
                                       Chief Operating Officer

A. L. Clifford                  55     Director

Dr. Glenn Allan Goerke          69     Director

Richard Royall                  54     Chief Financial Officer

Michael T. McClere              40     Director, Co-Chief Executive Officer, and
                                       Chief Technical Officer

Shannon D. McLeroy              34     Director, President and Secretary
                                       of ClearWorks

Raymond G. Harrell III          37     Director

Information regarding each of the individuals who will join Eagle's management team following the merger is set forth below.

Michael T. McClere. Currently, Mr. McClere is Chairman of the Board, Chief Executive Officer and a director of ClearWorks. Prior to joining ClearWorks, Mr. McClere had been involved in several businesses in the information technology
(IT) area, serving on the board of directors and as chief executive officer. Mr. McClere has been involved in the purchasing of numerous businesses, as well as selling businesses that he had assisted in the development. Mr. McClere's business background includes all aspects of the development and implementation of information technology businesses. Mr. McClere has also assisted in the development and implementation of major technology deployments for NASA in various space centers throughout the world. As a consultant on information systems, Mr. McClere assisted Lockheed Engineering & Sciences Company from May 1988 to October 1990, SAE, Inc. from May 1984 to May 1988, and Baker Hughes from May 1979 to May 1984. Mr. McClere has over seventeen years experience in the information technology field. He has received a Bachelor of Science in Computer Science from The University of Houston-University Park in 1988. Mr. McClere is not a director of any other entity that has securities registered under the Securities Exchange Act of 1934.

Shannon D. McLeroy. Mr. McLeroy serves as President and Secretary of ClearWorks. Mr. McLeroy has been in the systems integration business for over ten years. He has worked beginning as a technician and has progressed through various stages of management. Mr. McLeroy has managed teams of engineers to deploy technical computer services with the last three companies with which he has worked. Mr. McLeroy was solely responsible for managing and putting together a team of computer professionals to run a major portion of Exxon USA's network. This network was responsible for delivering key financial and business data to enable Exxon to perform its business.

Raymond G. Harrell III has been a director of ClearWorks since January 2000. Mr. Harrell currently is employed by Continental Airlines as a Director of International Schedules and has been employed by Continental Airlines since September 1987. He attended the University of Houston and in 1985 earned a Bachelor of Science degree in Industrial Distribution. Mr. Harrell is not a director of any other entity that has securities registered under the Securities Exchange Act of 1934.

The following table sets forth in summary form the compensation received during each of the last three successive completed fiscal years by Michael T. McClere, Chief Executive Officer and Chairman of The Board of ClearWorks and Shannon D. McLeroy, President and Secretary of ClearWorks.

                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------
                                                                                  Long Term Compensation
                                                                              ------------------------------
                                           Annual Compensation                        Awards         Payouts
--------------------------   ----------------------------------------------   --------------------   -------   ------------
                                                                  Other
                                                                  Annual      Restricted              LTIP       All Other
Name and                     Fiscal        Salary    Bonus     Compensation      Stock     Options   Payouts   Compensation
Principal Position           Year          ($)(1)    ($)(2)       ($)(3)       Awards($)     (#)     ($)(4)        ($)(5)
--------------------------   ------       --------   ------    ------------   ----------   -------   -------   ------------
Michael T. McClere,
Chief Executive Officer      1999         $144,792     -0-          -0-          -0-        -0-        -0-          -0-
and Chairman Of The          1998(6)(8)   $ 78,125     -0-          -0-          -0-        -0-        -0-          -0-
Board                        1997         $  -0-       -0-          -0-          -0-        -0-        -0-          -0-
--------------------------   ------       --------   ------    ------------ ------------   -------   -------   ------------
Shannon D. McLeroy,          1999         $104,792     -0-          -0-          -0-         ()        -0-          -0-
President and                1998(6)      $ 73,375     -0-          -0-          -0-         -0-       -0-          -0-
Secretary                    1997         $ 11,250     -0-          -0-          -0-         -0-       -0-          -0-
--------------------------   -----        --------   ------    ------------ ------------   -------   -------   ------------

     (1) The dollar value of base salary (cash and non-cash) received during the year indicated.

     (2) The dollar value of bonus (cash and non-cash) received during the year indicated.

     (3) During the period covered by the Summary Compensation Table, the Company did not pay any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.

     (4) Except for the Stock Warrant Plan (which was not approved by the stockholders), the Company does not have in effect any plan that is intended to serve as incentive for performance to occur over a period longer than one fiscal year.

     (5) All other compensation received that the Company could not properly report in any other column of the Summary Compensation Table including annual contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by the Company on its behalf with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by the Company on its behalf.

     (6) As part of the Company's April 1998 recapitalization with Southeast, a Stock Warrant Plan dated April 24, 1998 was executed by the former management of Southeast in conjunction with the Agreement for Purchase of Common Stock dated April 1, 1998 and Addendum to Agreement for Purchase of Common Stock dated April 24, 1998. In the Addendum to Agreement for Purchase of Common Stock, the management of Southeast agreed to issue warrants to each of the stockholders of Southeast in amounts proportionate to their stockholdings in Southeast. The names of the stockholders and the number of warrants issued to each are set forth below. Although Mr. McLeroy, Mr. McClere and entities related to Mr. McClere each received warrants in this transaction, the Company did not recognize issuance of the warrants to be compensation to either Mr. McLeroy or Mr. McClere because the warrants were exchanged for equity interests owned by each of the persons or entities named below:

        NAME:                             WARRANT CLASS      AMOUNT
        -----                             -------------     -------
        Shannon D. McLeroy                      A           290,000
                                                B           300,000

        Michael T. McClere                      A                 0
                                                B           210,000

        Tech Technologies Services LLC*         A           240,000
                                                B           240,000

        Rachel McClere 1998 Trust               A            50,000
                                                B            50,000

        McClere Family Trust                    A           200,000
                                                B           200,000

* Celia Figueroa is the General Manager of Tech Technologies Services LLC and therefore may be considered a beneficial owner of the warrants held in the name of Tech Technologies. At the time of the transaction described above, Ms. Figueroa was Secretary and General Counsel of the Company.

     (8) From January 1, 1998 to March 31, 1998, the Company engaged Tech Technologies as a consultant pursuant to a consulting agreement that provided that Tech Technologies would provide financial and managerial consulting services to the Company in exchange for $10,000 per month. During that period, Michael T. McClere was the General Manager of Tech Technologies. Effective April 1, 1998 the consulting agreement with Tech Technologies was terminated and Mr. McClere became an employee of the Company.

Stock Warrant Plan

Effective as of April 24, 1998, Southeast instituted a Stock Warrant Plan (the "Warrant Plan"). After the merger of Southeast into ClearWorks on May 12, 1998, the Warrant Plan continued to be effective as the Company's stock warrant plan. Pursuant to the Warrant Plan, ClearWorks may issue Class A Warrants or Class B Warrants to key employees, directors, and other persons who have contributed or are contributing to the Company's success. Each Class A or Class B Warrant allows the holder to purchase one share of common stock. The maximum number of shares underlying all warrants that may be granted pursuant to the Warrant Plan is limited to 5,000,000 shares. The warrants granted pursuant to the Warrant Plan may be considered either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The Warrant Plan is administered by the Board of Directors. At February 17, 2000, Class A Warrants to purchase 1,000,000 shares and Class B Warrants to purchase 1,000,000 shares were outstanding under the Warrant Plan, and warrants to purchase 3,000,000 shares were available to be granted pursuant to the Warrant Plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Currently, there are no written employment contracts with respect to any of the ClearWorks officers and no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment or from a change in control of the company or a change in an executive officer's responsibilities following a change in control.

In connection with the transaction between Millennium Integration Technologies, Inc., a Texas corporation, ("Millennium Texas") and Southeast Tire Recycling, Inc., during 1998 a total of 1,312,500 shares of common stock were issued to Michael T. McClere and 1,875,000 shares of common stock were issued to Shannon
D. McLeroy, who together were the principal stockholders of Millennium Texas. ClearWorks also agreed to issue warrants to purchase

920,000 shares of stock to Mr. McClere and his affiliates, warrants to purchase 600,000 shares of stock to Mr. McLeroy and warrants to purchase 480,000 shares of stock to Tech Technologies Services LLC. Mr. McClere is the beneficial owner of 90 percent of the outstanding equity interests of Tech Technologies. The General Manager of Tech Technologies is Celia Figueroa who was ClearWorks' General Counsel and Secretary at the time of this transaction. One-half of the warrants were Class A warrants and one-half were Class B warrants.

During the fiscal year 1997, ClearWorks borrowed $22,000 from Michael T. McClere, Chairman of the Board, with a note due November 13, 1998; and borrowed an additional $30,000 with a note due March 31, 1999. These notes were repaid during 1999. On December 13, 1999, ClearWorks borrowed $150,000 from Mr. McClere. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until it was repaid on January 10, 2000. On September 29, 2000, ClearWorks borrowed $101,000 from Mr. McClere. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until it was repaid on October 11, 2000.

Except as described above, during the last two years there were no transactions between ClearWorks and its directors, executive officers or known holders of greater than five percent of the common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

                             FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS


EAGLE WIRELESS INTERNATIONAL, INC.

  Independent Auditor's Report ..........................................    F-2

  Balance Sheets as of August 31, 1999 and August 31, 1998 ..............    F-3

  Statements of Earnings for the years ended August 31, 1999,
    August 31, 1998 and August 31, 1997 .................................    F-4

  Statement of Changes in Shareholders Equity for the years ended
    August 31, 1999, August 31, 1998 and August 31, 1997 ................    F-5

  Statements of Cash Flows for the years ended August 31, 1999,
    August 31, 1998 and August 31, 1997 .................................    F-6

  Notes to Financial Statements for the years ended August 31, 1999
   and August 31, 1998 ..................................................    F-7

  Balance Sheets for the nine months ended May 31, 2000 and the year
    ended August 31, 1999 ...............................................   F-19

  Statements of Earnings for the three and nine months ended
    May 31, 2000 and May 31, 1999 .......................................   F-20

  Statement of Changes in Shareholders Equity for the nine months
    ended May 31, 2000 and the year ended August 31, 1999 ...............   F-21

  Statements of Cash Flows for the nine months ended May 31, 2000
    and May 31, 1999 ....................................................   F-22

  Notes to Financial Statements for the nine months ended May 31, 2000
    and May 31, 1999 ....................................................   F-23


CLEARWORKS.NET, INC.

  Independent Auditors' Reports .........................................   F-37

  Balance Sheets as of December 31, 1999 and December 31, 1998 ..........   F-39

  Statements of Earnings for the years ended December 31, 1999 and
    December 31, 1998 ...................................................   F-40

  Statement of Changes in Shareholders Equity for the years ended
    December 31, 1999 and December 31, 1998 .............................   F-41

  Statements of Cash Flows for the years ended December 31, 1999 and
    December 31, 1998 ...................................................   F-42

  Notes to Financial Statements for the years ended December 31, 1999
    and December 31, 1998 ...............................................   F-43

  Balance Sheets for the six months ended June 30, 2000 and
    December 31, 1999 ...................................................   F-56

  Statements of Operations for the three and six months ended
    June 30, 2000 and June 30, 1999 .....................................   F-57

  Statements of Cash Flows for the six months ended June 30, 2000 and
    June 30, 1999 .......................................................   F-58

  Statement of Changes in Shareholders Equity for the six months ended
    June 30, 2000 and the year ended June 30, 1999 ......................   F-59

  Notes to Financial Statements for the six months ended June 30, 2000
    and June 30, 1999 ...................................................   F-60

                           [MCMANUS & CO. LETTERHEAD]

                         INDEPENDENT ACCOUNTANT'S REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF EAGLE WIRELESS INTERNATIONAL, INC.:

We have audited the accompanying balance sheets of Eagle Wireless International, Inc. as of August 31, 1999 and 1998 and the related statements of earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Eagle Wireless International, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of Eagle Wireless International, Inc. as of August 31, 1999 and 1998 and the results of their earnings, shareholders' equity, and their cash flows for the years then ended are in conformity with generally accepted accounting principles.



MCMANUS & CO., P.C.
CERTIFIED PUBLIC ACCOUNTANTS
MORRIS PLAINS, NEW JERSEY

December 13, 1999

                       EAGLE WIRELESS INTERNATIONAL, INC.
                                 BALANCE SHEETS

                                    ASSETS

                                                                      AUGUST 31,
                                                             ----------------------------
                                                                 1999            1998
                                                             ------------    ------------
Current Assets:
     Cash and Cash Equivalents (Note 1) ..................   $    187,965    $  1,097,245
     Accounts Receivable (Note 2) ........................        286,269         245,889
     Inventories (Note 1) ................................      2,355,861       1,273,281
     Prepaid Expenses ....................................        242,551          69,490
                                                             ------------    ------------
        Total Current Assets .............................      3,072,646       2,685,905

PROPERTY AND EQUIPMENT (NOTE 1):
     Operating Equipment .................................        922,204         933,050
     Less: Accumulated Depreciation ......................       (333,474)       (223,645)
                                                             ------------    ------------
        Total Property and Equipment .....................        588,730         709,405

OTHER ASSETS:
     Security Deposits ...................................         17,014           8,944
     Investment In  Affiliate (Note 9) ...................      6,641,892       5,146,189
                                                             ------------    ------------
        Total Other Assets ...............................      6,658,906       5,155,133

     TOTAL ASSETS ........................................   $ 10,320,282    $  8,550,443
                                                             ============    ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts Payable ....................................   $    207,949    $    336,782
     Accrued Expenses ....................................        106,355         117,915
     Shareholders' Advances (Note 11) ....................              0          24,519
     Notes Payable (Note 3) ..............................         16,643          12,731
     Capital Lease Obligations (Note 4) ..................         14,962          11,125
     Deferred Revenues ...................................        532,772          56,504
     Federal Income Taxes Payable (Notes 1 & 5) ..........        468,064         375,171
     Franchise Taxes Payable .............................         13,108          41,854
     Sales Taxes Payable .................................         48,348          37,983
     Deferred Taxes (Note 5) .............................          6,142           4,888
                                                             ------------    ------------
        Total Current Liabilities ........................      1,414,343       1,019,472

LONG-TERM LIABILITIES:
     Capital Lease Obligations
        (net of current maturities) (Note 4) .............          3,939           8,621
     Deferred Taxes (Note 5) .............................          7,683           6,182
                                                             ------------    ------------
        Total Long - Term  Liabilities ...................         11,622          14,803

COMMITMENTS  AND  CONTINGENT  LIABILITIES (NOTE 13)

SHAREHOLDERS'  EQUITY:
     Preferred  Stock - $.001 par value
        Authorized 5,000,000 shares
        Issued -0- shares                                               0               0
     Common  Stock - $.001 par value
        Authorized 100,000,000 shares
        Issued and Outstanding at 1999 and 1998
            13,479,833 and 11,670,154, respectively ......         13,480          11,670
     Paid in Capital .....................................      7,180,900       5,972,832
     Retained Earnings ...................................      1,699,937       1,531,666
                                                             ------------    ------------
        Total Shareholders' Equity .......................      8,894,317       7,516,168

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..........   $ 10,320,282    $  8,550,443
                                                             ============    ============

                       EAGLE WIRELESS INTERNATIONAL, INC.
                             STATEMENTS OF EARNINGS

                                                            FOR THE YEARS ENDED AUGUST 31,
                                                     -----------------------------------------
                                                        1999            1998          1997
                                                     -----------    -----------    -----------
NET SALES ........................................   $ 2,217,275    $ 4,827,434    $ 3,971,369

COST OF GOODS SOLD
   Materials and Supplies ........................       542,515      1,181,776        920,375
   Direct Labor and Related Costs ................       219,285        355,644        260,776
   Depreciation and Amortization .................        80,069         17,542         21,400
   Other Manufacturing Costs .....................       494,633        409,992        346,453
                                                     -----------    -----------    -----------
      Total Cost of Goods Sold ...................     1,336,502      1,964,954      1,549,004
                                                     -----------    -----------    -----------
GROSS PROFIT .....................................       880,773      2,862,480      2,422,365
                                                     -----------    -----------    -----------
OPERATING EXPENSES
   Selling, General and Administrative
      Salaries and Related Costs .................        58,880        736,734        607,160
      Advertising and Promotion ..................        75,816        193,172        176,131
      Depreciation and Amortization ..............        65,095        128,997         58,135
      Research & Development .....................       438,693        236,869        333,200
      Other Support Costs ........................       680,497        811,286        430,413
                                                     -----------    -----------    -----------
      Total Operating Expenses ...................     1,318,981      2,107,058      1,605,039
                                                     -----------    -----------    -----------
EARNINGS/(LOSS) FROM OPERATIONS BEFORE OTHER
  REVENUES/(EXPENSES), INCOME TAXES, AND
  LOSS FROM MINORITY INTEREST IN AFFILIATE .......      (438,208)       755,422        817,326

OTHER  REVENUES/(EXPENSES)
   Interest Income ...............................       799,098        427,144        328,760
   Interest Expense ..............................       (10,081)        (5,451)        (6,533)
                                                     -----------    -----------    -----------
      Total Other Revenues .......................       789,017        421,693        322,227
                                                     -----------    -----------    -----------
EARNINGS BEFORE INCOME TAXES & LOSS FROM
  MINORITY INTEREST IN AFFILIATE .................       350,809      1,177,115      1,139,553

   Gain/(Loss) From Minority Interest in
      Affilite ...................................       (91,678)       (28,663)       (71,337)
                                                     -----------    -----------    -----------
EARNINGS BEFORE INCOME TAXES .....................       259,131      1,148,452      1,068,216

   Provision For Income Taxes ....................        90,860        377,484        339,722
                                                     ===========    ===========    ===========
NET EARNINGS .....................................       168,271        770,968        728,494

RETAINED EARNINGS - BEGINNING OF YEAR ............     1,531,666        760,698         32,204
                                                     -----------    -----------    -----------
RETAINED EARNINGS - END OF YEAR ..................   $ 1,699,937    $ 1,531,666    $   760,698
                                                     ===========    ===========    ===========
   Net Earnings Per Common Share:
      Primary (Note 1) ...........................   $      0.01    $      0.07    $      0.07
      Fully Diluted (Note 1) .....................   $      0.01    $      0.05    $      0.04

                       EAGLE WIRELESS INTERNATIONAL, INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                              COMMON STOCK                        ADDITIONAL                       TOTAL
         SEPTEMBER 1, 1996             -------------------------    PREFERRED       PAID IN       RETAINED      SHAREHOLDERS'
        TO AUGUST 31, 1999                SHARES        VALUE         STOCK         CAPITAL       EARNINGS         EQUITY
                                       -----------   -----------   -----------    -----------    -----------    -----------
Shareholders' Equity
  As Of September 1, 1996 ..........     6,946,145   $     6,946   $         0    $ 2,037,856    $    32,204    $ 2,077,006
                                       -----------   -----------   -----------    -----------    -----------    -----------
Net Earnings 1997 ..................                                                                 728,494        728,494

Private Placement ..................     1,587,189         1,587             0      4,117,759              0      4,119,346

Conversion of Notes Payable and
  Advances to Common Stock .........     2,277,000         2,277             0        487,092              0        489,369

Exercise of $.01 Warrants:
      B & F Trust ..................       490,000           490             0          4,410              0          4,900
      Futer Family Trust ...........       154,000           154             0          1,386              0          1,540
      John Nagel ...................        28,000            28             0            252              0            280
      Bailey Trust .................        28,000            28             0            252              0            280

Issuance of Warrants for
  Fundraising Activities ...........             0             0             0        192,000              0        192,000

Syndication Costs ..................             0             0             0     (1,020,827)             0     (1,020,827)
                                       -----------   -----------   -----------    -----------    -----------    -----------
Total Shareholders' Equity
  As Of August 31, 1997 ............    11,510,334        11,510             0      5,820,180        760,698      6,592,388

Net Earnings 1998 ..................                                                                 770,968        770,968

New Stock Issued to Shareholders
   J. Hamilton (Nov. 1997) .........        39,820            40             0         59,960              0         60,000
   D. Walker (Nov. 1997) ...........        55,000            55             0         82,445              0         82,500
   D. Walker (Aug. 1998) ...........        65,000            65             0         95,564              0         95,629

Syndication Costs ..................                           0             0        (85,317)             0        (85,317)
                                       -----------   -----------   -----------    -----------    -----------    -----------
Total Shareholders' Equity
  As Of August 31, 1998 ............    11,670,154        11,670             0      5,972,832      1,531,666      7,516,168
                                       -----------   -----------   -----------    -----------    -----------    -----------

Net Earnings 1999 ..................                                                                 168,271        168,271

New Stock Issued to Shareholders
   Issuance of Common Stock
        For Services Rendered ......        34,470            34             0        163,457              0        163,491
        For Exercise of Warrants ...     1,775,209         1,776             0      1,044,611              0      1,046,387
                                       -----------   -----------   -----------    -----------    -----------    -----------
Total Shareholders' Equity
  As Of August 31, 1999 ............    13,479,833   $    13,480   $         0    $ 7,180,900    $ 1,699,937    $ 8,894,317
                                       ===========   ===========   ===========    ===========    ===========    ===========

                       EAGLE WIRELESS INTERNATIONAL, INC.
                            STATEMENTS OF CASH FLOWS

                                                                         FOR THE YEARS ENDED AUGUST 31,
                                                                   -----------------------------------------
                                                                       1999          1998            1997
                                                                   -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Earnings ................................................   $   168,271    $   770,968    $   728,494

   Adjustments To Reconcile Net Earnings To Net Cash
     Used By Operating Activities:
      Depreciation and Amortization ............................       145,164        146,539         79,535
      Stock Issued for Services Rendered .......................       163,491              0              0
      (Increase)/Decrease in Accounts Receivable ...............       (40,380)    (2,496,797)    (2,536,348)
      (Increase)/Decrease in Inventories .......................    (1,082,580)      (261,063)      (486,907)
      (Increase)/Decrease in Prepaid Expenses ..................      (173,061)       (12,021)       (40,846)
      Increase/(Decrease) in Accounts Payable ..................      (128,833)        19,613          9,868
      Increase/(Decrease) in Accrued Payroll Taxes .............             0              0         16,635
      Increase/(Decrease) in Accrued Expenses ..................       (11,560)       117,915        (53,374)
      Increase/(Decrease) in Deferred Taxes ....................         2,755        (14,147)        19,534
      Increase/(Decrease) in Customer Deposits .................             0              0       (209,283)
      Increase/(Decrease) in Deferred Revenues .................       476,268         56,504              0
      Increase/(Decrease) in Sales Tax Payable .................        10,365         37,983              0
      Increase/(Decrease) in Federal Income Taxes Payable.......        92,893        114,259        260,912
      Increase/(Decrease) in Franchise Taxes Payable ...........       (28,746)        21,854         20,000
                                                                   -----------    -----------    -----------
      Total Adjustments ........................................      (574,224)    (2,269,361)    (2,920,274)
                                                                   -----------    -----------    -----------
   Net Cash Used By Operating Activities .......................      (405,953)    (1,498,393)    (2,191,780)

CASH FLOWS FROM INVESTING ACTIVITIES
      (Purchase)/Disposal of Property and Equipment ............       (24,489)      (377,247)      (164,937)
      (Increase)/Decrease in Other Assets ......................        (8,070)         4,065         35,769
      (Increase)/Decrease in Investment in Affiliate ...........    (1,495,703)        28,663        (28,663)
                                                                   -----------    -----------    -----------
   Net Cash Used By Investing Activities .......................    (1,528,262)      (344,519)      (157,831)

CASH FLOWS FROM FINANCING ACTIVITIES
      Increase/(Decrease) in Notes Payable (Long-Term) .........             0              0       (375,000)
      Increase/(Decrease) in Notes Payable (Short-Term) ........         3,912         12,731        (11,082)
      Increase/(Decrease) in Capital Leases ....................          (845)       (15,094)        (2,558)
      Increase/(Decrease) in Shareholders' Advances ............       (24,519)      (104,853)      (160,628)
      Increase/(Decrease) in Subscriptions Payable .............             0              0        (97,500)
      Proceeds From Sale of Common Stock, Net ..................     1,046,387        152,812      3,786,888
                                                                   -----------    -----------    -----------
   Net Cash Provided By Financing Activities ...................     1,024,935         45,596      3,140,120

   Net Increase/(Decrease) in Cash .............................      (909,280)    (1,797,316)       790,509

CASH AT THE BEGINNING OF THE YEAR ..............................     1,097,245      2,894,561      2,104,052
                                                                   -----------    -----------    -----------
CASH AT THE END OF THE YEAR ....................................   $   187,965    $ 1,097,245    $ 2,894,561
                                                                   ===========    ===========    ===========
      Supplemental Disclosures of Cash Flow Information:
      Netcash paid during the year for:
         Interest ..............................................   $    10,081    $     5,451    $     6,533
         Income Taxes ..........................................        75,051        338,688        306,254

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

      Eagle Wireless International, Inc., (the Company), incorporated as a Texas corporation on May 24, 1993 and commenced business in April of 1996. The Company is a worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communications markets. The Company designs, manufactures, markets and services its products under the Eagle name. These products include transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging, cellular and message management and mobile data systems) and radio and telephone systems.

      Prior to April 1996, the Company was inactive. During April, 1996, the Company commenced operations by the issuance of stock for cash, certain inventories, test equipment, other assets, and the assumption of certain liabilities to its principal shareholder. Concurrent with this transaction, the Company entered into an asset purchase agreement with a company to acquire certain other production equipment, inventories and furniture and equipment.

A)    Cash and Cash Equivalents

      The Company has $29,059 and $1,088,555 invested in interest bearing accounts at August 31, 1999 and 1998, respectively.

B)    Property and Equipment

      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:

                                                  YEARS
            Machinery and equipment                 7
            Furniture and Fixtures                  7

      Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

C)    Inventories

      Inventories are valued at the lower of cost or market. The cost is determined by using the FIFO method. Inventories consist of the following items:
                                                           AUGUST 31,
                                                --------------------------------
                                                   1999                  1998
                                                ----------            ----------

Raw Materials ......................            $1,215,003            $  719,157
Work in Process ....................             1,119,672               554,124
Finished Goods .....................                21,186                 - 0 -
                                                ----------            ----------
                                                $2,355,861            $1,273,281
                                                ==========            ==========

D)    Organizational Costs

      For the year ended August 31, 1998, the Company has adopted the provisions of the AICPA's Statement of Position (SOP) No. 98-5 "Reporting on the Costs of Start-Up Activities", which requires that all costs related to a companies start-up activities should now be expensed during the period incurred rather than capitalized and amortized over a period of time.

      Prior to the year ended August 31, 1998, organizational costs had been amortized using the straight - line method over a period of sixty (60) months. As a result of "SOP" 98-5, unamortized organization costs of $2,328 have been expensed through amortization expense for the year ended August 31, 1998.

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

E)    Research and Development Costs

      The Company's research and development costs include obligations to perform contractual services for outside parties. These costs are expensed as contract revenues are earned. Research and development costs of $438,693 and $236,869 were expensed for the periods ended August 31, 1999 and 1998, respectively. Contract revenues earned for the periods ended August 31, 1999 and 1998 were approximately $755,771 and $656,512, respectively.

F)    Income Taxes

      The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income which relate primarily to depreciation methods.

G)    Net Earnings Per Common Share

      Net earnings per common share is shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows:

                                               AUGUST 31, 1999  AUGUST 31, 1998
                                              ----------------  ---------------
      Weighted Average Number of Common
          Shares Outstanding Including:

      Primary Common Stock Equivalents              11,980,911       11,594,902
      Fully Dilutive Common Stock Equivalents       12,049,911       14,019,902

H)    Impairment of Long Lived and Identifiable Intangible Assets

      The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

      1)    Quoted market prices in active markets.
      2)    Estimate based on prices of similar assets
      3)    Estimate based on valuation techniques

      As of August 31, 1999 and 1998, no impairment existed.

I)    Warrants for Funding Activities

      To date, the Company has issued the following warrants: 5,033,334 Class A; 5,033,334 Class B; 1,050,000 Class C; 1,050,000 $.05; 1,375,000 $.50;
      425,000 $5.00;150,000 $1.50; 150,000 $2.00; 200,000 $3.00; 200,000 $5.00;
      200,000 $7.00; 200,000 $9.00; 200,000 $11.00; and 50,000 $2.00. Certain of
      these warrants were issued to individuals and trusts for their assistance in the fundraising activities. The Company has assigned a value of $280,343 as compensation for these fund raising activities.

J)    Advertising and Promotion

      All advertising related costs are expensed as incurred. The Company does not incur any cost for direct-response advertising. For the periods ended August 31, 1999 and 1998, the Company had expensed $75,816 and $193,172, respectively.

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

K)    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

L)    Comprehensive Income

      There were no items of other comprehensive income in 1999 and 1998, and, thus, net income is equal to comprehensive income for each of those years.

M)    Reclassification

      The Company has reclassified certain costs and expenses for the year ended August 31, 1998 to facilitate comparison to the year ended August 31, 1999.

NOTE 2 - ACCOUNTS RECEIVABLE:

      Accounts receivable consist of the following:

                                                               AUGUST 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
      Accounts Receivable ..............................  $286,269    $245,889
      Allowance for Doubtful Accounts                        - 0 -       - 0 -
                                                          --------    --------
      Net Accounts Receivable ..........................  $286,269    $245,889
                                                          ========    ========

NOTE 3 -  NOTES PAYABLE:

                                                               AUGUST 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
      Unsecured note to Imperial Premium
      Finance bearing interest at 14.9%,
      due $1,795 monthly until February 2000.             $  5,386    $  - 0 -

      Unsecured note to Central Insurance
      bearing no interest, due $1,031
      monthly until March 2000.                              5,220       - 0 -

      Unsecured note to Paula Insurance
      bearing no interest, due $373 monthly
      until March 2000.                                      1,124       - 0 -

      Unsecured note to West Coast Life
      Insurance bearing no interest, due
      $2,457 quarterly until May 2000.                       4,913       - 0 -

      Unsecured note to Canawill Insurance
      bearing interest at 9.6%, due $2,122
      monthly until January 1999.                         $  - 0 -    $ 12,731
                                                          --------    --------

            Total                                           16,643      12,731
            Less Current Portion of
               Long - Term Debt                             16,643      12,731
                                                          --------    --------

            Total Long - Term Debt                        $  - 0 -    $  - 0 -
                                                          ========    ========

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

NOTE 4 - CAPITAL LEASE OBLIGATIONS:

                                                               AUGUST 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
      Equipment lease with Konica bearing
      interest at 8.9%, payable in monthly
      installments of $445; due Aug. 2001.                   9,720       - 0 -

      Equipment lease with Associates
      Capital bearing interest at 7%,
      payable in monthly installments
      of $1,177; due Sept. 1998.                             - 0 -       2,272

      Equipment lease with IKON Office
      Solutions bearing interest at 18% payable
      in monthly installments of $105; due March 2000.         695       1,746

      Software lease with Manifest Group
      bearing interest at 14%, payable in
      monthly installments of $751; due
      August 2000.                                        $  8,487    $ 15,728
                                                          --------    --------

              Total Obligations                             18,902      19,746
              Less Current Portion of
                 Lease Obligations                          15,047      11,125
                                                          --------    --------
              Total Long - Term Capital
             Lease Obligations                            $  3,855    $  8,621
                                                          ========    ========

      The capitalized lease obligations are collateralized by the related equipment acquired with a net book value of approximately $ 29,600 and $ 45,000 at August 31, 1999 and 1998, respectively. The future minimum lease payments under the capital leases and the net present value of the future lease payments at August 31, 1999 and 1998 are as follows:

                                                               AUGUST 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
      Total minimum lease payments                        $ 20,405    $ 22,319
      Less:  Amount representing interest                    1,503       2,573
                                                          --------    --------
      Present value of net minimum
          lease payments                                  $ 18,902    $ 19,746

            Future obligations under the lease terms are:

                  PERIOD ENDING
                    AUGUST  31,                  AMOUNT
                    ----------                   ------
                       2000                     $14,522
                       2001                       4,380
                                                 ------
                           Total                $18,902
                                                 ======

NOTE 5 - INCOME TAXES:

      As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                                               AUGUST 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
                                                                 %           %
            U.S. Federal Statutory Tax Rate                     34          34
            U.S. Valuation Difference                            1          (1)
                                                          --------    --------
            Effective U.S. Tax Rate                             35          33
            Foreign Tax Valuation                            - 0 -       - 0 -
                                                          --------    --------
            Effective Tax Rate                                  35          33
                                                          ========    ========

B) Items giving rise to deferred tax assets / liabilities are as follows:

                                                               AUGUST 31,
                                                          --------------------
                                                            1999        1998
                                                          --------    --------
            Deferred Tax Assets:
                 Tax Loss Carry-forward                   $  - 0 -    $  - 0 -
                                                          --------    --------

            Deferred Tax Liability:
                 Depreciation                               13,852      11,070
                                                          --------    --------

            Valuation Allowance                              - 0 -       - 0 -
                                                          --------    --------

                 Net Deferred Tax Asset / Liability       $ 13,852    $ 11,070
                                                          ========    ========

NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS:

      In July 1996, the Board of Directors and majority shareholders authorized 5,000,000 shares of Preferred Stock with a par value of $0.001. As of August 31, 1999, no Preferred Stock has been issued.

      In July 1996, the Board of Directors and majority shareholders adopted an employee stock option plan under which 400,000 shares of Common Stock have been reserved for issuance. The options granted for under this plan are to purchase fully paid and non-assessable shares of the Common Stock, par value $.001 per share at a price equal to the underlying common stock's market price at the date of issuance. These options may be redeemed six months after issuance, expire five years from the date of issuance and contain a cash-less exercise feature. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on February 19, 1999. As of August 31, 1999, 146,375 options have been granted pursuant to such plan with 29,000 being exercised.

      In May of 1996, the Company received an aggregate of $375,000 in bridge financing in the form of interest-free convertible notes from unaffiliated individuals. Holders of $369,000 of these notes converted into 369,000 shares of Company common stock, and the balance of $6,000 was retired in November of 1996. In conjunction with the issuance of such indebtedness, the Company has issued such investors $.50 Warrants to purchase 375,000 shares of common stock, and $5.00 Warrants to purchase up to 375,000 shares of common stock.

      The Company has issued the following warrants that have since been exercised or expired:

            700,000 stock purchase warrants which expire July 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.01 per share. These warrants were exercised as of August 31, 1997.

            1,050,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.05 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999,

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

            the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.70 per underlying share upon exercise of the warrants. Prior to expiration, 1,037,500 warrants had been exercised whereas 12,500 warrants expired.

            1,375,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.25 per underlying share upon exercise of the warrants. Prior to expiration, 1,325,000 warrants had been exercised whereas 50,000 warrants expired.

            425,000 stock purchases warrants that expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants are subject to restrictions regarding the timing of exercise. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. Prior to expiration, no warrants had been exercised whereas 425,000 warrants expired.

      The Company has issued and outstanding the following warrants which have not yet been exercised at August 31, 1999:

            150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $4.00 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $2.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            50,000 stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the warrants by paying holders $.05 per warrant. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $3.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $7.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

            the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $10.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $12.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $9.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $14.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $11.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $16.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            5,033,334 Class A stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $4.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class A Warrants by paying holders $.05 per Class A Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933.

            5,033,334 Class B stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $6.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $7.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class B Warrants by paying holders $.05 per Class B Warrant. The underlying shares of common stock and Class B Warrants were registered for resale on September 4, 1997 under the Securities Act of 1933. These warrants trade under the symbol "EGLWZ".

            1,050,000 Class C stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

            of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class C Warrants by paying holders $.05 per Class C Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933.

      The warrants outstanding are segregated into four categories (exercisable, non-exercisable, non-registered, and expired). They are summarized as follows:

                WARRANTS ISSUED        WARRANTS EXERCISABLE                                           WARRANTS EXPIRED
  CLASS           AUGUST 31,                AUGUST  31,                     WARRANTS                    AUGUST  31,
    OF       ----------------------    ---------------------    ---------------------------------   --------------------
 WARRANTS      1999         1998         1999         1998      NON-EXERCISABLE   NON-REGISTERED     1999        1998
----------   ---------    ---------    ---------   ---------    ---------------   ---------------   ---------   --------
   0.01      Exercised    Exercised         --          --                 --                --          --         --
   0.05      Exercised    1,050,000         --          --                 --                --        12,500       --
   0.50      Exercised    1,375,000         --          --                 --                --        50,000       --
   5.00        Expired      425,000*        --       425,000               --                --       425,000       --
   4.00      5,033,334*   5,033,334*   5,033,334   5,033,334               --                --          --         --
   6.00      5,033,334*   5,033,334*   5,033,334   5,033,334               --                --          --         --
   2.00      1,050,000*   1,050,000*   1,050,000   1,050,000               --                --          --         --

   1.50        150,000*     150,000      150,000        --                 --                --          --         --
   2.00        150,000*     150,000      150,000        --                 --                --          --         --
   3.00        200,000*     200,000      200,000        --                 --                --          --         --
   5.00        200,000      200,000         --          --                 --             200,000        --         --
   7.00        200,000      200,000         --          --                 --             200,000        --         --
   9.00        200,000      200,000         --          --                 --             200,000        --         --
  11.00        200,000      200,000         --          --                 --             200,000        --         --

   2.00         50,000*      50,000*      50,000      50,000               --                --          --         --
   ESOP         27,375*      14,875*      13,625      12,125              3,500              --        10,250       --
   ESOP        119,000       68,000       69,000       6,000             50,000              --          --         --

      An asterisk (*) denotes warrants which would have an anti-dilutive effect if currently used to calculate earnings per share for the year ended August 31, 1999.

NOTE 7 - RELATED PARTY TRANSACTIONS:

      For the year ended August 31, 1999, the Company has repaid certain advances to shareholders. (See Note 11)

NOTE 8 - SEGMENT INFORMATION:

      The Company had gross revenues of $2,359,184 and $4,827,434 for the years ended August 31, 1999 and 1998, respectively. The following parties individually represent a greater than ten percent of these revenues.

                                         AUGUST 31, 1999       AUGUST 31, 1998
                                     --------------------- ---------------------
     CUSTOMER                          AMOUNT   PERCENTAGE   AMOUNT   PERCENTAGE
     --------                        ---------- ---------- ---------- ----------
     Link-Two Communications, Inc.   $  991,692    42.83%  $2,892,769   59.92%
     RFTL ........................   $  755,771    32.64%     656,512   11.71%
                                     ==========    =====   ==========   =====

NOTE 9 - INVESTMENT IN LINK - TWO COMMUNICATIONS, INC.:

      The Company and Link - Two Communications, Inc. (Link II) have executed an agreement, whereby the Company would receive up to an eight percent equity interest in Link II in lieu of accruing finance charges on the outstanding balance owed by Link II to the Company. Under the agreement, equity in Link II was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. At August 31, 1999 and 1998, the Company had earned a 5.0% and 5.0%, respectively, minority equity interest in Link II. This is evidenced by the issuance of 240,000 shares of Link II common stock to the Company. As of August 31, 1999 and 1998, the Company has recorded it share of losses in this unconsolidated affiliate. The loss as a minority shareholder totaled $91,678 and $28,663, respectively. The Company has reclassified its balances due from Link II as additional advances to affiliates.

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

      Certain principal stockholders (or affiliates thereof) of the Company, including James Futer, executive vice president, director, and chief operating officer, and A. L. Clifford, a director of the Company, are also principal stockholders of Link II. Mr. Clifford is also the chairman, president, and chief executive officer of Link II and Dr. Cubley is a director of Link II. Subsequent to August 31, 1999, Link II has entered into negotiations to acquire existing paging operations in Dallas, San Antonio and Houston. Additionally the company is currently negotiating with a utility company to install wireless meter reading equipment which will utilize the Link II radio frequency licenses and equipment.

      On October 1, 1999, Link II refinanced its existing accounts payable to Eagle Wireless International through the issuance of a $733,571 ten percent (10%) note secured by all lease station licenses and a $6,000,000 ten percent (10%) note secured by all assets (excluding licenses). These notes are due September 1, 2000. During October 1999, the Company pledged as collateral on a $4,500,000 convertible note, the $6,000,000 note receivable and its underlying collateral.

NOTE 10 - RISK FACTORS:

      For the years ended August 31, 1999 and 1998, substantially all of the Company's business activities have remained within the United States and have been extended to the wireless infrastructure industry. Approximately eighty-four percent of the Company's revenues and receivables have been created solely in the state of Texas, one-half percent have been created in the international market, and the approximate fifteen and one-half percent remainder has been created relatively evenly over the rest of the nation during the year ended August 31, 1999 whereas approximately seventy-four percent of the Company's revenues and receivables have been created solely in the state of Texas, one and one-half percent have been created in the international market, and the approximate twenty-four and one-half percent remainder has been created relatively evenly over the rest of the nation for the year ended August 31, 1998.

      Through the normal course of business, the Company generally does not require its customers to post any collateral. However, because Link II constitutes 43% and 60% of the Company's gross revenues and 64% and 60% of its gross assets for the years ended August 31, 1999 and 1998, respectively, the two companies have reached an agreement whereby the Company has received a minority interest in Link II based upon accounts receivable and has fully collateralized the debt. (See Note 9)

      Although the Company has concentrated its efforts in the wireless infrastructure industry during the years ended August 31, 1999 and 1998, it is management's belief that the Company faces little credit or economic risk due to the continuous growth the market is experiencing.

NOTE 11 - SHAREHOLDERS' ADVANCES:

      Certain officers and an employee advanced the Company $290,000. At August 31, 1999 and 1998, the Company owes $ -0- and $24,519, respectively. The shareholder advances are non-interest bearing and payable upon demand.

NOTE 12 - FOREIGN OPERATIONS:

      Although the Company is based in the United States, its product is sold on the international market. Presently, international sales total approximately 0.5 % and 1.4% at August 31, 1999 and 1998, respectively.

NOTE 13 - COMMITMENTS AND CONTINGENT LIABILITIES:

      The Company leases its primary office space for $10,000 per month with Space Industries, Inc. ("Space"). This non-cancelable lease commenced on July 1, 1999 and expires on March 29, 2001. In addition to the monthly rental, the Company will issue 100,000 shares of its common stock to Space. Space will have the right to sell no more than 10,000 shares per month until all shares have been sold. Additionally, Space will have the right to put to the Company all unsold shares held by Space in exchange for a payment calculated using the following formula:

           $173,000 - (gross proceeds from stock sales above $1.70 per share) minus ($1.73 x quantity of shares sold below $1.70 per share)

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

      It is understood and agreed, and it is the intention of both parties, that this put right will provide Space with a guarantee that, so long as (a) Space does not sell or otherwise dispose of the common stock for less than $1.70 per share, and (b) Space exercises its put right between August 15, 2000 and August 31, 2000, Space will receive a minimum economic benefit of at least $170,000 from the common stock issued by the Company to Space. For the periods ending August 31, 1999 and 1998, rental expenses of $120,906 and $93,510, respectively, were incurred.

            Future obligations under the non-cancelable lease terms are:

                   PERIOD ENDING
                     AUGUST 31,                    AMOUNT
                   -------------                ----------
                         2000                   $  217,140
                         2001                   $  126,665
                                                ==========

      During the year ended August 31, 1998, the Company entered into an agreement with a public relations consultant whereby the consultant will develop, implement, and maintain an ongoing program to increase the investment community's awareness of the Company's activities and to stimulate the investment community's interest in the Company. As compensation for these services, the consultant will be paid $5,000 per month. Additionally, the consultant will receive options to purchase 100,000 shares of the Company's common stock for $1.00 per share. The delivery of the options to purchase the 100,000 shares of common stock is contingent upon the attainment of certain objective criteria as outlined in the July 16, 1998 agreement between the Company and the public relations consulting firm. At August 31, 1999, these options have been issued and exercised.

      The Company has been named as defendant in a lawsuit involving the Company's previous landlord with regard to breach of the lease. The Company has counter-claimed, also alleging breach of the lease. The Company intends to vigorously defend this matter as well as prosecute its counter-claim.

      The Company has provided a finance company a limited manufacturer's guarantee for an amount not to exceed $910,845 for equipment and services sold to a customer of the Company. In the event of default by the customer, after a minimum period of ninety days from the date default is declared and after having exhausted all available remedies against the customer, the finance company may seek payment directly from the Company. Under this guarantee, the Company may elect to assume the lease from the finance company under the original terms and conditions or may elect to pay all amounts due in arrears under the original agreement and pay-off the lease through a one-time payment of the unamortized balance.

      During September 1998, the Company has filed a petition with the District Court in Harris County, Texas against a California corporation that sells manufacturing and accounting software, alleging deceptive trade practices, fraud, misrepresentation, negligence, and breach of implied warranty. At August 31, 1999, the Company had received full compensation and the case has been terminated.

NOTE 14 - EARNINGS PER SHARE:

      The following table sets forth the computation of basic and diluted earnings per share:

                                              FOR THE YEAR ENDED  AUGUST, 1999
                                            ------------------------------------
                                              INCOME       SHARES      PER-SHARE
                                            (NUMERATOR) (DENOMINATOR)   AMOUNT
                                            ----------   ----------   ----------
Net Income ..............................   $  168,272

Basic EPS:
  Income available to common stockholders      168,272   11,980,911   $     0.01
                                                                      ==========
Effect of Dilutive Securities:
  Warrants ..............................        - 0 -       69,000
                                            ----------   ----------


Diluted EPS:
  Income available to common stockholders
    and assumed conversions .............   $  168,272   12,049,911   $     0.01
                                            ==========   ==========   ==========

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

                                           FOR THE YEAR ENDED AUGUST 31, 1998
                                           -----------------------------------
                                              INCOME        SHARES     PER-SHARE
                                           (NUMERATOR)   (DENOMINATOR)   AMOUNT
                                           ----------     ----------   ---------
Net Income ............................... $  770,968

 Basic EPS:
   Income available to common stockholders    770,968     11,594,902     $0.07
                                                                       =========
 Effect of Dilutive Securities: ..........      - 0 -      2,425,000
                                           ----------     ----------
 Diluted EPS:
   Income available to common stockholders
     and assumed conversions ............. $  770,968     14,019,902     $0.06
                                           ==========     ==========     =====

      For the years ended August 31, 1999 and 1998, anti-dilutive securities existed. (see Note 6)

      For the period September 1, 1999 to December 13, 1999, there were no transactions that would have materially changed the number of common shares or potential common shares outstanding.

NOTE 15 - EMPLOYEE STOCK OPTION PLAN:

      In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company's common stock have been reserved for issuance. Under this plan, as of August 31, 1999 and 1998, 146,375 and 82,875 warrants have been issued to various employees. Of these outstanding warrants, 29,000 were exercised for the year ended August 31, 1999 and none for the year ended August 31, 1998. Additionally, 10,250 warrants have expired as of August 31, 1999.

NOTE 16 - RETIREMENT PLANS:

      During October 1997, the Company initiated a 401(k) plan for its employees which is funded through the contributions of its participants. This plan maintains that the Company will match up to 3% of each participant's contribution. For the years ended August 31, 1999 and 1998, employee contributions were approximately $103,000 and $56,500, respectively. The Company matched approximately $33,500 and $17,000, respectively for those same periods.

NOTE 17 - MAJOR CUSTOMER:

      As of August 31, 1998, the Company had a receivable due from Link - Two Communications (Link II) in the amount of $5,142,950. This account receivable has been converted to a note receivable (see Note 9). As of August 31, 1999, Link II is continuing to sell equity securities, assets, and products that are being used to retire this note receivable. This receivable is secured by substantially all assets of Link II including radio frequency licenses that have been valued by outside appraisal firms to in excess of twenty million dollars. In August 1999, Link II commenced operations of its nationwide two-way messaging system. Based upon the aforementioned, management believes the risks involved with this receivable are minimal.

NOTE 18 - SUBSEQUENT EVENTS:

      The Company entered into a convertible debenture arrangement with Global Capital Advisors, LTD to fund up to $4,500,000 over a two-year period. On October 7, 1999 the Company borrowed $1,500,000 under this agreement. The three-year convertible debenture bears interest at seven percent (7%) and can be redeemed in the Company's common stock or cash. Additionally, the Company is committed to issue up to 280,000 warrants with a strike price of $1.54 per warrant. These convertible debentures are secured by a note receivable from Link Two Communications, Inc. of $6,000,000.

                     EAGLE WIRELESS INTERNATIONAL, INC. AND
                 SUBSIDIARIES NOTES TO THE FINANCIAL STATEMENTS
                                AUGUST 31, 1999

      Subsequent to August 31, 1999, the Company has signed a letter of intent with Atlantic Pacific Communications, Inc. to start negotiations with regard to entering into a merger, acquisition, or joint venture.

      Subsequent to August 31, 1999, the Company has signed a letter of intent with a Florida Company to start negotiations with regard to entering into a merger, acquisition, or joint venture.

      Subsequent to August 31, 1999, the Company has formed BroadbandMagic.com, Inc., a wholly owned subsidiary. This subsidiary has been created primarily to market and sell the Company's products.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       MAY 31, 2000    AUGUST 31, 1999
                                                                        (UNAUDITED)       (AUDITED)
                                                                       ------------    ---------------
CURRENT ASSETS:
      Cash  and  Cash  Equivalents (Note 1) ........................   $     26,658    $           188
      Accounts  Receivable (Note 2) ................................          1,942                286
      Inventories (Note 1) .........................................          5,809              2,356
      Prepaid Expenses .............................................            193                242
                                                                       ------------    ---------------
           Total Current Assets ....................................         34,602              3,072

PROPERTY AND EQUIPMENT (NOTE 1):
      Operating Equipment ..........................................          2,016                922
      Less: Accumulated Depreciation ...............................           (710)              (333)
                                                                       ------------    ---------------
           Total Property and Equipment ............................          1,306                589

OTHER ASSETS:
      Security Deposits ............................................             20                 17
      Trade Show Capitalization (net) ..............................             30                  0
      Goodwill .....................................................          3,823                  0
      Patents ......................................................            135                  0
      Deferred Advertising .........................................            749                  0
      Other ........................................................            532                  0
      Investment In Affiliate (Note 9) .............................          6,605              6,642
                                                                       ------------    ---------------
           Total Other Assets ......................................         11,894              6,659

      TOTAL ASSETS .................................................   $     47,802    $        10,320
                                                                       ============    ===============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accounts Payable .............................................   $      1,916    $           208
      Accrued Expenses .............................................            144                106
      Notes Payable (Note 3) .......................................            350                 17
      Capital Lease Obligations (Note 4) ...........................             36                 15
      Deferred Revenues ............................................           --                  533
      Federal Income Taxes Payable (Notes 1 & 5) ...................            300                468
      Franchise Taxes Payable ......................................             17                 13
      Sales Taxes Payable ..........................................             84                 48
      Deferred Taxes (Note 5) ......................................              6                  6
                                                                       ------------    ---------------
           Total Current Liabilities ...............................          2,853              1,414

LONG - TERM LIABILITIES:
      Capital Lease Obligations (net of current maturities) (Note 4)             27                  4
      Deferred Taxes (Note 5) ......................................              8                  8
                                                                       ------------    ---------------
           Total Long - Term Liabilities ...........................             35                 12

SHAREHOLDERS' EQUITY:
      Preferred Stock - $.001 par value, Authorized 5,000,000 shares
           Issued -0- shares .......................................           --                 --
      Common Stock - $.001 par value, Authorized 100,000,000 shares
           Issued and Outstanding at May 31, 2000 and August 31,
             1999, 23,984,446 shares and 13,479,833, respectfully ..             24                 13
      Paid in Capital ..............................................         42,746              7,181

      Retained Earnings ............................................          2,144              1,700
                                                                       ------------    ---------------
           Total Shareholders' Equity ..............................         44,914              8,894

      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................   $     47,802    $        10,320
                                                                       ============    ===============

See accompanying notes to the financial statements.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                       STATEMENTS OF EARNINGS (UNAUDITED)
                                 (IN THOUSANDS)

                                                     THREE MONTHS    THREE MONTHS    NINE MONTHS     NINE MONTHS
                                                         ENDED           ENDED           ENDED          ENDED
                                                     MAY 31, 2000    MAY 31, 1999    MAY 31, 2000    MAY 31, 1999
                                                     ------------    ------------    ------------    ------------
Net sales ........................................   $      1,270    $        395    $      3,173    $      2,053

Costs of goods sold:
    Materials and supplies .......................            207             111             539             455
    Direct labor and related costs ...............            107              84             460             421
    Depreciation and amortization ................             18              18              53              54
    Other manufacturing costs ....................             14              43              63             152
                                                     ------------    ------------    ------------    ------------
Total costs of goods sold ........................            346             256           1,115           1,082
                                                     ------------    ------------    ------------    ------------
Gross profit .....................................            925             139           2,058             971
                                                     ------------    ------------    ------------    ------------
Operating expenses
    Selling, general and administrative:
        Salaries and related costs ...............            432              90             774             338
        Advertising and promotion ................             83               1             115              96
        Depreciation and amortization ............             36              16              91              42
        Other support costs ......................            343             194             875             520
        Research and Development .................            157              42             412             312
                                                     ------------    ------------    ------------    ------------

        Total operating expenses .................          1,051             343           2,267           1,308
                                                     ------------    ------------    ------------    ------------
Income from operations ...........................           (126)           (204)           (209)           (337)

Other income
    Interest income (net) ........................            457             209             894             573
    Other Income .................................              3            --                 9            --
                                                     ------------    ------------    ------------    ------------
        Total other income .......................            460             209             903             573
                                                     ------------    ------------    ------------    ------------
Earnings Before Income Taxes & Loss From
Minority Interest in Affiliate ...................            334               5             695             236
                                                     ------------    ------------    ------------    ------------
Gain/(Loss) From Minority Interest in Affiliate ..           --                13             (37)             13

Income before income taxes .......................            334              18             658             249

Provisions for income taxes ......................            114               4             214              85
                                                     ------------    ------------    ------------    ------------
Net income .......................................   $        220    $         14    $        444    $        164
                                                     ============    ============    ============    ============
Net earnings per common share:
Basic ............................................   $       0.01    $       0.00    $       0.02    $       0.01
Diluted ..........................................   $       0.01    $       0.00    $       0.02    $       0.01
                                                     ============    ============    ============    ============
Weighted average basic common shares outstanding .     16,261,854      11,929,698      20,980,673      11,762,236
Weighted average diluted common shares outstanding     16,336,104      26,522,241      21,054,923      26,354,779

See accompanying notes to the financial statements.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                    UNAUDITED
                                 (IN THOUSANDS)

AUGUST 31, 1998                        COMMON    PREFERRED   PAID IN    RETAINED   SHAREHOLDERS'
TO MAY 31, 2000                         STOCK      STOCK     CAPITAL    EARNINGS      EQUITY
------------------------------------   -------   ---------   -------    --------   -------------
Total  As of August 31, 1998 .......        12        --       5,973       1,532           7,516

Net  Earnings 1999..................                                         168             168
New  Stock  Issued  to  Shareholders
      For Services Rendered ........      --                     163        --               163
      For Exercise of Warrants .....         2                 1,045        --             1,047
                                       -------   ---------   -------    --------   -------------
Total As Of August 31, 1999 ........        14        --       7,181       1,700           8,894

Net Earnings For The Nine Months
      Beginning September 1, 1999
       To May 31, 2000 .............                                         444             444

New  Stock  Issued  to  Shareholders
      For Services Rendered ........      --          --       1,054        --             1,054
      For Syndication Cost .........      --          --        (695)       --              (695)
      For Exercise of Warrants .....         9        --      30,078        --            30,087
      For Exercise of ESOP .........      --          --         139        --               139
      For Acquisitions and Other ...         1        --       3,454        --             3,455
      For Convertible Debt .........      --          --       1,535        --             1,535
                                       -------   ---------   -------    --------   -------------
Total As Of May 31, 2000 ...........        24        --      42,746       2,144          44,914

See accompanying notes to the financial statements

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     NINE MONTHS     NINE MONTHS
                                                                        ENDED           ENDED
                                                                     MAY 31, 2000    MAY 31, 1999
                                                                     (UNAUDITED)     (UNAUDITED)
                                                                     ------------    ------------
Cash Flows From Operating Activities
      Net  Earnings ..............................................   $        444    $        164

      Adjustments To Reconcile Net Earnings To Net Cash
           Used By Operating  Activities:
           (Loss)/Gain on Sale of Asset ..........................           --                13
           Depreciation and Amortization .........................            377              84
           Services Paid using Common Stock ......................          1,054               0
           (Increase)/Decrease in Accounts Receivable ............         (1,656)         (1,291)
           (Increase)/Decrease in Inventories ....................         (3,453)           (210)
           (Increase)/Decrease in Prepaid Expenses ...............             49              31
           Increase/(Decrease) in Accounts Payable and Accrued Exp          1,746            (127)
           Increase/(Decrease) in Deferred Taxes .................           --              --
           Increase/(Decrease) in Deferred Revenues ..............           (533)             (2)
           Increase/(Decrease) in Sales Taxes Payable ............             36              11
           Increase/(Decrease) in Fed Inc Taxes Payable ..........           (168)             89
           Increase/(Decrease) in Franchise Taxes Payable ........              4              13
                                                                     ------------    ------------
           Total Adjustments .....................................         (2,544)         (1,389)
                                                                     ------------    ------------
      Net Cash Used By Operating Activities ......................         (2,100)         (1,225)

Cash Flows From Investing Activities
      Purchase of Property and Equipment .........................         (1,094)             (3)
      (Increase)/Decrease in Other Assets ........................            (96)             (4)
                                                                     ------------    ------------
Net Cash Used By Investing Activities ............................         (1,190)             (7)

Cash Flows From Financing Activities
      Increase/(Decrease) in Notes Payable and Capital Leases ....            377              18
      Increase/(Decrease) in Shareholders' Advances ..............           --               (24)
      Increase/(Decrease) in Syndication Costs ...................           (695)           --
      Proceeds From Sale of Common Stock, Net ....................         30,078             423
                                                                     ------------    ------------
Net Cash Provided/(Used) By Financing Activities .................         29,760             417

Net Increase/(Decrease) in Cash ..................................         26,470            (815)

Cash at the Beginning of the Year ................................            188           1,097
                                                                     ------------    ------------
Cash at the End of the Year ......................................   $     26,658    $        282
                                                                     ============    ============

See accompanying notes to the financial statements.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES:

      Eagle Wireless International, Inc., and Subsidiaries (the Company), was incorporated as a Texas corporation on May 24, 1993 and commenced business in April of 1996. The Company and its subsidiaries, BroadbandMagic.com, Atlanticpacific Communications, Inc. and Comtel Communications are suppliers of cabling, multi-media set top devices, telecommunications equipment and related software used by service providers in the computer, paging and other wireless personal communications markets. The Company designs, manufactures, markets and services its products under the Eagle, BroadbandMagic.com and Atlanticpacific Communications, Inc. names. These products include cabling, multi-media set top devices, transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging and mobile data systems) and radio telephone systems.

A)    Cash and Cash Equivalents

      The Company had $25,234,314 and $29,059 invested in interest bearing accounts at May 31, 2000 and August 31, 1999, respectively.

B)    Property and Equipment

      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method for financial reporting and accelerated methods for income tax purposes. The recovery classifications for these assets are listed as follows:

                                                  YEARS
                                                  -----
            Machinery and equipment                 7
            Furniture and Fixtures                  7

      Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

C)    Inventories

      Inventories are valued at the lower of cost or market. The cost is determined by using the FIFO method. Inventories consist of the following items:

                                                MAY 31, 2000     AUGUST 31, 1999
                                                ------------     ---------------
                Raw Materials .............     $  5,301,863     $     1,215,003
                Work in Process ...........          507,645           1,119,672
                Finished Goods ............              -0-              21,186
                                                ------------     ---------------
                                                $  5,809,508     $     2,355,861
                                                ============     ===============

D)    Research and Development Costs

      The Company's research and development costs include obligations to perform contractual services for outside parties. These costs are expensed as contract revenues are earned. Research and development costs of $313,386 and $312,269 were expensed for the periods ended May 31, 2000 and 1999, respectively. Contract revenues earned for the periods ended May 31, 2000 and 1999 were approximately $-0- and $690,000 respectively.

E)    Income Taxes

      The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", which requires a change from the deferral method to assets and liability method of accounting for income taxes. Timing differences exist between book income and tax income which relate primarily to depreciation methods.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 1 - BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

F)    Net Earnings Per Common Share

      Net earnings per common share is shown as both basic and diluted. Basic earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding. Diluted earnings per common share are computed by dividing net income less any preferred stock dividends (if applicable) by the weighted average number of shares of common stock outstanding plus any dilutive common stock equivalents. The components used for the computations are shown as follows:

                                                   MAY 31, 2000     MAY 31, 1999
                                                   ------------     ------------

      Weighted Average Number of Common
          Shares Outstanding Including:
      Primary Common Stock Equivalents........       20,980,673       11,929,698
      Fully Dilutive Common Stock Equivalents.       21,054,923       26,522,241

G)    Impairment of Long Lived and Identifiable Intangible Assets

      The Company evaluates the carrying value of long-lived assets and identifiable intangible assets for potential impairment on an ongoing basis. An impairment loss would be deemed necessary when the estimated non-discounted future cash flows are less than the carrying net amount of the asset. If an asset were deemed to be impaired, the asset's recorded value would be reduced to fair market value. In determining the amount of the charge to be recorded, the following methods would be utilized to determine fair market value:

                1)    Quoted market prices in active markets.
                2)    Estimate based on prices of similar assets
                3)    Estimate based on valuation techniques

      As of May 31, 2000 and August 31, 1999, no impairment existed.

H)    Advertising and Promotion

      All advertising related costs are expensed as incurred. The Company does not incur any cost for direct-response advertising. For the periods ended May 31, 2000 and 1999, the Company had expensed $145,501 and $96,498, respectively.

I)    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 1 -BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES: (continued)

J)    Comprehensive Income

      There were no items of other comprehensive income in 2000 and 1999, and, thus, net income is equal to comprehensive income for each of those years.

K)    Reclassification

      The Company has reclassified certain costs and expenses for the nine months ended May 31, 2000 to facilitate comparison to the nine months ended May 31, 1999.

NOTE 2 - ACCOUNTS RECEIVABLE:

      Accounts receivable consist of the following:

                                                  MAY 31, 2000   AUGUST 31, 1999
                                                  ------------   ---------------
            Accounts Receivable ...............   $  1,941,716   $       286,269
            Allowance for Doubtful Accounts ...          - 0 -             - 0 -
                                                  ------------   ---------------
            Net Accounts Receivable ...........   $  1,941,716   $       286,269
                                                  ============   ===============


NOTE 3 -  NOTES PAYABLE:

                                                                    MAY 31, 2000   AUGUST 31, 1999
                                                                    ------------   ---------------
             Unsecured note to Imperial Premium
             Finance bearing interest at 15.9%,
             due $1,690 monthly until February 2001  ............   $     10,140   $         5,386

             Unsecured note to Central Insurance
             bearing no interest, due $886
             monthly until January 2001  ........................          7,085             5,220

             Unsecured note Kemper Insurance
             bearing no interest, due $694 monthly
             until November 2000  ...............................          4,164             1,124

             Unsecured note to West Coast Life
             Insurance bearing no interest, due
             $2,457 quarterly until May 2001  ...................          7,370             4,913

             $50,000 Line-of-Credit, Compass Bank,
             secured by accounts receivable
             Atlanticpacific Communications bearing
             interest at 9.5%, interest payable
             monthly, principal due on demand,
             or if no demand made, due August 2000 ..............         54,141              --

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 3 -  NOTES PAYABLE: (continued)

      Note to Compass Bank, secured by
      accounts receivable of Atlanticpacific Communications,
      bearing interest at 9.5%, interest payable monthly,
      principal due April 2001 .................................................         12,069              --

      Note to PrimeBank secured by inventory And assignment of life insurance
      Policies, principal payable in monthly Installments of $2,984, including interest At prime plus 2%, due on demand or, If no demand made, due
      January 2001 Security is accounts receivable .............................         26,854              --

      $250,000 Line-of-Credit, secured by accounts receivable of Comtel
      Communications, inventory and assignment of life insurance policies, bearing interest at prime plus 1%, interest payable monthly, principal due
      on demand, or if no demand made, due August 2000 .........................        228,000              --
                                                                                   ------------   ---------------

            Total ..............................................................   $    349,823            16,643
            Less Current Portion of
               Long - Term Debt ................................................        349,823            16,643
                                                                                   ------------   ---------------

            Total Long - Term Debt .............................................          $ -0-             $ -0-
                                                                                   ============   ===============


NOTE 4 - CAPITAL LEASE OBLIGATIONS:
                                                                                   MAY 31, 2000   AUGUST 31, 1999
                                                                                   ------------   ---------------
      Equipment lease with Konica bearing
      interest at 8.9%, payable in monthly
      installments of $445; due Aug. 2001 ......................................   $      6,676   $         9,720

      Software lease with Manifest Group
      bearing interest at 14%, payable in
      monthly installments of $751; due
      August 2000  .............................................................          2,211             8,487

      Equipment lease with Agilent Technologies,
      Payable in monthly installments of $1,076;
      due  April 2003 ..........................................................         37,669              --

      Vehicle lease with GE Capital
      Bearing interest, payable in monthly
      Installments of $465; due June 2002 ......................................         13,369              --

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 4 - CAPITAL LEASE OBLIGATIONS: (continued)

      Equipment lease with GE Capital
      Bearing interest,  payable in monthly
      Installments ........................          3,963              --
                                              ------------   ---------------
       Total Obligations ..................         63,888            18,902
              Less Current Portion of
                 Lease Obligations ........         27,353            15,047
                                              ------------   ---------------
              Total Long - Term Capital
                 Lease Obligations ........   $     36,535   $         3,855
                                              ============   ===============

      The capitalized lease obligations are collateralized by the related equipment acquired with a net book value of approximately $68,526 and $29,600 at May 31, 2000 and August 31, 1999, respectively. The future minimum lease payments under the capital leases and the net present value of the future lease payments at May 31, 2000 and August 31, 1999 are as follows:

                                                           MAY 31, 2000   AUGUST 31, 1999
                                                           ------------   ---------------
      Total minimum lease payments .....................   $     58,213   $        20,405
      Less: Amount representing interest ...............          5,675             1,503
                                                           ------------   ---------------
      Present value of net minimum
          lease payments ...............................   $     63,888   $        18,902
                                                           ============   ===============

      Future obligations under the lease terms are:

                    PERIOD ENDING
                    MAY 31, 2000,            AMOUNT
                    ------------            ---------
                        2001                $  26,085
                        2002                   19,827
                        2003                   12,301
                                            ---------
                        Total               $  58,213
                                            =========

NOTE 5 - INCOME TAXES:

      As discussed in note 1, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Implementation of SFAS 109 did not have a material cumulative effect on prior periods nor did it result in a change to the current year's provision.

A) The effective tax rate for the Company is reconcilable to statutory tax rates as follows:

                                                  AUGUST 31,
                                                -------------
                                                1999     1998
                                                ----     ----
                                                   %        %
            U.S. Federal Statutory Tax Rate       34       34
            U.S. Valuation Difference              1       (1)
                                                ----     ----
            Effective U.S. Tax Rate               35       33
            Foreign Tax Valuation                -0-      -0-
                                                ----     ----
            Effective Tax Rate                    35       33
                                                ====     ====

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS:

      In July 1996, the Board of Directors and majority shareholders authorized 5,000,000 shares of Preferred Stock with a par value of $0.001. As of May 31, 2000, no Preferred Stock has been issued.

      In July 1996, the Board of Directors and majority shareholders adopted an employee stock option plan under which 400,000 shares of Common Stock have been reserved for issuance. The options granted for under this plan are to purchase fully paid and non-assessable shares of the Common Stock, par value $.001 per share at a price equal to the underlying common stock's market price at the date of issuance. These options may be redeemed nine months after issuance, expire five years from the date of issuance and contain a cash-less exercise feature. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on February 19, 1999. As of May 31, 2000, 223,107 options have been granted pursuant to such plan with 66,875 being exercised and 10,250 have expired.

      In May of 1996, the Company received an aggregate of $375,000 in bridge financing in the form of interest-free convertible notes from unaffiliated individuals. Holders of $369,000 of these notes converted into 369,000 shares of Company common stock, and the balance of $6,000 was retired in November of 1996. In conjunction with the issuance of such indebtedness, the Company has issued such investors $.50 Warrants to purchase 375,000 shares of common stock, and $5.00 Warrants to purchase up to 375,000 shares of common stock. As of May 31, 2000, all such warrants had been exercised or had expired.

      The Company has issued the following warrants that have since been exercised or expired:

            700,000 stock purchase warrants which expire July 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.01 per share. These warrants were exercised as of August 31, 1997.

            1,050,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.05 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.70 per underlying share upon exercise of the warrants. Prior to expiration, 1,037,500 warrants were exercised and 12,500 warrants expired.

            1,375,000 stock purchase warrants which expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for twenty consecutive trading days, yet still expire July 1999 if not exercised. During April 1999, the Company's Board of Directors removed the requirement that the Company's common stock trade at a price of no less than $5.50 per share for twenty consecutive trading days provided that the holders of the warrants exercise the warrants prior to the expiration date and remit to the Company a fee of $.25 per underlying share upon exercise of the warrants. Prior to expiration, 1,325,000 warrants were exercised and 50,000 warrants expired.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

      NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS: (continued)

            425,000 stock purchases warrants that expire July 1999. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants are subject to restrictions regarding the timing of exercise. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. These warrants were not exercised.

            43,641 stock purchase warrants which expire October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $1.75 per share. These warrants were exercised as of May 31, 2000.

            100,000 stock purchase warrants which expire October 7, 2002. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $1.54 per share. These warrants were exercised as of May 31, 2000.

            The Company has issued 450,000 shares of common stock in exchange for the cancellation of the following warrants as of February 29, 1999:

            150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $1.50 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $4.00 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            150,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $2.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $5.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

            50,000 stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the warrants by paying holders $.05 per warrant. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $3.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $7.50 per share for sixty-one consecutive trading days. The underlying shares of common stock were registered for resale under the Securities Act of 1933 on March 19, 1999. These warrants will expire on March 19, 2000.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

      NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS: (continued)

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $5.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $10.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $7.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $12.00 per share for thirty-one consecutive trading days. These warrants will expire three years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $9.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $14.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

            200,000 stock purchase warrants. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $11.00 per share. These warrants, however, are not exercisable until and unless the shares of Common Stock trade at a minimum of $16.00 per share for thirty-one consecutive trading days. These warrants will expire five years from the date of effective registration of the underlying shares of common stock. As of August 31, 1999, the underlying shares of common stock have not yet been registered for resale under the Securities Act of 1933 and thus have no set expiration date.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

      NOTE 6 - PREFERRED STOCK, STOCK OPTIONS AND WARRANTS: (continued)

            The Company has issued and outstanding the following warrants which have not yet been fully exercised at May 31, 2000:

            5,033,334 Class A stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share at a purchase price of $4.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class A Warrants by paying holders $.05 per Class A Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. As of May 31, 2000, 4,544,174 warrants had been exercised.

            5,033,334 Class B stock purchase warrants which expire August 31, 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $6.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $7.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class B Warrants by paying holders $.05 per Class B Warrant. The underlying shares of common stock and Class B Warrants were registered for resale on September 4, 1997 under the Securities Act of 1933. As of May 31, 2000, 1,574,442 warrants had been exercised. These warrant trade under the symbol "EAG/WS/B".

            1,050,000 Class C stock purchase warrants which expire August 31 2000. The warrants are to purchase fully paid and non-assessable shares of the common stock, par value $.001 per share, at a purchase price of $2.00 per share. If, however, the closing bid price of the Common Stock shall have equaled or exceeded $5.50 per share for a period of twenty consecutive trading days at any time, the Company may redeem the Class C Warrants by paying holders $.05 per Class C Warrant. The underlying shares of common stock were registered for resale on September 4, 1997 under the Securities Act of 1933. As of May 31, 2000, 1,050,000 warrants had been fully exercised.

      The warrants outstanding are segregated into four categories (exercisable, non-exercisable, non-registered, and expired). They are summarized as follows:

                 WARRANTS  ISSUED       WARRANTS  EXERCISABLE          WARRANTS           WARRANTS EXPIRED
CLASS  OF            MAY 31,                   MAY 31,             NON          NON           MAY 31,
WARRANTS        2000         1999         2000        1999       EXERCISED   REGISTERED    2000      1999
-------      ----------   ----------    ---------  ----------    ----------  ----------   -------  -------
   4.00       5,033,334     5,033,334     489,160   5,033,334         --          --         --      --
   6.00       5,033,334     5,033,334   3,458,892   5,033,334         --          --         --      --
   2.00       1,050,000     1,050,000       --      1,050,000         --          --         --      --

ESOP         *   28,200   *     5,000                   5,000       28,200        --         --      --
ESOP            194,907        88,375     74,250       62,875      117,782        --       10,250    --

      An asterisk (*) denotes warrants which would have an anti-dilutive effect if currently used to calculate earnings per share for the year ended August 31, 1999.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 7 - SEGMENT INFORMATION:

      The Company had gross revenues of $1,270,299 and $395,045 for the nine months ended May 31, 2000 and 1999, respectively. The following parties individually represent a greater than ten percent of these revenues.

                                        MAY 31, 2000            MAY 31, 1999
                      CUSTOMER       AMOUNT    PERCENTAGE   AMOUNT    PERCENTAGE
                ------------------   -------   ----------   -------   ----------
                Link - Two .......   $  --           -- %    69,900         18 %
                RFTL .............   $  --           -- %   213,075         54 %


NOTE 8 - INVESTMENT IN LINK - TWO COMMUNICATIONS, INC.:

      The Company and Link - Two Communications, Inc. (Link II) have executed an agreement, whereby the Company would receive up to an eight percent equity interest in Link II in lieu of accruing finance charges on the outstanding balance owed by Link II to the Company. Under the agreement, equity in Link II was earned at a rate of 0.2% per month per $100,000 payable and outstanding for more than thirty days. At May 31, 2000 and 1999, the Company had earned a 5.0% and 5.0%, respectively, minority equity interest in Link II. This is evidenced by the issuance of 240,000 shares of Link II common stock to the Company. As of August 31, 1999 and 1998, the Company has recorded it share of losses in this unconsolidated affiliate. The loss as a minority shareholder totaled $91,678 and $28,663, respectively. The Company has reclassified its balances due from Link II as additional advances to affiliates.

      Certain principal stockholders (or affiliates thereof) of the Company, including James Futer, executive vice president, director, and chief operating officer, and A.L. Clifford, a director of the Company, are also principal stockholders of Link II. Mr. Clifford is also the chairman, president, and chief executive officer of Link II and Dr. Cubley is a director of Link II. Subsequent to August 31, 1999, Link II has entered into negotiations to acquire existing paging operations in Dallas, San Antonio and Houston. Additionally the company is currently negotiating with a utility company to install wireless meter reading equipment which will utilize the Link II radio frequency licenses and equipment.

      On October 1, 1999, Link II refinanced its existing accounts payable to Eagle Wireless International through the issuance of a $733,571 ten percent (10%) note secured by all lease station licenses and a $6,000,000 ten percent (10%) note secured by all assets (excluding licenses). These notes are due September 1, 2000. During October 1999, the Company pledged as collateral on a $4,500,000 convertible note, the $6,000,000 note receivable and its underlying collateral.

NOTE 9 - RISK FACTORS:

      For the nine months ended May 2000 and 1999, substantially all of the Company's business activities have remained within the United States and have been extended to the wireless infrastructure industry. Approximately fifty-three percent of the Company's revenues and receivables have been created solely in the state of Texas, one percent have been created in the international market, and the approximate forty-six remainder has been created relatively evenly over the rest of the nation during the nine months ended May 31, 2000. Approximately 75% of the Company's revenues and receivables have been created solely in the state of Texas, and the approximate 25% remainder has been created relatively evenly over the rest of the nation during the nine months ended May 31, 1999

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 9 - RISK FACTORS: (continued)

      Through the normal course of business, the Company generally does not require its customers to post any collateral. However, because Link II constitutes 43% and 60% of the Company's gross revenues and 64% and 60% of its gross assets for the years ended August 31, 1999 and 1998, respectively, the two companies have reached an agreement whereby the Company has received a minority interest in Link II based upon accounts receivable and has fully collateralized the debt.(See Note 9)

      Although the Company has concentrated its efforts in the wireless infrastructure industry and convergent set top market during the years ended August 31, 1999 and for the nine months ended May 31, 2000 it is management's belief that the Company faces little credit or economic risk due to the continuous growth the market is experiencing.

NOTE 10 - FOREIGN OPERATIONS:

      Although the Company is based in the United States, its product is sold on the international market. Presently, international sales total approximately .01% and 0% at May 31, 2000 and 1999, respectfully.

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES:

      The Company leases its primary office space for $10,000 per month with Space Industries, Inc. ("Space"). This non-cancelable lease commenced on July 1, 1999 and expires on March 29, 2001. In addition to the monthly rental, the Company will issue 100,000 shares of its common stock to Space. Space will have the right to sell no more than 10,000 shares per month until all shares have been sold. Additionally, Space will have the right to put to the Company all unsold shares held by Space in exchange for a payment calculated using the following formula:

            $173,000 - (gross proceeds from stock sales above $1.70 per share) minus ($1.73 x quantity of shares sold below $1.70 per share)

      It is understood and agreed, and it is the intention of both parties, that this put right will provide Space with a guarantee that, so long as (a) Space does not sell or otherwise dispose of the common stock for less than $1.70 per share, and (b) Space exercises its put right between August 15, 2000 and August 31, 2000, Space will receive a minimum economic benefit of at least $170,000 from the common stock issued by the Company to Space. For the periods ending May 31, 2000 and 1999, rental expenses of $164,142 and $74,272 respectively, were incurred.

            Future obligations under the non-cancelable lease terms are:

                  PERIOD ENDING
                   NOVEMBER 30,                 AMOUNT
                  -------------              -----------
                      2000                   $    54,714
                      2001                   $   127,666
                                             ===========

      During the year ended August 31, 1998, the Company entered into an agreement with a public relations consultant whereby the consultant will develop, implement, and maintain an ongoing program to increase the investment community's awareness of the Company's activities and to stimulate the investment community's interest in the Company. As compensation for these services, the consultant will be paid $5,000 per month. Additionally, the consultant will receive options to purchase 100,000 shares of the Company's common stock for $1.00 per share. The delivery of the options to purchase the 100,000 shares of common stock is contingent upon the attainment of certain objective criteria as outlined in the July 16, 1998 agreement between the Company and the public relations consulting firm. At August 31, 1999, these options have been issued and exercised.

                       EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES: (continued)

      The Company has been named as defendant in a lawsuit involving the Company's previous landlord with regard to breach of the lease. The Company has counter-claimed, also alleging breach of the lease. The Company intends to vigorously defend this matter as well as prosecute its counter-claim.

      The Company has provided a finance company a limited manufacturer's guarantee for an amount not to exceed $910,845 for equipment and services sold to a customer of the Company. In the event of default by the customer, after a minimum period of ninety days from the date default is declared and after having exhausted all available remedies against the customer, the finance company may seek payment directly from the Company. Under this guarantee, the Company may elect to assume the lease from the finance company under the original terms and conditions or may elect to pay all amounts due in arrears under the original agreement and pay-off the lease through a one-time payment of the unamortized balance. The company is currently negotiating with the lease company to purchase these certain assets.

NOTE 12 - EARNINGS PER SHARE:

      The following table sets forth the computation of basic and diluted earnings per share:

                                                       FOR THE 9 MONTHS ENDED MAY, 2000
                                                   ---------------------------------------
                                                               (In thousands)
                                                     INCOME         SHARES       PER-SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
      Net Income ...............................   $       444

      Basic EPS:
        Income available to common stockholder .   $       444          20,981   $    0.02

      Effect of Dilutive Securities:
        Warrants ...............................           -0-             -0-
                                                   -----------   -------------   ---------
      Diluted EPS:
        Income available to common stockholders
          and assumed conversions ..............   $       444          20,981   $    0.02
                                                   ===========   =============   =========
                                                      FOR THE YEAR ENDED AUGUST, 1999
                                                   ---------------------------------------
                                                     INCOME         SHARES       PER-SHARE
                                                   (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                   -----------   -------------   ---------
      Net Income ...............................   $       168

      Basic EPS:
        Income available to common stockholder .   $       168          12,000   $    0.01

      Effect of Dilutive Securities:
        Warrants ...............................           -0-             -0-
                                                   -----------   -------------   ---------
      Diluted EPS:
        Income available to common stockholders
          and assumed conversions ..............   $       168          12,000   $    0.01
                                                   ===========   =============   =========

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

NOTE 13- EMPLOYEE STOCK OPTION PLAN:

      In July 1996, the Board of Directors and majority stockholders adopted a stock option plan under which 400,000 shares of the Company's common stock have been reserved for issuance. Under this plan, as of May 31, 2000 and 1999, 223,107 and 88,875 warrants have been issued to various employees. Of these outstanding warrants, 66,875 and 17,500 were exercised for the months ended May 31, 2000 and 1999, respectively. Additionally, 10,250 warrants have expired as of August 31, 1999.

NOTE 14 - RETIREMENT PLANS:

      During October 1997, the Company initiated a 401(k) plan for its employees, which is funded through the contributions of its participants. This plan maintains that the Company will match up to 3% of each participant's contribution. For the nine months ended May 31, 2000 and 1999, employee contributions were approximately $272,914 and $123,189 respectively. The Company matched approximately $44,775 and $38,636 respectively for those same periods.

NOTE 15 - MAJOR CUSTOMER:

      As of May 31, 2000, the Company had a receivable due from Link - Two Communications (Link II) in the amount of $6,641,892. This account receivable has been converted to a note receivable (see Note 9). As of August 31, 1999, Link II is continuing to sell equity securities, assets, and products that are being used to retire this note receivable. This receivable is secured by substantially all assets of Link II including radio frequency licenses that have been valued by outside appraisal firms to in excess of twenty million dollars. In August 1999, Link II commenced operations of its nationwide two-way messaging system. Based upon the aforementioned, management believes the risks involved with this receivable are minimal.

NOTE 16 -   BUSINESS COMBINATIONS

      Effective January 1, 2000, the Company acquired Atlanticpacific Communications, Inc. in a business combination accounted for as purchase. Atlanticpacific Communications, Inc. is primarily in the business of nationwide sales and installation of fiber optic and Internet wiring to commercial customers. The results of operations are included in the accompanying financial statements since the date of acquisition. The Company issued 518,919 shares in restricted stock and assumed certain notes and accounts payable. Additionally, the principal shareholders of Atlanticpacific Communications, Inc. can earn an additional 3,000,000 shares of the Company's common stock based on accumulated sales goals. Under the terms of this agreement, the Company will issue an additional 500,000 shares at $10,000,000 in accumulated sales, 1,000,000 shares at $30,000,000 in accumulated sales and 1,500,000 shares at $60,000,000 in accumulated sales. The total cost of the acquisition exceeded the fair value of the assets by $2,568,210. This excess is being amortized over fifteen years.

      Effective January 1, 2000, the Company acquired Comtel Communications, Inc. in a business combination accounted for as purchase. Comtel Communications, Inc. is primarily in the business of nationwide sales and installation of fiber optic and Internet wiringto commercial customers. The results of operations are included in the accompanying financial statements since the date of acquisition. The Company issued 300,000 shares in restricted stock for the net assets of Comtel Communications, Inc. The total cost of the acquisition exceeded the fair value of the assets by $1,455,362. This excess is being amortized over fifteen years.

               EAGLE WIRELESS INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 2000

      NOTE 16 -   BUSINESS COMBINATIONS(CONTINUED)

      The following summarized pro forma (unaudited) information assumes the transactions related to Eagle Wireless International, Inc., (EAG) Atlanticpacific Communications, Inc., (APC) and Comtel Communications, Inc., (CTC):

                           1999 PRO FORMA INFORMATION
                                 (In Thousands)

                                     EAG        APC       CCT       ADJ.    COMBINED TOTAL
                                   -------    ------    -------    -----    --------------
Net Sales                          $ 2,217    $1,567    $ 4,135              $       7,919
Cost of Goods Sold                   1,337     1,207      3,249                      5,793
                                   -------    ------    -------    -----    --------------
Gross Profit                           880       360        886                      2,126
Operating Expenses                   1,319       853        850                      3,022
                                   -------    ------    -------    -----    --------------
Income (loss) from operations         (439)     (493)        36                       (896)
Other, net                             697       (11)                                  686
                                   -------    ------    -------    -----    --------------
Income before income taxes             258      (504)        36                       (210)
Income taxes                            91         -         15     (106)                -
                                   -------    ------    -------    -----    --------------
Net income                         $   167    $ (504)   $    21    $ 106    $         (210)
                                   =======    ======    =======    =====    ==============

NOTE 17 - SUBSEQUENT EVENTS:

      Through July 14, 2000, the Company has received an additional $1,253,416 from the exercise of all warrants.

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
ClearWorks.net, Inc.

      We have audited the accompanying consolidated balance sheet of ClearWorks.net, Inc. and subsidiaries as of December 31, 1999, and the consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ClearWorks.net, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

      As discussed in Note 3, the accompanying consolidated financial statements as of and for the year ended December 31, 1999 have been restated.

KPMG LLP

Houston, Texas

March 30, 2000, except as to notes 2, 3, 4, 10, 12, 13 and 16, which are as of June 23, 2000.

                         INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors
ClearWorks.net, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of ClearWorks.net, Inc. and Subsidiary as of December 31, 1998 and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of ClearWorks.net, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, shareholders' equity and cash flows of ClearWorks.net, Inc. and Subsidiary for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

McManus & Co., P.C.

Morris Plains, New Jersey
May 18, 1999

                     CLEARWORKS.NET, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                          DECEMBER 31, 1999 (Restated)

          ASSETS

Current assets:
  Cash .........................................................   $  1,247,000
  Accounts receivable, net of allowance for doubtful
    accounts of $93,000 ........................................      3,388,000
  Stock subscription receivable ................................        450,000
  Inventories ..................................................        332,000
  Prepaid expenses and other current assets ....................        229,000
                                                                   ------------
        Total current assets ...................................      5,646,000
                                                                   ------------

Property and equipment, net ....................................      2,256,000
                                                                   ------------

Other assets:
  Goodwill, net ................................................      5,449,000
  Deferred financing costs .....................................        378,000
  Other ........................................................         29,000
                                                                   ------------
                                                                      5,856,000
                                                                   ------------
        Total assets ...........................................   $ 13,758,000
                                                                   ============

          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade ......................................   $  3,197,000
  Accrued expenses .............................................        461,000
  Current maturities of long-term debt .........................        860,000
  Note payable, shareholder ....................................        150,000
                                                                   ------------
        Total current liabilities ..............................      4,668,000
                                                                   ------------

Long-term debt, net of current maturities ......................        535,000

6% Convertible debentures, net of discount of $215,000 .........      2,785,000

Shareholders' equity:
  Common stock, $.001 par value; 50,000,000 shares authorized;
     20,884,957 shares issued and outstanding ..................         21,000


  Additional paid-in capital ...................................     11,472,000

Deferred financing charges .....................................       (285,000)
  Accumulated deficit ..........................................     (5,438,000)
                                                                   ------------
                                                                      5,770,000

        Total liabilities and shareholders' equity .............   $ 13,758,000
                                                                   ============

          See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                      1999            1998
                                                  ------------    ------------
                                                   (RESTATED)
Revenues:
    Integration services ........................    1,607,000         535,000
    Structured wiring solutions .................    1,383,000         555,000
    Bundled Digital Services ....................       42,000            --
                                                  ------------    ------------
                                                     3,032,000       1,090,000
                                                  ------------    ------------

Costs and expenses:
    Integration services and materials ..........    1,280,000         502,000
    Structured wiring labor and materials .......    1,295,000         539,000
    Bundled Digital Services ....................      222,000            --
    Selling, general and administrative expenses     4,428,000         207,000
    Depreciation and amortization ...............      205,000          84,000
                                                  ------------    ------------
                                                     7,430,000       1,332,000
                                                  ------------    ------------
Loss from operations ............................   (4,398,000)       (242,000)

Other income/(expense):
    Interest income .............................       63,000            --
    Interest expense ............................     (824,000)        (10,000)
                                                  ------------    ------------
Net loss ........................................ $ (5,159,000)   $   (252,000)
                                                  ============    ============

Loss per share:
    Basic ....................................... $       (.29)   $       (.03)
    Diluted ..................................... $       (.29)   $       (.03)

Weighted average number of common shares outstanding:

    Basic .......................................   17,673,032       8,321,902
    Diluted .....................................   17,673,032       8,321,902

See accompanying notes to consolidated financial statements.

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
          FOR THE YEARS ENDED DECEMBER 31, 1999 (Restated) AND 1998

                                                                         ADDITIONAL    DEFERRED     RETAINED EARNINGS    TOTAL
                                            SHARES OF       COMMON         PAID-IN     FINANCING     (ACCUMULATED     SHAREHOLDERS'
                                           COMMON STOCK      STOCK         CAPITAL      CHARGES         DEFICIT)         EQUITY
                                           ------------   ------------   ------------ ------------    ------------    ------------
Balances, December 31, 1997 ...............   6,250,000   $      6,000   $     (5,000) $      --      $      8,000    $      9,000
Conversion from LLC to C-Corp .............        --             --           35,000         --           (35,000)           --

Stock issued for merger with
    Southeast Tire Recycling, Inc. ........   1,543,960          2,000         (2,000)        --              --              --

Stock issued for acquisitions:
    InfraResources, LLC ...................      80,000           --          165,000         --              --           165,000
    Team Renaissance, Inc. ................     156,250           --          322,000         --              --           322,000
    Vitadel Communications ................      98,039           --          150,000         --              --           150,000

Conversion of notes payable ...............     272,550           --           27,000         --              --            27,000

Stock  issued for syndication
    costs .................................   2,477,000          2,000         (2,000)        --              --              --

Stock issued for services .................      50,000           --            6,000         --              --             6,000

Common stock issued for cash ..............     532,450          1,000        456,000         --              --           457,000

Net loss ..................................        --             --             --           --          (252,000)       (252,000)
                                           ------------   ------------   ------------ ------------    ------------    ------------

Balances, December 31, 1998 ...............  11,460,249   $     11,000   $  1,152,000 $       --      $   (279,000)        884,000
                                           ============   ============   ============ ============    ============    ============

Stock issued for acquisitions .............   2,075,000          2,000      4,893,000         --              --         4,895,000

Stock issued for cash, net of .............   6,817,910          7,000      2,260,000         --              --         2,267,000
    registration fees and expenses

Warrants issued for services ..............        --             --        1,026,000     (378,000)           --           648,000

Stock issued for incentive
    compensation and services .............     531,798          1,000      1,276,000         --              --         1,277,000

Beneficial conversion feature
  for 6% convertible debenture ............        --             --          650,000         --              --           650,000

Warrants issued with convertible ..........        --             --          215,000         --              --           215,000
    Debentures

Amortization of deferred financing charges         --             --             --         93,000            --            93,000

Net loss ..................................        --             --             --           --        (5,159,000)     (5,159,000)


Balances, December 31, 1999 ...............  20,884,957   $     21,000   $ 11,472,000 $   (285,000)   $ (5,438,000)   $  5,770,000
                                           ============   ============   ============ ============    ============    ============

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                                                                    1999                 1998
                                                                                               ---------------      ---------------
Cash flows from operating activities:                                                             (Restated)
  Net loss ...............................................................................     $    (5,159,000)     $      (252,000)
  Adjustments to reconcile net loss to net cash
    used by operating activities, net of acquisitions:
       Depreciation and amortization .....................................................             205,000               84,000
       Non-cash interest expense .........................................................             650,000                 --
       Amortization of deferred financing charges ........................................              93,000                 --
       Warrants issued for services ......................................................             648,000                 --
       Stock issued for compensation and services ........................................           1,277,000                6,000
       Increase in accounts receivable ...................................................            (739,000)            (125,000)
       Increase in inventories ...........................................................            (129,000)                --
       Increase in  prepaids and other current assets ....................................            (398,000)              (5,000)
       Increase in accounts payable ......................................................             926,000                 --
       Increase (decrease) in accrued expenses ...........................................             (71,000)             201,000
                                                                                               ---------------      ---------------
    Total adjustments ....................................................................           2,462,000              161,000
                                                                                               ---------------      ---------------
  Net cash used by operating activities ..................................................          (2,697,000)             (91,000)

Cash flows from investing activities:
       Acquisitions, net of cash received ................................................            (465,000)             (27,000)
       Capital expenditures ..............................................................          (1,994,000)            (208,000)
                                                                                               ---------------      ---------------
  Net cash used by investing activities ..................................................          (2,459,000)            (235,000)

Cash flows from financing activities:
       Proceeds from notes payable, net of repayments ....................................           1,424,000               27,000
       Proceeds from issuance of 6% convertible debentures ...............................           3,000,000                 --
       Proceeds from common stock sales, net .............................................           2,267,000              457,000
       Increase in stock subscription receivable .........................................            (450,000)                --
                                                                                               ---------------      ---------------
  Net cash provided by financing activities ..............................................           6,241,000              484,000

  Net increase in cash ...................................................................           1,085,000              158,000

Cash at the beginning of the period ......................................................             162,000                4,000
                                                                                               ---------------      ---------------

Cash at the end of the period ............................................................     $     1,247,000      $       162,000
                                                                                               ===============      ===============

Supplemental disclosures of cash flow information:
        Interest paid ....................................................................     $         2,000      $        10,000
        Taxes paid .......................................................................     $          --        $          --

Supplemental disclosures of non-cash Investing activities:
        Issuance of common stock for asset acquisitions ..................................     $     4,895,000      $       637,000

See accompanying notes to consolidated financial statements.

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

Note 1.     Organization and Nature of Business

      ClearWorks.net, Inc. and subsidiaries (the "Company" or "ClearWorks"), commenced operations on September 18, 1997 as Millennium Integration Technologies, LLC ("MIT"), a Texas limited liability company. On March 5, 1998, a separate company, Millennium Integration Technologies, Inc. ("Millennium") was organized under the rules and regulations of the State of Delaware.

      On April 1, 1998, Southeast Tire Recycling, Inc. ("Southeast"), a publicly traded Florida corporation with no ongoing operations that previously had been engaged in the tire recycling business, entered into an agreement to purchase one hundred percent of the stock of MIT, which converted to a Texas corporation on April 9, 1998. The acquisition was consummated effective April 27, 1998 and MIT, Inc. became a wholly owned subsidiary of Southeast. The exchange of shares between MIT, Inc. and Southeast was accounted for as a recapitalization of the MIT, Inc. operations into the corporate shell of Southeast. At the time of this transaction, Southeast was an empty corporate shell.

      Effective May 8, 1998, Millennium changed its name to ClearWorks Technologies, Inc. On May 12, 1998, Southeast merged with and into ClearWorks Technologies, Inc. whereby ClearWorks Technologies, Inc. was the surviving entity. The exchange of shares with Southeast was accounted for as a second recapitalization of the Millennium operations into the corporate shell. On April 27, 1999, ClearWorks Technologies, Inc. began operating under the name of ClearWorks.net, Inc.

      The Company is a communications carrier providing broadband data, video and voice communication services to residential and commercial customers, currently within Houston, Texas. These services are provided over fiber-optic networks ("Fiber-To-The-Home" or "FTTH") which the Company designs, constructs, owns and operates inside large residential master-planned communities and office complexes. The Company also provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, implementation of network hardware and support of private and enterprise networks, as well as, developing residential, commercial and education accounts for deployment of structured wiring solutions.

Note 2.     Summary of Significant Accounting Policies

A)    CONSOLIDATION

      At December 31, 1999, the Company has three wholly owned subsidiaries:
      ClearWorks Communications, Inc., ClearWorks Structured Wiring Services, Inc. and ClearWorks Integration Services, Inc. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

B)    LIQUIDITY

      The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. The Company is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding or funding through the sale of its common stock, the Company would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

C)    USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes and frequent new product introductions, all of which could impact the future value of the Company's assets.

D)    CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

E)    PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the following useful lives:

                                                                          YEARS
                                                                          -----
            Head-end facilities                                             20
            Field operating equipment                                      3-7
            Satellite demonstration equipment                                7
            Furniture, fixtures and office equipment                       2-7

      Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

F)    INVENTORIES

      Inventories are valued at the lower of cost or market. The cost is determined by using the first in first out ("FIFO") method. Inventories consist primarily of purchased technical equipment.

G)    RESEARCH AND DEVELOPMENT

      The Company charges to expense research and development ("R&D") costs as incurred. The Company spent approximately $164,000 on R&D during 1999 and had no R&D expenditures during 1998. The Company expects to continue to commit substantial resources for R&D in order to improve and expand the performance and capability of its Bundled Digital Services.

H)    GOODWILL

      Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if the estimated future operating cash flows are not achieved. Goodwill amortization expense for the years ended December 31, 1999 and 1998 was $121,000 and $70,000, respectively. Accumulated amortization at December 31, 1999, was $191,000.

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

      I)    INCOME TAXES

      During 1998, the Company converted from a limited liability company to a C-Corporation and, as such, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

J)    REVENUE RECOGNITION

      The Company recognizes revenue and the related costs at the time the services are rendered. Revenue is derived from fees charged for the delivery of Bundled Digital Services, integration services and cabling and wiring.

      Revenue from long-term contracts is recognized using the percentage completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This is used because management considers actual costs to be the best available measure of progress on these contracts.

K)    EARNINGS (LOSS) PER COMMON SHARE

      The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the interest expense related to the Company's convertible debentures, net of tax, is added back to income or loss applicable to common stockholders and the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible debt.

      During the years ended December 31, 1999 and 1998, warrants to purchase 2,710,000 and 2,000,000, respectively, shares of common stock were excluded from the calculation of earnings per share since their inclusion would be antidilutive.

L)    FAIR VALUE OF FINANCIAL INSTRUMENTS

      Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgement, and therefore cannot be determined with precision.

      The Company believes that the carrying amounts of its financial instrument current assets and liabilities approximate the fair value of such items due to their nature. The carrying amounts of long-term debt and convertible debentures approximate fair value as the interest rates thereon approximate market.

M)    RECLASSIFICATIONS

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

The Company has reclassified certain revenues, costs and expenses for the year ended December 31, 1998, to facilitate comparison to the year ended December 31, 1999.

Note 3.  Restatement Adjustments

The Company has recorded certain accounting adjustments that were required to restate the December 31, 1999 financial statements as originally filed. These restatement adjustments increased previously reported net loss by $1,391,000, and consist of the following: an increase to interest expense of $650,000 to record the beneficial conversion feature attributable to the 6% convertible debentures issued in December 1999; an increase to selling, general and administrative expenses of $648,000 for the elimination of improperly recognized deferred financing costs related to warrants issued to consultants of the Company in 1999; and an additional increase in interest expense of $93,000 related to the amortization of deferred financing charges.

Other adjustments that did not affect net loss, but that did affect other amounts as previously filed include the following: a reclassification of $50,000 to reduce debt discount and increase additional paid-in capital due to a corrected estimate of the relative fair value of the detachable warrants issued with the 6% convertible debentures; a reclassification of cash-incurred debt finance costs from other assets to deferred financing costs in the amount of $378,000 (no effect on total assets or shareholders' equity); and a corrected estimate of warrants issued for debt financing costs, resulting in a reduction of $116,000 to the fair value ascribed to such warrants and the reclassification of the resulting amount to deferred financing charges as a separate component of shareholders' equity. The deferred financing charges classified as a reduction to shareholders' equity will be amortized to interest expense over the life of the debt.

The effect of the restatement adjustments are as follows:

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999     AS PREVIOUSLY REPORTED   AS RESTATED
----------------------------------------------     ----------------------   -----------
Balance sheet:
  Deferred financing costs .....................   $            1,142,000   $   378,000
  Other assets .................................                  407,000        29,000
  6% convertible debentures ....................                2,735,000     2,785,000
  Additional paid in capital ...................               10,988,000    11,472,000
  Deferred financing charges ...................                     --        (285,000)
  Accumulated deficit ..........................               (4,047,000)   (5,438,000)
Statement of Operations:
  Selling, general and administrative expenses .   $            3,780,000   $ 4,428,000
  Interest expense .............................                   81,000       824,000
  Net loss .....................................               (3,768,000)   (5,159,000)
  Loss per share ...............................                     (.21)         (.29)

Note 4. Business Combinations

On April 30, 1999, the Company acquired Archer Mickelson Technologies, LLC ("Archer") a systems integration firm located in Houston, Texas. In exchange for one hundred percent (100%) of the membership interests of Archer, the Company paid $50,000 in cash and issued 75,000 shares of its restricted common stock, issued under Rule 144, to the sole member. The total purchase price paid for this acquisition, including certain acquisition costs, was $130,500. Goodwill in the approximate amount of $76,000 resulted from this transaction.

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

On December 30, 1999, the Company acquired United Computing Group, Inc. and United Consulting Group, Inc. (collectively "UCG"), an accelerator company and computer hardware reseller firm located in Houston, Texas. The Company issued 2,000,000 shares of its restricted common stock and paid $500,000. The total purchase price for this acquisition was $5,320,000. Goodwill in the approximate amount of $4,942,000 resulted from this transaction

The Company has entered into employment and stock option agreements with the former principals of United Computing Group, Inc. at the time of acquisition. Under the terms of the employment agreements, the former principals receive a base salary, a monthly cash bonus based on a percentage of earnings of United Computing Group, Inc. before interest and taxes, reimbursement of all reasonable, ordinary and necessary business expenses and participation in the Company's employee benefit plan. In addition, the Company has entered into option agreements with the former principals pursuant to which they can earn options to purchase up to a total of 1,000,000 shares of the Company's common stock to be issued pursuant to the Company's 1999 Long-Term Incentive Plan, based upon certain pre-determined revenue goals for United Computing Group, Inc. The options are exercisable, only if the revenue goals are met, at $.25 per share and expire December 30, 2000. In general, the options become exercisable in increasing amounts to the extent, if any, that United Computing Group, Inc.'s revenues exceed $15 million for the calendar year 2000, and all 1,000,000 options become exercisable if United Computing Group, Inc.'s revenues equal or exceed $42 million for the calendar year 2000.

The purchase agreement provides that, at the election of the UCG shareholders, all the shares of UCG will be returned to the UCG shareholders and the UCG shareholders will return all but 500,000 shares of the Company's common stock
(i) if the closing bid price for the Company's common stock is less than $1.50 per share during certain specified periods, or (ii) if the Company does not provide UCG sufficient capital for UCG to maintain a positive working capital ratio of 1.2 during the period from March 1, 2000 until December 31, 2000. Should the Company return all of the shares of UCG to the UCG shareholders and the UCG shareholders return all but 500,000 shares of the Company's common stock to the Company, UCG would be required to repay the $500,000 paid to UCG at closing.

The net purchase price of the 1999 acquisitions has been allocated as follows:

      Accounts receivable, net                                    $  2,526,000
      Inventories                                                      191,000
      Prepaid expenses and other current assets                        131,000
      Property and equipment, net                                       92,000
      Goodwill                                                       5,018,000
      Other assets                                                      19,000
      Accounts payable                                              (2,278,000)
      Accrued expenses                                                (290,000)
      Notes payable                                                    (50,000)
                                                                  -------------
          Purchase price, net of cash received                    $  5,359,000
                                                                  =============

On May 26, 1998, the Company acquired InfraResources, LLC ("InfraResources") in a business combination accounted for as a purchase. InfraResources is primarily engaged in integration technology services. To culminate this transaction, the Company issued 80,000 shares of restricted common stock valued at $165,000 and paid no cash to InfraResources. However, the Company assumed debt of $40,000 and immediately paid it off. Goodwill in the approximate amount of $204,000 resulted from this transaction.

On May 29, 1998, the Company acquired Team Renaissance, Inc. ("Team Renaissance") in a business combination accounted for as a purchase. Team Renaissance is primarily engaged in structured wiring solutions for residences and businesses. The Company issued 156,250 shares of restricted common stock valued at $322,000 to Team Renaissance in culminating this transaction. Goodwill in the approximate amount of $292,000 resulted from this transaction.

The Company purchased the assets of John Diaz, dba Vitadel Communications, an individual residing in Texas, on November 19, 1998. In exchange for these assets, the Company issued 98,039 shares of its common stock valued at $150,000. Goodwill in the approximate amount of $126,000 resulted from this transaction.

The following unaudited pro forma information represents the combined results of operations of the Company as if the acquisitions had occurred as of January 1, 1998 and 1999:

                                                     1999              1998
                                                 ------------      ------------
      Revenues .............................     $ 13,241,000      $  3,430,000
      Costs and expenses ...................       19,686,000         4,748,000
                                                 ------------      ------------
      Net loss .............................     $ (6,445,000)     $ (1,318,000)
                                                 ============      ============
      Basic and diluted loss per share .....     $       (.36)     $       (.16)
                                                 ============      ============

The pro forma information is not necessarily indicative of operating results that would have occurred if the acquisitions had in fact occurred on January 1, 1998, nor is it necessarily indicative of future operating results. The actual results of operations of an acquired company are included in the Company's consolidated financial statements only from the date of acquisition.

Note 5.     Factoring

In August 1998, the Company entered into a factoring agreement with Amerisource Funding, Inc. ("ASF"). Under the agreement, ASF could purchase the Company's accounts receivable at the Company's discretion in accordance with the terms of the agreement.

ASF purchased acceptable accounts from the Company at a discount of 6.25%. Under the agreement, ASF reserved the right to withhold 13.75% of any account in a non-interest bearing reserve account until the account had been fully paid and/or satisfied. If ASF deemed any portion of an account to be uncollectable, the Company was required to repurchase those accounts and proceed with its own collection. During 1999, the Company terminated its factoring agreement with ASF.

Note 6.     Stock Subscription Receivable

The Company sold 1,800,000 shares of its common stock to KMA Investments during April 1999 and recorded a stock subscription receivable in the amount of $450,000. The funds for this stock sale were subsequently collected in February 2000.

Note 7.     Property and Equipment

      Property and equipment consist of the following at December 31, 1999:

      Head-end facilities                                         $  1,576,000
      Field operating equipment                                        288,000
      Satellite demonstration equipment                                337,000
      Furniture, fixtures and equipment                                177,000
                                                                  ------------
          Total                                                      2,378,000
      Accumulated depreciation                                        (122,000)
                                                                  ------------
          Property and equipment, net                             $  2,256,000
                                                                  ============

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

Note 8.     Accrued Expenses

      Accrued expenses consist of the following at December 31, 1999:

      Sales taxes payable                                         $    175,000
      Accrued payroll                                                   45,000
      Accrued interest                                                  80,000
      Federal income taxes payable                                     137,000
      Other                                                             24,000
                                                                  ------------
          Total accrued expenses                                  $    461,000
                                                                  ============

Note 9.     Notes Payable

The following table lists the Company's note obligations as of December 31, 1999:

                                           ANNUAL
                                          INTEREST
                                            RATE       DUE DATE
                                          --------    ---------   ------------
      KMA Investments                       12.0%     July 2000        802,000
      NTL Securities                        12.0%      May 2001        500,000
      Other                                Various     Various          93,000
                                                                  ------------
          Total notes payable                                        1,395,000
      Less current portion                                            (860,000)
                                                                  ------------
          Total long-term debt                                      $  535,000
                                                                  ============

On August 4, 1999, the Company borrowed $802,000 from KMA Investments at an interest rate of 12% per year. This loan is due and payable on or before July 9, 2000, and is evidenced by a promissory note. If the note and all accrued interest is not paid when due, the delinquent amount automatically converts into shares of the Company's common stock at the rate of one share for each $1.375 of principal and/or interest outstanding. The Company may prepay the principal and accrued interest only after giving the holder 30 days prior notice to effect conversion.

On October 14, 1999, the Company borrowed $500,000 from NTL Securities. This loan is evidenced by a promissory note and accrues interest at the rate of 12% per year. All accrued interest and unpaid principal are due on May 1, 2001.

Two notes payable to Michael T. McClere, the Company's Chief Executive Officer, outstanding at December 31, 1998 were repaid during 1999. On December 13, 1999, the Company borrowed $150,000 from Mr. McClere. This loan was evidenced by a promissory note and bore interest at the rate of 12% per year until it was repaid on January 10, 2000.

Note 10. Convertible Debentures

On December 13, 1999, the Company closed a private placement transaction with Candlelight Investors, LLC, ("Candlelight") a Delaware limited liability company. In the private placement, the Company received from Candlelight a total of $3,000,000 in exchange for $3,000,000 total face value 6% convertible debentures due December 13, 2001, together with warrants to purchase up to 210,000 shares of common stock. The Company determined the warrants to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures.

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

The warrants are exercisable at $3.16 per share. The debentures are convertible at the lower of $3.30 per share or 92 percent of the average of the three lowest closing bid prices for the Company's common stock during the 30 days immediately preceding conversion. However, if the average lowest closing price is less than $1.50 per share, then the conversion price of the debentures shall be equal to the average lowest closing price without modification. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the intrinsic value of the beneficial conversion feature. The intrinsic value of the beneficial conversion feature was determined to be $650,000.

The Company also gave Candlelight the right to acquire, upon total payment to the Company of $2,000,000, an additional $2,000,000 face value of debentures and additional warrants to purchase up to 140,000 shares of common stock.

In connection with the private placement, the Company agreed not to sell any of its securities until July 4, 2000, unless the securities are (1) issued in connection with a public offering of at least $15 million, (2) in connection with an acquisition of additional businesses or assets or (3) as compensation to employees, consultants, officers or directors.

Note 11.    Commitments and Contingent Liabilities

      LEGAL PROCEEDINGS

Coinciding with the reverse merger with Southeast, the former management of Southeast established a trust to provide for the orderly liquidation of any alleged claims existing as of the date of acquisition. Certain stockholders of Southeast have contributed 86,000 free trading shares of the Company's common stock to the trust to satisfy approximately $150,000 of alleged claims. Due to the resignation of the trustee, the trust shares have been deposited in the registry of the Harris County Texas District Court, and the Company has been named a nominal defendant in an Interpleader action. The Company intends to vigorously defend its position by requesting the court release the stock for payment of all alleged claims as was originally intended. The Company's management does not expect that the results of this legal proceeding will have a material adverse effect on the Company's financial condition or results of operations.

The Company is currently a plaintiff in ClearWorks.net, Inc. v. Michael C. Callihan and Linda Callihan. The suit was filed February 25, 2000 [after attempts to mediate were unsuccessful] alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with ClearWorks. Shortly thereafter, the principal shareholder, Michael Callihan, requested that the Company pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between ClearWorks and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are the obligation of the Company and which the Company claims are the personal debt of Mr. and Mrs. Callihan. Also, prior to closing, ClearWorks learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation of the merger agreement between the parties. In this suit, ClearWorks seeks return of shares previously issued to Mr. Callihan in connection with the events underlying the suit. The Company intends to continue to vigorously prosecute its claims against the Callihans.

The Company is currently a defendant in Tim Pennington v. ClearWorks Technologies, Inc. and James W. Walters. Tim Pennington has recently filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six

(6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its shareholders, officers and directors. Pennington's claims are grounded in fraud, state and federal securities fraud, and conversion. Pennington seeks a judgment in excess of $100,000 plus punitive damages, court cost, attorneys' fees and interest. The Company has filed its answer to the recent filing by Pennington. The answer was due on March 1, 2000. The Company intends to vigorously defend the claim and to raise affirmative defenses on behalf of the Company, such as estoppel, latches and that Pennington's claims are not against the Company, but are against former officers, directors, and shareholders.

The Company also currently is a defendant in Robert Horn vs. ClearWorks Technologies, Inc. The suit was filed March 25, 1999, alleging causes of action based on breach of contract in the amount of approximately $200,000. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with the Company effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder." The condition precedent was not met because the Company did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that the Company had terminated Mr. Horn's employment without cause. The Company filed an answer on April 16, 1999, denying the claim and asserting its affirmative defenses. The Company is vigorously contesting these claims by Robert Horn on the basis that they are without merit.

The Company is a defendant in Sherman Gerald Mason, d/b/a Castle Developments, Ltd. v. ClearWorks.net, Inc. formerly ClearWorks Technologies, Inc. On December 17, 1999, Sherman Gerald Mason d/b/a Castle Developments, Ltd. filed suit against the Company. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason.

This suit was only recently served upon the Company. The Company has answered. No discovery has been propounded and no scheduling order or trial date has been entered in connection with the case.

      LEASE COMMITMENTS

The Company leases its principal offices in Houston, Texas, consisting of approximately 9,000 square feet of office space, expiring in 2003. The Company also leases warehouse space in Houston, Texas, expiring in 2000. There are small offices located in Las Vegas, Nevada and Phoenix, Arizona. United Computing Group, Inc. leases approximately 8,000 square feet of office and warehouse space in Houston, Texas, expiring in 2001.

Future minimum lease payments for non-cancelable operating leases having initial or remaining terms in excess of one year are as follows:

      December 31,                                                    AMOUNT
                                                                   -----------
      2000                                                         $   246,000
      2001                                                             203,000
      2002                                                             143,000
      2003                                                              46,000
                                                                   -----------
          Total                                                    $   638,000
                                                                   ===========

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

Note 12. Stock Options and Warrants

      LONG-TERM INCENTIVE PLAN

On May 12, 1999, the Long-Term Incentive Plan (the "1999 Plan") was adopted by the Board of Directors. In order to become and remain fully effective, the 1999 Plan must be approved by the shareholders of the Company on or before May 12, 2000. None of the options granted pursuant to the 1999 Plan may be exercised unless and until the 1999 Plan is approved by the shareholders. Pursuant to the 1999 Plan, an aggregate of 10,000,000 shares of common stock may be granted to key employees, directors and other persons who have contributed or are contributing to the Company's success. Alternatively, options to purchase common stock, stock appreciation rights or cash may be granted instead of outright awards of stock. The options that may be granted pursuant to the 1999 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The 1999 Plan is administered by the Board of Directors. Administration of the 1999 Plan includes determination of the terms of options granted under the 1999 Plan. At December 31,1999, options to purchase 3,027,500 shares were granted upon stockholder approval under the 1999 Plan. On April 30, 2000, the Company held its Annual Stockholder's meeting in which a proposal to approve the 1999 Plan was submitted to the stockholders for a vote. The proposal did not pass and the meeting was continued until May 11, 2000. At such time, the proposal failed.

      STOCK WARRANT PLAN

Effective as of April 24, 1998, Southeast instituted a Stock Warrant Plan (the "Warrant Plan"). After the merger of Southeast into the Company on May 12, 1998, the Warrant Plan continued to be effective as the Company's stock warrant plan. Pursuant to the Warrant Plan, the Company may issue Class A Warrants or Class B Warrants to key employees, directors, and other persons who have contributed or are contributing to the Company's success. Each Class A or Class B Warrant allows the holder to purchase one share of common stock. The maximum number of shares underlying all warrants that may be granted pursuant to the Warrant Plan is limited to 5,000,000 shares. The warrants granted pursuant to the Warrant Plan may be considered either incentive options qualifying for beneficial tax treatment for the recipient or nonqualified options. The Warrant Plan is administered by the Board of Directors. At December 31, 1999, Class A Warrants to purchase 1,000,000 shares at $3.00 per share and Class B Warrants to purchase 1,000,000 shares at $6.00 per share were outstanding under the Warrant Plan.

During 1999, the Company issued 210,000 warrants in connection with the issuance of 6% convertible debentures and determined them to have a total value of $215,000 on the date of issuance and recorded this amount as a discount against the convertible debentures (See Note 10). The Company issued an additional 250,000 warrants to an entity in connection with capital raising activities. The Company determined the fair value of these warrants to be $ 378,000 on the date of issuance and has recorded this amount as deferred financing charges, as a separate component of stockholders' equity to be amortized over the expected period of benefit. The Company also issued and additional 250,000 warrants to a consultant of the Company for services performed. The Company determined the fair value of these warrants to be $648,000 on the date of issuance and charged this amount to earnings on that date.

Of the 2,710,000 warrants outstanding at December 31, 1999, 500,000 expire during 2000; 210,000 expire during 2002; 1,000,000 expire on April 24, 2003; and 1,000,000 expire on April 24, 2008.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                         NOTES TO CONSOLIDATED FINANCIAL
                                   STATEMENTS
                                   (CONTINUED)

    Note 13.    Income Taxes

    Income tax expense (benefit) attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income from continuing operations as a result of the following:

                                                        1999           1998
                                                    ------------    ----------
      Computed "expected" tax benefit               $ (1,754,000)   $  (86,000)
      Increase in valuation allowance                  1,137,000        86,000
      Non-deductible warrant and beneficial
        conversion expenses                              473,000            --
      Non-deductible amortization of goodwill             40,000            --
      Non-deductible stock option expense                 77,000            --
      Other                                               27,000            --
                                                    ------------    ----------
                                                    $         --    $       --
                                                    ============    ==========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are presented below:

      Deferred tax assets:
          Accounts receivable, principally due to allowance for  $      29,000
            doubtful accounts
          Net operating loss carryforwards                           1,457,000
          Other                                                          6,000
                                                                 -------------
              Total gross deferred tax assets                        1,492,000
          Less valuation allowance                                 ( 1,409,000)
                                                                 -------------
              Net deferred tax assets                                   83,000
                                                                 -------------
      Deferred tax liabilities:
          Plant and equipment, principally due to differences
            in depreciation                                            (83,000)
                                                                 -------------
      Net deferred tax asset                                         $      --
                                                                 =============

The valuation allowance for deferred tax assets as of December 31, 1999 was $1,409,000. The net change in the total valuation allowance for the year ended December 31, 1999 was an increase of $1,137,000. At December 31, 1999, the Company has net operating loss carryforwards of $4,284,000 which are available to offset future federal taxable income, if any, with expirations through 2019.

Note 14. Issuance of Common Stock

During the year ended December 31, 1999, the Company issued 9,424,708 shares of common stock. The following table summarizes the shares of common stock issued:

      Shares outstanding December 31, 1998                    11,460,249
          Shares issued for cash                               5,730,000
          Shares issued for acquisitions                       2,075,000
          Shares issued for syndication costs                  1,087,910
          Shares issued for compensation and services            531,798
                                                            ------------
      Shares outstanding December 31, 1999                    20,884,957

                    CLEARWORKS.NET, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

During 1999, the Company issued 5,730,000 shares of its common stock for cash in three separate issuances. The first issuance was 2,930,000 shares for cash consideration of $831,000 and was in accordance with the transactional exemption from registration afforded by Rule 504 of Regulation D, as promulgated under
Section 3(b) of the Securities Exchange Act of 1933. The second issuance was 1,000,000 shares of restricted common stock to two entities, neither of which is affiliated with a director or executive officer of the Company, for cash consideration of $500,000 each or an aggregate of $1,000,000. The third issuance was 1,800,000 shares of common stock to one entity, which is not affiliated with a director or executive officer of the Company, for cash consideration of $450,000.

The Company issued 2,000,000 shares of its restricted common stock for the acquisition of United Computing Group, Inc. and United Consulting Group, Inc. and 75,000 shares of its restricted common stock for the acquisition of Archer Mickelson Technologies, LLC.

The Company issued 1,087,910 shares of its common stock to certain persons or entities as compensation for syndication services on behalf of the Company in completing its Rule 504 placement of common stock as discussed above.

The Company issued 531,798 shares of its restricted common stock to certain employees of the Company and non-affiliated personnel as compensation for services to the Company. The Company charged as compensation expense the fair value of the common stock on the date of issuance.

Note 15. Major Customers

During the year ended December 31, 1999, the Company had sales to the Texas A&M University system that accounted for 12% of total revenues for the year. During the period ended December 31, 1998, the Company had sales to Enron Corp. that accounted for 20% of total revenues for the year.

Note 16. Industry Segments

The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." At December 31, 1999 the Company's three business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into three reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

CLEARWORKS COMMUNICATIONS, INC. subsidiary focuses primarily on the delivery of integrated voice, video and data services to the residential and commercial marketplace. Its proprietary technology enables it to proceed into the voice, video and data market for bundled consumption. The Company deploys dial tone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, security monitoring and a community intranet as a Bundled Digital Service into the home or office. ClearWorks Communications provides solutions to consumers by implementing technology, both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, video and data solutions directly to consumers.

CLEARWORKS STRUCTURED WIRING SERVICES, INC. subsidiary focuses primarily on developing residential, commercial and educational accounts for deployment of structured wiring solutions and sale of audio and visual equipment to new construction single family and multi-family dwelling units. These customers consist of companies, school districts and universities and individuals that seek outside expertise to deploy fiber-optic and copper-based structured wiring solutions. ClearWorks Structured Wiring Services generates revenue through time and materials billings, consulting contracts, service and support contracts

CLEARWORKS INTEGRATION SERVICES, INC. subsidiary provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, resale of network hardware, implementation of network hardware and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks ("LAN"), as well as Wide Area Networks ("WAN") analysis and server deployment.

The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Summarized financial information concerning the Company's reportable segments is shown below in the following table:

                                                             CLEARWORKS         CLEARWORKS
                                          CLEARWORKS         STRUCTURED         INTEGRATION     CORPORATE AND
                                        COMMUNICATIONS         WIRING            SERVICES        ELIMINATIONS       CONSOLIDATED
                                        ---------------    ---------------    ---------------   ---------------    ---------------
Year ended December 31, 1999:
  Revenues from unaffiliated customers .         42,000          1,383,000          1,607,000              --            3,032,000
  Segment profit (loss) ................       (419,000)          (127,000)           111,000        (3,758,000)        (4,193,000)
  Total assets .........................      1,771,000            784,000          3,183,000         8,020,000         13,758,000
  Capital expenditures .................      1,778,000             92,000             24,000           100,000          1,994,000
  Depreciation and amortization ........         14,000             38,000              1,000           152,000            205,000
Year Ended December 31, 1998:
  Revenues from unaffiliated customers .           --              555,000            535,000              --            1,090,000
  Segment profit (loss) ................           --               16,000             33,000          (207,000)          (158,000)
  Total assets .........................           --               42,000             47,000         1,101,000          1,190,000
  Capital expenditures .................           --                 --                 --             208,000            208,000
  Depreciation and amortization ........           --               13,000               --              71,000             84,000

The following reconciles segment profit (loss) to loss from operations per the 1999 and 1998 consolidated statements of operations:

                                                       1999             1998
                                                    -----------     -----------
Total loss from reportable segments ............    $(4,193,000)    $  (158,000)
Depreciation and amortization ..................       (205,000)        (84,000)
                                                    -----------     -----------
  Loss from operations .........................     (4,398,000)       (242,000)

Note 17.    Subsequent Events

On February 14, 2000, Candlelight converted $1,500,000 face value and accrued interest thereon of the convertible debentures into 724,760 shares of common stock. Additionally, on March 15, 2000, the Company issued to Candlelight the remaining $2,000,000 face value of the 6% convertible debentures together with warrants to purchase 140,000 shares of common stock. (See Note 10).

On March 17, 2000, ClearWorks Home Systems, Inc. acquired all of the assets of Secure-All Security, a sole proprietorship owned by Ronnie Evans. Secure-All Security is in the business of selling and installing security systems and monitoring the systems it installs. The Company paid Ronnie Evans $225,000 and 34,000 shares of common stock for the assets of Secure-All Security. The common stock was valued at approximately $9 per share for purposes of this transaction. The Company assumed liabilities of Secure-All Security totaling $131,000.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS AT
                       June 30, 2000 And December 31, 1999


                                                               JUNE 30, 2000    DECEMBER 31, 1999
                                                               -------------    -----------------
          ASSETS                                                (Unaudited)

Current assets:
  Cash and cash equivalents ................................   $      86,023    $       1,247,000
  Accounts receivable, net of allowance for doubtful
    accounts of $343,081 and $93,081, respectively .........       5,076,338            3,388,000
  Stock subscription receivable ............................                              450,000
  Inventories ..............................................       1,043,975              332,000
  Prepaid expenses and other current assets ................         163,475              229,000
                                                               -------------    -----------------
        Total current assets ...............................       6,369,811            5,646,000
                                                               -------------    -----------------
Property and equipment, net ................................       3,843,671            2,256,000
                                                               -------------    -----------------
Other assets:
  Goodwill, net ............................................       5,343,360            5,449,000
  Deferred financing costs .................................         311,869              378,000
  Other ....................................................       1,057,026               29,000
                                                               -------------    -----------------
                                                                   6,712,255            5,856,000
                                                               -------------    -----------------
        Total assets .......................................   $  16,925,737    $      13,758,000
                                                               =============    =================
          LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable, trade ..................................   $   4,274,930    $       3,197,000
  Accrued expenses .........................................       1,494,384              461,000
  Current maturities of long-term debt .....................       1,403,724              860,000

  Note payable, shareholder ................................            --                150,000
                                                               -------------    -----------------
        Total current liabilities ..........................       7,173,038            4,668,000
                                                               -------------    -----------------
Long-term debt, net of current maturities ..................          41,869              535,000
                                                               -------------    -----------------
6% Convertible debentures, net of discount .................       3,035,850            2,785,000
                                                               -------------    -----------------
Shareholders' equity:
Common stock, $.001 par value; 50,000,000 shares authorized;
22,794,458 and 20,884,957 shares issued and outstanding
June 30, 2000 and December 31, 1999, respectively ..........          22,795               21,000
  Additional paid-in capital ...............................      21,411,514           11,472,000
  Stock subscription receivable ............................        (600,000)                --
  Deferred financing charges ...............................      (1,234,171)            (285,000)
  Accumulated deficit ......................................     (12,925,158)          (5,438,000)
                                                               -------------    -----------------
                                                                   6,674,980            5,770,000
                                                               -------------    -----------------
        Total liabilities and shareholders' equity .........   $  16,925,737    $      13,758,000
                                                               =============    =================

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                   (UNAUDITED)

                                                         THREE MONTHS      THREE MONTHS      SIX MONTHS        SIX MONTHS
                                                        ENDED JUNE 30,    ENDED JUNE 30,    ENDED JUNE 30,    ENDED JUNE 30,
                                                             2000             1999               2000             1999
                                                        --------------    --------------    --------------    --------------
                                                                            (RESTATED)                          (RESTATED)
Revenues:
   ClearWorks Integration Services ..................   $    6,284,700    $      356,177    $   10,939,813    $      599,644
   ClearWorks Home Systems ..........................          426,890              --             729,658              --
   ClearWorks Structured Wiring .....................          177,712           237,823           333,677           425,356
   ClearWorks Communications ........................          693,016              --             973,918              --
                                                        --------------    --------------    --------------    --------------
                                                             7,582,318           594,000        12,977,066         1,025,000
                                                        --------------    --------------    --------------    --------------
Costs and expenses:
    ClearWorks Integration services and materials ...        5,615,885           146,400         9,612,034           290,349
    Home Systems services and materials .............          935,650              --           1,127,785              --
    Structured Wiring services and materials ........          220,293           341,600           268,570           327,651
    Communications services and materials ...........          941,511              --           1,151,374              --
    Selling, general and administrative expenses ....        1,661,783         1,207,000         3,125,586         1,304,000
    Depreciation and amortization ...................          496,725            44,000           819,752            86,000
                                                        --------------    --------------    --------------    --------------
                                                             9,871,847         1,739,000        16,105,101         2,008,000
                                                        --------------    --------------    --------------    --------------
Loss from operations ................................       (2,289,529)       (1,145,000)       (3,128,035)         (983,000)
Other income/(expense):
    Interest income .................................            2,013                               8,768
    Interest expense ................................       (2,373,863)           (8,000)       (4,367,891)          (13,000)
                                                        --------------    --------------    --------------    --------------
Loss before income taxes ............................       (4,661,379)       (1,153,000)       (7,487,158)         (996,000)
                                                        --------------    --------------    --------------    --------------
Income taxes, net of valuation allowances ...........             --                --                --                --
                                                        --------------    --------------    --------------    --------------
Net loss ............................................   $   (4,661,379)   $   (1,153,000)   $   (7,487,158)   $     (996,000)
                                                        ==============    ==============    ==============    ==============
Loss per share:
    Basic ...........................................             (.21)             (.08)             (.34)             (.07)
    Diluted .........................................             (.21)             (.08)             (.34)             (.07)

Weighted average number of common shares outstanding:
    Basic ...........................................       22,029,589        14,473,856        21,850,835        14,473,856
    Diluted .........................................       22,029,589        14,473,856        21,850,835        14,473,856

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                                   (UNAUDITED)

                                                                   SIX MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                                             2000                        1999
                                                                  --------------------------    --------------------------
Cash flows from operating activities:                                                                   (Restated)
  Net loss ....................................................   $               (7,487,158)   $                 (996,000)
                                                                  --------------------------    --------------------------
Adjustments to reconcile net loss to net cash
    used by operating activities, net of
     acquisitions:
       Depreciation and amortization ..........................                      819,752                        86,000
       Stock issued for compensation and services .............                      106,350                       800,000
       Non-Cash interest expense ..............................                    3,417,463                          --
       Amortization of deferred financing charges, costs and debt
         discount .............................................                      704,988                          --
       (Increase) Decrease  in accounts receivable, net .......                   (1,688,338)                     (801,000)
       (Increase) Decrease in inventories .....................                     (711,975)                      (22,000)
       (Increase) Decrease in prepaids and other assets .......                      136,300                       (24,000)
       Increase in accounts payable ...........................                      538,415                       577,000
       Increase (Decrease) in accrued expenses ................                      909,725                      (154,000)
                                                                  --------------------------    --------------------------
  Net cash used by operating activities .......................                   (3,254,478)                     (534,000)

Cash flows from investing activities:
       Acquisitions, net ......................................                     (225,000)                      (35,000)
       Capital expenditures ...................................                   (1,578,323)                   (1,339,000)
                                                                  --------------------------    --------------------------
  Net cash used by investing activities .......................                   (1,803,323)                   (1,374,000)

Cash flows from financing activities:
       Net repayments of notes payable ........................                      (99,407)                       (6,000)
       Proceeds from issuance of convertible debentures .......                    4,000,000                          --
       Payments of deferred financing costs ...................                     (408,000)                         --
       Payments of syndication costs ..........................                      (45,769)                         --
       Proceeds from common stock sales, net ..................                         --                       1,853,000
       Decrease in stock subscription receivable ..............                      450,000
                                                                  --------------------------    --------------------------
  Net cash provided by financing activities ...................                    3,896,824                     1,847,000

  Net decrease in cash ........................................                   (1,160,977)                      (61,000)

Cash at the beginning of the period ...........................                    1,247,000                       162,000
                                                                  --------------------------    --------------------------
Cash at the end of the period .................................   $                   86,023    $                  101,000
                                                                  ==========================    ==========================
Supplemental disclosures of cash flow
        Interest expense paid .................................   $                  296,017    $                   14,000
Supplemental disclosures of non-cash
Issuance of common stock for asset acquisitions ...............   $                  306,000                          --
       Fair value of assets acquired ..........................                         --      $                   38,000
       Fair value of capital stock issued .....................                         --      $                    4,000
       Liabilities assumed ....................................                         --      $                   35,000

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND YEAR ENDED DECEMBER 31, 1999

                                                           ADDITIONAL    DEFERRED       STOCK      RETAINED EARNINGS      TOTAL
                                SHARES OF       COMMON      PAID-IN      FINANCING   SUBSCRIPTION    (ACCUMULATED     SHAREHOLDERS'
                               COMMON STOCK     STOCK       CAPITAL       CHARGES     RECEIVABLE       DEFICIT)          EQUITY
                               ------------  -----------  ------------  -----------  ------------  -----------------  -------------
Balances, December 31, 1998 ..   11,460,249  $    11,000  $  1,152,000  $      --    $       --    $        (279,000) $     884,000

Stock issued for acquisitions     2,075,000        2,000     4,893,000         --            --                 --        4,895,000

Stock issued for cash, net of
registration fees and expenses    6,817,910        6,885     2,260,000         --            --                 --        2,266,885

Warrants issued for services .         --           --       1,026,000     (378,000)         --                 --          648,000

Stock issued for incentive
    compensation and services       531,798        1,000     1,276,000         --            --                 --        1,277,000

Beneficial conversion feature
for 6% convertible debenture.          --           --         650,000         --            --                             650,000

Warrants issued with
convertible debentures .......         --           --         215,000         --            --                 --          215,000

Amortization of deferred
financing charges ............         --           --            --         93,000          --                              93,000

Net loss .....................         --           --            --           --            --           (5,159,000)    (5,159,000)
                               ------------  -----------  ------------  -----------  ------------  -----------------  -------------
Balances, December 31, 1999 ..   20,884,957  $    20,885  $ 11,472,000  $  (285,000) $       --    $      (5,438,000) $   5,769,885
                               ============  ===========  ============  ===========  ============  =================  =============
(The following information
is unaudited)

Stock issued for acquisitions        34,000           34       305,966         --            --                 --          306,000

6% convertible debentures
converted to stock, net of
deferred financing costs and
discounts ....................    1,345,364        1,346     1,586,958    1,590,120          --                 --        3,178,424

Warrants issued for services .         --           --       3,712,522   (3,132,161)         --                 --          580,361

Stock issued for incentive
compensation and services ....       41,875           42       106,308         --            --                 --          106,350

Beneficial conversion feature
for 6% convertible debenture .         --           --       3,417,463         --            --                 --        3,417,463

Warrant issued with
convertible debentures .......         --           --         582,537         --            --                 --          582,537

Common stock issued for
warrant conversion ...........      488,262          488       599,512         --        (600,000)              --             --

Amortization of deferred
financing charges ............         --           --        (325,983)     592,870          --                 --          266,887

Syndications Costs ...........         --           --         (45,769)        --            --                 --          (45,769)

Net Loss .....................                                                                            (7,487,158)    (7,487,158)
                               ------------  -----------  ------------  -----------  ------------  -----------------  -------------

Balances, June 30, 2000 ......   22,794,458  $    22,795  $ 21,411,514  $(1,234,171) $   (600,000) $     (12,925,158) $   6,674,980
                               ============  ===========  ============  ===========  ============  =================  =============

See accompanying notes to consolidated financial statements.

                      CLEARWORKS.NET, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000
                                   (UNAUDITED)

Note 1.     Summary of Significant Accounting Policies

A)    UNAUDITED

       The unaudited financial statements included herein for the Company for the three and six months ended June 30, 2000 and 1999 have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission and include all adjustments which are, in the opinion of management, necessary for a fair presentation. Certain information and footnote disclosures required by generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the audited financial statements and related notes thereto for the annual periods ended December 31, 1999 and 1998.

B)     LIQUIDITY

       The ability of the Company to satisfy its obligations depends in part upon its ability to reach a profitable level of operations and securing short and long-term financing for development of its commercial and residential products. The Company is currently in discussions with other financial institutions to provide additional funding through a combination of debt and equity to fund its business plan. There is no assurance that short and long-term financing can be obtained to fulfill the Company's capital needs. Without the short or long-term financing, the Company will attempt to sell additional common stock to meet its current and future capital needs. If the Company is not able to obtain either short or long-term funding or funding through the sale of its common stock, the Company would be required to cut back its expansion plans and operate the facilities it currently has built, and fund its operations with internally generated funds from its integration, structured wiring and communications business units.

C)    CONSOLIDATION

      At June 30, 2000, the Company has four wholly owned subsidiaries:
      ClearWorks Communications, Inc., ClearWorks Structured Wiring Services, Inc., ClearWorks Home Systems, Inc., and ClearWorks IT Solutions, Inc. The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

D)    USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes and frequent new product introductions, all of which could impact the future value of the Company's assets.

E)    CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments purchased with an initial MATURITY of three months or less to be cash equivalents.

F)    PROPERTY AND EQUIPMENT

      Property and equipment are carried at cost less accumulated depreciation. Depreciation is calculated by using the straight-line method over the following useful lives:

                                                                  YEARS
                                                                  -----
            Head-end facilities                                      20
            Field operating equipment                               3-7
            Satellite demonstration equipment                         7
            Furniture, fixtures and office equipment                2-7

      Expenditures for maintenance and repairs are charged against income as incurred and major improvements are capitalized.

G)    INVENTORIES

      Inventories are valued at the lower of cost or market. The cost is determined by using the first in first out ("FIFO") method. Inventories consist primarily of materials, equipment and work in process.

H)    GOODWILL

      Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over five years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill may be impacted if the estimated future operating cash flows are not achieved.

I)    REVENUE RECOGNITION

      The Company recognizes revenue and the related costs at the time the services are rendered. Revenue is derived from fees charged for the delivery of Bundled Digital Services, integration services and cabling and wiring.

      Revenue from long-term contracts is recognized using the percentage of completion method, measured by the percentage of total costs incurred to date to estimated total costs for each contract. This is used because management considers actual costs to be the best available measure of progress on these contracts.

J)    EARNINGS (LOSS) PER COMMON SHARE

      The Company computes net income/(loss) per share pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic net income/(loss) per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net income/(loss) per share is determined in the same manner as basic net income/(loss) per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's convertible debt. For the three and six months ended June 30, 1999 and 2000, the dilutive effect of all stock options, warrants and convertible debt were not included in the calculation of diluted loss per share as the Company is reporting net losses for each period.

Note 2.  Restatement of Prior Years Results

      The results of operations for the three and six months ended June 30, 1999 have been restated to reflect adjustments recorded in connection with the Company's financial statements for the year ended December 31, 1999, as reported in the Company's annual report, as amended, in Form 10-KSB/A. Such adjustments resulted in additional compensation expense of $696,000 for the three and six months ended June 30,1999.

Note 3.     Business Combinations

      On May 9, 2000 ClearWorks Home Systems, Inc. entered into a letter of intent with Home Systems Integration (H.S.I.) to acquire substantially all of the assets of the business. H.S.I. is in the business of providing residential structured wiring, security systems, audio/video solutions and home automation. The transaction is still pending and is in dispute (See Item 2 Legal Proceedings concerning Valley First.)

Note 4.     Issuance of Common Stock

      During the six month period ended June 30, 2000, the Company issued 1,721,229 shares of common stock. The following table summarizes the shares of common stock issued:

      Shares outstanding December 31, 1999                  20,884,957
                                                            ----------
          Shares issued from 6% debenture conversion         1,345,364
          Shares issued for acquisitions                        34,000
          Shares issued for services                            41,875
          Shares issued for warrant conversion                 488,272
          Shares cancelled                                         (10)
                                                            ----------
      Shares outstanding June 30, 2000                      22,794,458

      The Company issued 1,345,364 shares of its common stock associated with conversion of the 6% convertible debentures.

      The Company issued 41,875 shares of its common stock associated with services performed for the Company.

      The Company issued 488,272 shares of its common stock associated with conversion of warrants.

      The Company issued 34,000 shares of its restricted common stock associated with the acquisition of Secure-All Security.

Note 5. Convertible Debentures

      On December 13, 1999, the Company closed a private placement transaction with Candlelight Investors, LLC, ("Candlelight") a Delaware limited liability company. In the private placement, the Company received from Candlelight a total of $3,000,000 in exchange for $3,000,000 total face value 6% convertible debentures due December 13, 2001, together with warrants to purchase up to 210,000 shares of common stock. The Company determined the warrants to have a total value of $265,000 on the date of issuance and recorded this amount as a discount against the convertible debentures.

      The warrants are exercisable at $3.16 per share. The debentures are convertible at the lower of $3.30 per share or 92 percent of the average of the three lowest closing bid prices for the Company's common stock during the 30 days immediately preceding conversion. However, if the average lowest closing price is less than $1.50 per share, then the conversion price of the debentures shall be equal to the average lowest closing price without modification.

      Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature was determined to be $650,000. The Company also gave Candlelight the right to acquire, upon total payment to the Company of $2,000,000, an additional $2,000,000 face value of debentures and additional warrants to purchase up to 140,000 shares of common stock.

      In connection with the private placement, the Company agreed not to sell any of its securities until July 4, 2000, unless the securities are (1) issued in connection with a public offering of at least $15 million, (2) in connection with an acquisition of additional businesses or assets or (3) as compensation to employees, consultants, officers or directors.

      On March 15, 2000, the Company issued an additional $2,000,000 of 6% convertible debentures to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the convertible debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to $1,701,000.

      The 6% convertible debentures issued on March 15, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants to have a total value of $299,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debentures.

      On April 19, 2000, the Company issued an additional $2,000,000 of 6% convertible debenture to Candlelight with conversion features similar to those noted above. Because the conversion price of these debentures was less than the fair value of the Company's common stock on the date of issuance, the Company has recorded as interest expense the value of the beneficial conversion feature. The value of the beneficial conversion feature exceeded the carrying value of the debentures (net of discount allocable to detachable warrants discussed below), therefore, the charge to interest expense was limited to $1,716,000.

      The 6% convertible debentures issued on April 19, 2000 were also issued with detachable warrants, exercisable at $3.16 per share. The warrants can be converted into 140,000 shares of common stock. The Company determined the warrants have a total value of $284,000 on the date of issuance and recorded this amount as a discount against the convertible debentures. This discount will be amortized to interest expense over the term on the convertible debentures.

      In February, May and June 2000 Candlelight converted $3,500,000 total face value of the 6% convertible debentures into 1,345,364 shares of common stock. At the dates of these conversions, the Company charged a total of deferred financing charges, accrued interest and convertible discount of $1,911,696 to additional paid-in capital.

Note 6.  Subsequent Events

      The Company plans to issue 100,000 warrants to IntraTech in connection with the April 19 Candlelight transaction.

      On July 13, 2000 the Company announced that its subsidiaries ClearWorks Integration Services, Inc. and United Computing Group, Inc. would be merged and operate as ClearWorks IT Solutions, Inc. Kevan Casey will continue as President.

      On July 20, 2000 the Company received conversion notice from Candlelight to convert $150,000 of the outstanding 6% convertible debentures into 49,511 shares of common stock.

      On July 25, 2000 the Company entered into a letter of intent to acquire LDConnect.com, a voice-over-ip (VOIP) worldwide long distance provider. The acquisition of LDConnect.com is anticipated to add $4 million in new revenues to the Company in the first twelve months of operation.

      In July 2000 the Company granted approximately 888,000 shares of stock to its employees. This bonus will result in a non-cash compensation expense of approximately $4.0 million.

      On August 3, 2000 the Company entered into a letter of intent to acquire Link2 Communications, a nationwide provider of high speed wireless broadband access. The acquisition of Link2 Communications is anticipated to add approximately $10 million in new revenues to the Company in the first 12 months of operation and provide the Company with a strategic arm in which to address the large retrofit market in wireless Bundled Digital Services.

      On August 7, 2000 the Company received conversion notice from Candlelight to convert $740,000 of the outstanding 6% convertible debentures into 270,717 shares of common stock.

      On August 10, 2000 the Company received conversion notice from Candlelight to convert $400,000 of the outstanding 6% convertible debentures into 146,404 shares of common stock.

      On August 10, 2000 the Company's chief executive officer elected to exercise 210,000 through a cash payment of $630,000.

      On August 15, 2000 the Company announced it had signed a letter of intent to merge with Eagle Wireless International. Terms of the merger call for each ClearWorks.net shareholder to receive four shares of Eagle for each five shares of ClearWorks.Net. After obtaining all necessary approvals it is hoped that the deal could close in the next three to six weeks.

              On August 15, 2000, the Company received conversion notice from Candlelight to convert $200,000 of the outstanding 6% convertible debentures into 73,261 shares of common stock.

Note 7: Industry Segments

      The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." At December 31, 1999 the Company's three business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into three reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.

      CLEARWORKS COMMUNICATIONS, INC. subsidiary focuses primarily on the delivery of integrated voice, video and data services to the residential and commercial marketplace. Its proprietary technology enables it to proceed into the voice, video and data market for bundled consumption. The Company deploys dial tone, multi-channel digital video services, dedicated Internet connectivity, on-demand video rental, voicemail, security monitoring and a community intranet as a Bundled Digital Service into the home or office. ClearWorks Communications provides solutions to consumers by implementing technology, both within the community and within the home. Within the residential community, ClearWorks Communications is installing fiber optic backbones to deliver voice, video and data solutions directly to consumers.

    CLEARWORKS STRUCTURED WIRING SERVICES, INC. subsidiary focuses primarily on developing residential, commercial and educational accounts for deployment of structured wiring solutions and sale of audio and visual equipment to new construction single family and multi-family dwelling units. These customers consist of companies, school districts and universities and individuals that seek outside expertise to deploy fiber-optic and copper-based structured wiring solutions. ClearWorks Structured Wiring Services generates revenue through time and materials billings, consulting contracts, service and support contracts.

      CLEARWORKS IT SOLUTIONS, INC. subsidiary provides information technology staffing personnel, network engineering, vendor evaluation of network hardware, resale of network hardware, implementation of network hardware and support of private and enterprise networks. Additional services include desktop rollouts, multi-platform supports and Local Area Networks ("LAN"), as well as Wide Area Networks ("WAN") analysis and server deployment.

      CLEARWORKS HOME SYSTEMS, INC. subsidiary addresses new home building with the goal of integrating technology into the home. This includes structured wiring, security systems, audio/video solutions and home automation. As such, the primary customers of ClearWorks Home Systems are major builders and the home buyers themselves. Many of the systems installed are bundled into the mortgage of the actual home. The company integrates with its counterparts in delivery the key systems inside the home to prepare the home for high speed data services and other future technologies.

The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes and non-recurring items.

Summarized financial information concerning the Company's reportable segments is shown below in the following table:


                                               CLEARWORKS     STRUCTURED                  CLEARWORKS    CORPORATE AND
                                             COMMUNICATIONS     WIRING     IT SOLUTIONS  HOME SYSTEMS   ELIMINATIONS   CONSOLIDATED
                                             --------------   ----------   ------------  ------------   ------------   ------------
Six Months Ended June 30, 2000
  Revenues from unaffiliated customers .....        973,918      333,677     10,939,813       729,658           --       12,977,066
  Segment profit (loss) ....................       (507,560)     (32,685)       314,194      (628,845)    (1,453,387)    (2,308,283)
  Total assets .............................      3,698,381    1,054,244      4,265,305       769,950      7,137,857     16,925,737
  Capital expenditures .....................      1,096,130       81,969         16,101        69,065        315,058      1,578,323
  Depreciation and amortization ............         74,723        1,356          5,650         7,844        730,179        819,752

Three Months Ended June 30, 2000
  Revenues from unaffiliated customers .....        693,015      177,713      6,284,700       426,890           --        7,582,318
  Segment profit (loss) ....................       (339,170)     (80,557)       164,846      (721,498)      (816,425)    (1,792,804)
  Total assets .............................      3,698,381    1,054,244      4,265,305       769,950      7,137,857     16,925,737
  Capital expenditures .....................         66,231         --             --            --             --           66,231
  Depreciation and amortization ............         50,063         --             --           1,384        445,278        496,725

Six Months Ended June 30, 1999
  Revenues from unaffiliated customers .....           --        425,356        599,644          --             --        1,025,000
  Segment profit (loss) ....................           --        (32,605)       314,194          --       (1,178,589)      (897,000)
  Total assets .............................           --        369,659        259,845          --        2,698,496      3,328,000
  Capital expenditures .....................           --         16,374        251,683          --        1,070,943      1,339,000
  Depreciation and amortization ............           --          1,356          5,650          --           78,994         86,000

Three Months Ended June 30, 1999
  Revenues from unaffiliated customers .....           --        155,965        438,035          --             --          594,000
  Segment profit (loss) ....................           --         45,774        149,348          --       (1,296,122)    (1,101,000)
  Total assets .............................           --        369,659        259,845          --        2,698,496      3,328,000
  Capital expenditures .....................           --         16,374        251,683          --          657,943        926,000
  Depreciation and amortization ............           --          2,445          5,650          --           35,905         44,000

The following reconciles segment profit (loss) to income (loss) from operations for the three and six months ended June 30, 2000 and 1999 Consolidated Statements of Operations:

                                                 THREE MONTHS ENDED   THREE MONTHS ENDED   SIX MONTHS ENDED   SIX MONTHS ENDED
                                                    JUNE 30, 2000       JUNE 30, 1999        JUNE 30, 2000      JUNE 30, 1999
                                                 ------------------   ------------------   ----------------   ----------------
Total profit (loss) from reportable segments ..          (1,792,804)          (1,101,000)        (2,308,283)          (897,000)
Depreciation and amortization .................            (496,725)             (44,000)          (819,752)           (86,000)
Income (loss) from operations .................          (2,289,529)          (1,145,000)        (3,128,035)          (983,000)

Note 8.     Commitments and Contingent Liabilities

      LEGAL PROCEEDINGS

      Coinciding with the reverse merger with Southeast, the former management of Southeast established a trust to provide for the orderly liquidation of any alleged claims existing as of the date of acquisition. Certain stockholders of Southeast have contributed 86,000 free trading shares of the Company's common stock to the trust to satisfy approximately $150,000 of alleged claims. Due to the resignation of the trustee, the trust shares have been deposited in the registry of the Harris County Texas District Court, and the Company has been named a nominal defendant in an Interpleader action. The Company intends to vigorously defend its position by requesting the court release the stock for payment of all alleged claims as was originally intended. The Company's management does not expect the results of this legal proceeding will have a material adverse effect on the Company's financial condition or results of operations.

      The Company is currently a plaintiff in ClearWorks.net, Inc. v. Michael C.Callihan and Linda Callihan. The suit was filed February 25, 2000 after attempts to mediate were unsuccessful alleging causes of action based on breach of contract, breach of warranty, fraud in stock transactions and common law fraud. The facts underlying the lawsuit are as follows: On or about May 21, 1998, the principal shareholder of Team Renaissance, Inc. entered into a merger agreement with ClearWorks. Shortly thereafter, the principal shareholder, Michael Callihan, requested that the Company pay in full promissory notes in which Mr. Callihan was the payee. However, those promissory notes were neither disclosed in the merger agreement nor attached to the merger agreement as exhibits. A dispute arose between ClearWorks and Mr. Callihan regarding the validity of the promissory notes. Additionally, a dispute arose regarding credit card accounts held in the name of Mr. Callihan which Mr. Callihan claims are the obligation of the Company and which the Company claims are the personal debt of Mr. and Mrs. Callihan. Also, prior to closing, ClearWorks learned that the Callihans had failed to make payments to its employees and contractors, and had also failed to pay its suppliers, in direct violation of the merger agreement between the parties. In this suit, ClearWorks seeks return of shares previously issued to Mr. Callihan in connection with the events underlying the suit. The Company intends to continue to vigorously prosecute its claims against the Callihans.

      The Company is currently a defendant in Tim Pennington v. ClearWorks Technologies, Inc. and James W. Walters. Tim Pennington has recently filed a petition asserting claims against the Company. These claims allegedly first arose with Mr. Pennington's employment with Southeast Tire Recycling, Inc. Mr. Pennington claims that he had an employment agreement with Southeast Tire Recycling, Inc. providing him with options to purchase up to 175,000 shares of free trading stock, 100,000 shares of restricted stock, and an additional 50,000 shares for every six (6) months of Pennington's employment. Pennington claims that his employment agreement was breached by Southeast Tire prior to the merger. Pennington also claims that he was also the owner of 300,000 shares of common stock of Southeast Tire. Pennington's claims are addressed to ClearWorks, although the alleged misconduct was not the conduct of ClearWorks but that of its predecessor, Southeast Tire, and its shareholders, officers and directors. Pennington's claims are grounded in fraud, state and federal securities fraud, and conversion. Pennington seeks a judgment in excess of $100,000 plus punitive damages, court cost, attorneys' fees and interest. The Company has filed its answer to the recent filing by Pennington. The answer was due on March 1, 2000. The Company intends to vigorously defend the claim and to raise affirmative defenses on behalf of the Company, such as estoppel, latches and that Pennington's claims are not against the Company, but are against former officers, directors, and shareholders.

      The Company also currently is a defendant in Robert Horn vs. ClearWorks Technologies, Inc. The suit was filed March 25, 1999, alleging causes of action based on breach of contract in the amount of approximately $200,000. The facts underlying this lawsuit are as follows: Robert Horn entered into an employment agreement with the Company effective April 1, 1998. The employment agreement contained a condition precedent which stated: "The completion and subsequent release of escrow money associated with the initial 504 offering of the Company's securities on or before May 1, 1998, is a condition precedent to the obligation of any party hereunder." The condition precedent was not met because the Company did not have a 504 offering prior to May 1, 1998. On July 1, 1998, Mr. Horn tendered his notice of resignation effective July 31, 1998. On March 25, 1999, Mr. Horn filed a lawsuit claiming that the Company had terminated Mr. Horn's employment without cause. The Company filed an answer on April 16, 1999, denying the claim and asserting its affirmative defenses. The Company is vigorously contesting these claims by Robert Horn on the basis that they are without merit.

      The Company is a defendant in Sherman Gerald Mason, d/b/a Castle Developments, Ltd. v. ClearWorks.net, Inc. formerly ClearWorks Technologies, Inc.. On December 17, 1999, Sherman Gerald Mason d/b/a Castle Developments, Ltd. filed suit against the Company. In his Original Petition, Mr. Mason alleges the breach of a consulting agreement with the Company and seeks recovery of 500,000 shares of stock. He also seeks recovery of alleged monthly retainer payments in an undisclosed amount and seeks injunctive relief. The Company has filed an answer disputing all liability, asserting that the contract was terminable and that the contract is not enforceable because of the prior breaches of the consulting agreement by Mr. Mason.

      This suit was only recently served upon the Company. The Company has answered. No discovery has been propounded and no scheduling order or trial date has been entered in connection with the case.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Texas law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933. True and correct copies of
Article 2.02 and 2.02.1 of the Texas Business Corporations Act that address indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

In addition, Article 2.02-1(B) of the Texas Business Corporation Act and Eagle's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability in circumstances which (1) the person was found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or (2) the person is found liable to the corporation.

The effect of these provisions may be to eliminate the rights of Eagle and its stockholders (through stockholders' derivative suit on behalf of Eagle) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in situations described in clauses (1)-(2) of the preceding paragraph.

ITEM 21. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

EXHIBIT
NUMBER   TITLE
-------  -----

3(i)     Articles of Incorporation of Eagle Wireless International, Inc.

3(ii)    By-laws

4.1      Specimen of Share Certificate

5.1      Opinion of Richard O. Weed

10.1     Agreement and Plan of Reorganization with ClearWorks

21       Subsidiaries of Eagle Wireless, Inc.

23.1     Consent of Richard O. Weed

23.2     Consent of Independent Auditors (McManus & Co. for Eagle)

23.3     Consent of Independent Auditors (KPMG for ClearWorks)

23.4     Consent of Independent Auditors (McManus & Co. for ClearWorks)

23.5     Consent of Person About to be named a Director, Michael T. McClere

23.6     Consent of Person About to be named a Director, Shannon D. McLeroy

23.7     Consent of Person About to be named a Director, Raymond G. Harrell, III

27       Financial Statement Schedules

99.1     Articles 2.02 and 2.02.1 of the Texas Business Corporations Act

99.2     Form of Eagle Proxy Card

99.3     Form of ClearWorks Proxy Card

ITEM 22. UNDERTAKINGS

1.  The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Eagle pursuant to Section 13 or Section 5(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed as the initial bona fide offering thereof.

4. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

 Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in League City, state of Texas, on November 9, 2000.

                                     EAGLE WIRELESS INTERNATIONAL, INC.
                                     A Texas Corporation

                                     By: /s/ DR. H. DEAN CUBLEY
                                             Dr. H. Dean Cubley,
                                             Director and President

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                           TITLE                 DATE


 /s/ H. DEAN CUBLEY             President, Chief Executive     November 9, 2000
     H. Dean Cubley             Officer, and Director

 /s/ RICHARD ROYALL             Chief Financial Officer        November 9, 2000
     Richard Royall

 /s/ CHRISTOPHER W. FUTER       Vice President, Director       November 9, 2000
     Christopher W. Futer

 /s/ A.L. CLIFFORD              Director                       November 9, 2000
     A.L. Clifford

 /s/ GLENN A. GOERKE            Director                       November 9, 2000
     Glenn A. Goerke

EXHIBIT INDEX

EXHIBIT
NUMBER      TITLE
-------     -----
 3(i)       Articles of Incorporation of Eagle          Previously filed
            Wireless International, Inc.

 3(ii)      By-laws                                     Previously filed

 4.1        Specimen of Share Certificate               Previously filed

 5.1        Opinion of Richard O. Weed                  Filed electronically

 10.1       Agreement and Plan of Reorganization        Filed electronically
            with ClearWorks

 21         Subsidiaries of Eagle Wireless, Inc.        Filed electronically

 23.1       Consent of Richard O. Weed                  Filed electronically

 23.2       Consent of Independent Auditors             Filed electronically
            (McManus & Co. for Eagle)

 23.3       Consent of Independent Auditors             To be filed by amendment
            (KPMG for ClearWorks)

 23.4       Consent of Independent Auditors             Filed electronically
            (McManus & Co. for ClearWorks)

 23.5       Consent of Person About to be named a       To be filed by amendment
            Director, Michael T. McClere

 23.6       Consent of Person About to be named a       To be filed by amendment
            Director, Shannon D. McLeroy

 23.7       Consent of Person About to be named a       To be filed by amendment
            Director, Raymond G. Harrell, III

 27         Financial Statement Schedules               To be filed by amendment

 99.1       Articles 2.02 and 2.02.1 of the Texas       Previously filed
            Business Corporations Act

 99.2       Form of Eagle Proxy Card                    Filed electronically

 99.3       Form of ClearWorks Proxy Card               Filed electronically